As filed with the Securities and Exchange Commission on February 3, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
NGTV
(Exact Name of Registrant as Specified in Its Charter)

California	4841	95-4809307
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

9944 Santa Monica Boulevard
Beverly Hills, California 90212
Telephone: (310) 556-8600  Facsimile: (310) 556-9024
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Principal Executive Offices)	Jay Vir, Co-President
9944 Santa Monica Boulevard
Beverly Hills, California 90212
Telephone: (310) 556-8600  Facsimile: (310) 556-9024
(Name, Address, Including Zip Code and Telephone Number,
Including Area Code, of Agent for Service)
As Soon as Practicable After the Effective Date of this Registration Statement.
(Approximate Date of Commencement of Proposed Sale to the Public)
Copies of communications to:

Jennifer A. Post, Esq. Richardson & Patel LLP 10900 Wilshire Boulevard, Suite 500 Los Angeles, California 90024 Telephone: (310) 208-1182 Facsimile (310) 208-1154	Steven Weinberger, Esq. Schneider Weinberger & Beilly, LLP 2200 Corporate Boulevard, N.W., Suite 210 Boca Raton, Florida 33431 Telephone: (561) 362-9595 Facsimile: (561) 362-9612
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.     ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐
CALCULATION OF REGISTRATION FEE

		Proposed
		Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate Offering	Registration
Securities to be Registered	Registered	Per Unit(1)	Price	Fee(5)

Units, consisting of one share of common stock, no par value per share and one warrant to purchase one half of one share of common stock(2)	6,732,592	$6.00(1)	$40,395,552(1)	$4,323

Common stock included in the units(3)	6,732,592	—	—	—

Warrants to purchase common stock included in the units(3)	6,732,592	—	—	—

Common stock underlying public warrants	3,366,296	$6.00(1)	$20,197,776(1)	$2,162

Common stock included in the underwriters warrant	416,667	$7.20(4)	$3,000,001(4)	$321

Common stock issuable upon exercise of the purchase warrants issuable to the underwriters upon exercise of the underwriters warrant	208,334	$7.20(4)	$1,500,005(4)	$161

Total	24,189,073		$125,686,662	$6,967

     In accordance with Rule 416 under the Securities Act of 1933, as amended, in order to prevent dilution, a presently indeterminable number of shares of common stock are registered hereunder which may be issued in the event of a stock split, stock dividend or similar transaction involving the common stock of the Registrant. No additional registration fee has been paid for these shares of common stock.
(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act. Assumes an offering price of $6.00 per unit, and $6.00 per share of common stock.
(2) Includes 4,166,667 units to be issued and offered for sale by the Registrant, and 1,940,925 units to be offered for sale by the selling security holders. Also includes 625,000 units the underwriters have the option to purchase from us to cover over-allotments, if any.
(3) Includes the common stock and warrants underlying each of the units registered hereby including the units issuable upon the exercise by the underwriters of the over-allotment option. Warrants may only be exercised for whole shares.
(4) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act. Warrants may only be exercised for whole shares, accordingly warrants must be exercised in even numbers at the whole share price. The warrants issuable to the underwriters are exercisable at $7.20, assuming an offering price of $6.00 per unit.
(5) All totals are rounded up to the nearest whole dollar amount.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY      , 2006
PRELIMINARY PROSPECTUS
6,107,592 Units
NGTV
     This prospectus covers our initial public offering of units consisting of one share of our common stock and one warrant to purchase one half of one share of our common stock. Of the 6,107,592 units offered hereby, 4,166,667 units are being offered by NGTV and 1,940,925 units are being offered by certain selling security holders. This prospectus also covers 625,000 units that may be offered by NGTV in the event the over-allotment option granted to the underwriters is exercised. We will not receive any of the proceeds from the sale of units by the selling security holders. Prior to this offering no public market has existed for the units, our common stock or warrants. The estimated initial public offering price is between $5.75 and $6.25 per unit.
     We have applied to have the units offered hereby approved for trading on the American Stock Exchange under the symbol “                  ”. The common stock and warrants will initially trade as a unit, until detached, upon 30 days prior written notice from the representative of the underwriters, which shall be determined in its sole and absolute discretion, but in no event less than 60 days immediately following the sooner of the date of this prospectus or the exercise of the over-allotment option. We have applied to have the common stock and warrants listed on the American Stock Exchange under the symbols “                  ” and “                  ”, respectively.
      An investment in our securities involves a high degree of risk. You should purchase our securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning at page 9.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total

Public Offering Price(1)	$	$
Underwriting Discounts with respect to the Units Sold by NGTV(2)	$	$
Proceeds to NGTV, before expenses(3)	$	$
Underwriting Discounts with respect to the Units Sold by the Selling Security Holders(4)	$	$
Proceeds to the Selling Security Holders(5)	$	$

(1)	The offering price to the public will be determined by negotiation between NGTV and Capital Growth Financial, LLC, the underwriters’ representative.
(2)	The underwriting discount with respect to the units sold by NGTV will be 10% of the offering price, or $0. per unit.
(3)	Does not include a non-accountable expense allowance in the amount of 2% of the gross proceeds of this offering (including the over-allotment option) and before deducting expenses of this offering that are estimated to be $650,000. Does not include the proceeds from the sale of the units by the selling security holders named herein. Does not include the proceeds to NGTV if all of the public warrants are exercised, which, if exercised would generate $ , based on the estimated number of units registered hereunder and at an assumed offering price of $6.00 per unit.
(4)	The underwriting discount with respect to the units sold by the selling security holders will be 5% of the offering price, or $ per unit. No portion of the expense allowance will be allocated to the selling security holders.
(5)	Does not include the proceeds from the sale of the units by NGTV.
     NGTV has granted the underwriters a 60-day option to purchase up to an additional 625,000 units from us to cover over-allotments. The underwriters are offering the units on a firm commitment basis. The underwriters expect to deliver the units to purchasers on or about                   , 2006.
Capital Growth Financial, LLC
The date of this prospectus is                   2006.
     We have not authorized anyone to provide you with information different from that contained in this prospectus. These securities may be sold only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the effective date of this offering, regardless of the time of delivery of this prospectus or of any sale of the securities. You must not consider that the delivery of this prospectus or any sale of the securities covered by this prospectus implies that there has been no change in our affairs since the effective date of this offering or that the information contained in this prospectus is current or complete as of any time after the effective date of this offering.
     We are not, and the underwriters are not, making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or the possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside of the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable in that jurisdiction.

INSIDE OF FRONT COVER GRAPHIC:
ONE, CONTINUOUS PICTURE OF A PILE OF OLD, BROKEN TELEVISION SETS; SOME WITH THE WORDS “UNCENSORED” “RAW” AND “REAL” WRITTEN ON THEIR SCREENS
INSERTED AT TOP OF PILE IS A FLAG CONTAINING THE “NGTV” LOGO.
GRAPHIC ALSO SHOWS STREAKS OF LIGHT; FIRE TORCHES AND OTHER EFFECTS GIVING THE APPEARANCE OF A DARK, BOMBED OUT ENVIRONMENT AKIN TO A WAR ZONE.
ACROSS THE TOP IS WRITTEN: “THE END OF TELEVISION AS YOU KNOW IT”
ACROSS THE BOTTOM IS WRITTEN: “LET THE REVOLUTION BEGIN”

Page No.

Prospectus Summary	1
Summary Financial Information	7
Risk Factors	9
Cautionary Statement Regarding Forward-Looking Statements	19
Use of Proceeds	19
Capitalization	21
Dilution	21
Market for Common Equity	22
Selected Financial Data	24
Management’s Discussion and Analysis of Financial Condition and Results of Operation	27
Business	38
Management	49
Certain Relationships and Related Party Transactions	58
Recent Bridge Financings	59
Security Ownership of Certain Beneficial Owners and Management	60
Selling Security Holders	63
Description of Our Securities	68
Shares Eligible For Future Sale	71
Indemnification, Limitation on Liability and Disclosure of Commission Position on Indemnification for Securities Act Liabilities	75
Underwriting	76
Experts	79
Legal Matters	80
Where You Can Find Further Information About Us	80
Transfer Agent	80
Index to Financial Statements	F-1
Exhibit 3.1
Exhibit 3.2
Exhibit 4.2
Exhibit 4.3
Exhibit 4.4
Exhibit 4.5
Exhibit 4.6
Exhibit 4.7
Exhibit 4.8
Exhibit 4.9
Exhibit 4.10
Exhibit 4.11
Exhibit 4.12
Exhibit 4.13
Exhibit 4.15
Exhibit 4.17
Exhibit 4.18
Exhibit 4.19
Exhibit 4.21
Exhibit 4.22
Exhibit 5
Exhibit 10.1
Exhibit 10.2
Exhibit 10.3
Exhibit 10.4
Exhibit 10.5
Exhibit 10.6
Exhibit 10.7
Exhibit 10.8
Exhibit 10.9
Exhibit 10.10
Exhibit 10.11
Exhibit 10.12
Exhibit 10.13
EXHIBIT 10.14
Exhibit 10.15
Exhibit 10.16
Exhibit 10.17
Exhibit 10.18
Exhibit 11
Exhibit 14.1
Exhibit 23.1

PROSPECTUS SUMMARY
      This summary highlights information from this prospectus and may not contain all of the information that is important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus, including our financial statements and the notes to those statements. All references in this prospectus to “NGTV”, “we”, “us”, the “company”, or “our” refer to NGTV unless the context otherwise indicates.
NGTV
      We develop uncensored music and celebrity television programs intended to provide celebrities, including actors and musical artists, an opportunity to express themselves publicly in an environment free of customary television editing. Our television programming is intended to show today’s hottest celebrities in a fun and candid light without censorship. Some of our programming contains profanity and limited nudity which are elements of celebrity news and lifestyle programming generally not seen and not broadcast on network television. Our programs allow musical artists an outlet to express themselves creatively and artistically by airing their music videos and live performances without deleting content that would be inappropriate for general audiences. To this end we have accumulated an extensive library of such footage in preparation for the initial airing and “launch” of our programming scheduled for third quarter 2006.
      Our broadcast distribution will begin as a pay television service available on cable television through iN DEMAND, a multiple system operator providing pay-per-view movies and other programming to consumers through numerous local and regional cable operators throughout the United States. Consumers will initially have the opportunity to purchase our pay television service through iN DEMAND on a pay-per-day or pay-per-view basis, or as part of a Video-On-Demand or Subscription Video-On-Demand basis. We intend to expand distribution of our pay television service through additional cable and satellite operators and other multiple system operators at our earliest opportunity to increase the availability of our programming throughout the United States and in foreign markets. Assuming our programming and branding are successful, we may expand our programming hours up to an all day premium channel.
      Our content has a fast paced tempo, showcasing popular celebrities and musicians in interviews and candid situations with an edgy feel. We promote a youth oriented, high energy, feel throughout all of our programming by actively seeking racy interviews and situations with artists and celebrities. Our programming will focus on top celebrities and musical artists who have broad public recognition and appeal. We are branding our programming as “No Good Television” and also make use of related brand concepts including “No Good TV” and “NGTV” which we believe will appeal to a youth market and which are consistent with providing an uncensored and non-mainstream view of celebrities and musical artists.
      We have created over 10,000 hours of video footage including over one thousand interviews with prominent celebrities in the television and movie industries. This represents raw, uncut and full-length footage of celebrity interviews and situations that we will edit and combine with newly acquired footage to comprise our finished programs. We believe that this library and the notoriety of the prominent celebrities we have already captured on film will be a major draw for subscribers to our programming. We have covered and will continue to cover live entertainment events, music concerts, sporting and popular culture events as well as celebrity parties as part of our programming. An important draw to our subscribers will be the contemporary nature of our programming, and accordingly we are continuously accumulating new raw video footage for inclusion in our programming.
      The following is a partial list of celebrities, including movie and television stars and music artists, in our library of video footage who we have interviewed and/or have director’s cut music videos. The inclusion of any name on this list or in this prospectus does not imply and should not be construed as an endorsement by such person of the company, the company’s proposed programming, or this offering of units.
50 Cent
Adam Sandler
Alec Baldwin
Alicia Keys
Andy Garcia
Angelina Jolie
Ashley Judd
Ashley Simpson
Ashton Kutcher

Avril Lavigne
Beastie Boys
Ben Affleck
Ben Stiller
Benicio Del Toro
Beyonce
Billy Bob Thornton
Black Crowes
Black Eyed Peas
Blink 182
Bob Newhart
Brad Pitt
Britney Spears
Bruce Willis
Cameron Diaz
Carrie Underwood
Chad Michael Murray
Charlie Sheen
Charlize Theron
Cher
Christopher Walken
Coldplay
Colin Farrell
Danny Devito
Denzel Washington
Diane Keaton
Drew Barrymore
Dustin Hoffman
Ed Harris
Eddie Murphy
Edward Burns
Elijah Wood
Ellen DeGeneres
Elton John
Eminem
Eric Bana
Fall Out Boy
Foo Fighters
Frances McDormand
Gary Sinise
George Clooney
Glenn Close
Green Day
Greg Kinnear
Halle Berry
Harrison Ford
Hayden Christensen
Hilary Swank
Holly Hunter
Hugh Jackman
Ice Cube
Ja Rule
Jake Gyllenhaal
James Caan
Jamie Foxx
Janet Jackson
Jason Lee
Jay Z
Jennifer Connelly
Jennifer Garner
Jennifer Lopez
Jeremy Piven
Jessica Alba
Jessica Biel
Jessica Simpson
Jim Carrey
John Cusack
John Travolta
Johnny Depp
Jon Favreau
Julia Roberts
Julianne Moore
Kanye West
Kate Bosworth
Kate Hudson
Keanu Reeves
Kelly Clarkson
Kevin Costner
Kiefer Sutherland
Kirsten Dunst
Larry King
Lenny Kravitz
Lil’ Jon & the East Side Boyz
Lindsay Lohan
Linkin Park
LL Cool J
Ludacris
Madonna
Mariah Carey
Mark Wahlberg
Martin Lawrence
Matt Damon
Matt Dillon
Matthew McConaughey
Meg Ryan
Michael Caine
Michael Douglas
Missy Elliot
Morgan Freeman
My Chemical Romance
N’Sync
Naomi Watts
Nelly
Nicolas Cage
Nicole Kidman
Nine Inch Nails
Orlando Bloom
Outkast
Owen Wilson
P. Diddy
Patrick Stewart
Paul Giamatti
Paul Walker
Philip Seymour Hoffman
Pierce Brosnan
Pink
Prince
Queen Latifah
Quentin Tarantino
Radiohead
Red Hot Chili Peppers
Rob Reiner
Rob Schneider
Rob Zombie
Robert Downey Jr.
Robert Duvall
Robin Williams
Russell Crowe
Samuel L. Jackson
Santana
Scarlett Johansson
Seann William Scott
Simple Plan
Sir Anthony Hopkins
Sir Ben Kingsley
Snoop Dogg
Steve Martin
Sum 41
System of a Down
The Killers
The Strokes
Tim Burton
Tom Cruise
Tommy Lee Jones
U2
Uma Thurman
Viggo Mortensen
Vin Diesel
Vince Vaughn
Weezer
Will Ferrell
Will Smith

      We also have over 5,000 uncut and uncensored music videos, known as “director’s cut” versions, that we have the rights to broadcast. Artists and record labels have limited opportunities to broadcast uncensored versions of these director’s cut videos, as many would require a TV-MA rating and therefore are not shown on other music networks. However, our pay television service intended to be rated TV-MA will permit broadcast of these uncut videos and we intend to include them in our programming.
      We have created and developed original programs based on various themes derived from our library of video content. All of our original programs relate in some way to providing fans access to celebrities and musical artists in “real” situations, whether it’s backstage at a concert, on the set of a movie or show, or just hanging out with us — in each case without the censorship fans have come to expect on programming available for general broadcast.
      Following the launch of our service, we expect to expand into complementary areas such as development and sale of branded merchandise and sale of our programs and programming on DVDs. We intend to develop a complementary web site presence promoting our pay television service and offering such ancillary products. We expect to receive revenue from pay television subscriptions, sponsorship and product placement advertising, and DVD and branded merchandise sales.
      We believe the uncensored and celebrity nature of the programming has the potential to attract a widespread demographic. Initially our marketing will be targeted to the 18-34 male demographic. We believe the NGTV brand and demographics will evolve after the initial launch and may attract a wider demographic of both male and female audiences and an expanded age bracket.
      We are not legally obligated to censor our programming to the same extent as network channels or basic cable channels because our programming will be a pay television service and rated TV-MA. However, our programming will not be completely without censorship. For example, we will not permit what we determine to be pornography or “x-rated” programming. Our content will not exceed the guidelines for programming rated as TV-MA, which is programming intended for Mature Audiences only. We expect to label all of our programming as TV-MA in order to facilitate our broadcast of director’s cut music videos and celebrity interviews and related content without censorship.
      We require the proceeds of this offering to complete our launch. We anticipate that our launch activities will require approximately four months to complete, and as such, we have targeted mid-2006 as our time frame to launch our programming. In order to launch the NGTV programming, we will need to complete the editing and production of our programming to make it broadcast ready, and undertake a pervasive advertising and public relations campaign to generate subscriber interest. Therefore, we intend to use a portion of the proceeds of this offering to add to our operations a comprehensive marketing and promotions effort, both internally and through consultants, and to finalize preparation of our initial programming for broadcast.
      This is our initial public offering of securities. We have applied to have our units, common stock, and warrants listed on the American Stock Exchange. We do not know if a public market will develop for any of our securities, or if developed, whether it will be sustained. Prior to this offering, we have never been subject to the reporting requirements of the Securities and Exchange Act of 1934 and we have never operated as a public company.
“Going Concern” Status
      Our unaudited financial statements as of September 30, 2005 reflect that we have been in the development stage since inception, we have incurred substantial operating expenses and we have not generated any significant revenues from our principal operations. As of September 30, 2005, we have an accumulated deficit of approximately $16.8 million and a working capital deficit of approximately $2.4 million. As a result of these and other factors, the report of our independent registered public accountants on our financial statements for the year ended December 31, 2004 contains an explanatory paragraph raising substantial doubt about our ability to continue as a going concern. Management believes that until the generation of revenues is realized through the proposed distribution arrangements of our product, operations can be funded though additional sources of capital. However, we have never been profitable and there can be no assurances that the

Company will ever generate revenues or achieve operating profits in the future. Subsequent to September 30, 2005, we raised approximately $7,000,000 in private convertible debt financing that we believe will satisfy our cash requirements until we receive the proceeds of this offering.
Corporate Information
      We maintain our principal offices and production studios, consisting of approximately 20,000 square feet, at 9944 Santa Monica Boulevard, Beverly Hills, California 90212. Our telephone number at that address is (310) 556-8600 and our facsimile number is (310) 556-9024. Our web site address is www.ngtv.com, however the web site and its contents are not part of this prospectus. Our web site is currently under construction.
Presentation Information
     Information Related to Reverse Stock Split; Over-allotment Option and Public Warrant Exercises

•	On December 16, 2005, we effected a 23.23-for-1 reverse split of our common stock. Unless otherwise indicated, all discussions included in this prospectus relating to the outstanding shares of our common stock, including common stock to be issued upon the exercise of warrants and options, as well as per share dollar amounts, refer to post-split shares.

•	We (but not the selling security holders) have granted the underwriters an option to purchase an additional 625,000 units to cover over-allotments, if any. Unless otherwise indicated, all discussion included in this prospectus relating to the outstanding units, shares of common stock and warrants immediately following this offering does not reflect the exercise of the over-allotment option.

•	Unless otherwise indicated, all discussion in this prospectus relating to proceeds of the offering and use of such proceeds does not include the proceeds from the exercise of the public warrants. If all of the public warrants are exercised and assuming no exercise of the over-allotment option, we would receive $18,322,776 in gross proceeds for working capital and general corporate purposes, assuming an exercise price of $6.00 per share for the warrants. There is no obligation on the part of the holders to exercise any warrants now or in the future.

•	We have assumed, solely for the purposes of calculating various capitalization and dilution items, that the initial offering price of the units to the public will be $6.00. However, such price is subject to discussion between the underwriters and the company and may vary substantially from our assumed price.
THE OFFERING

Securities offered	Units, consisting of one share of common stock, no par value per share, and one warrant to purchase one half of one share of common stock. The common stock and public warrants will detach not less than 60 days following the date of this prospectus, as determined by the representative of the underwriters, and, will thereafter trade separately, as common stock and warrants on the American Stock Exchange. Of the 6,107,592 units offered hereby, 4,166,667 are offered by NGTV and 1,940,925 are offered by the selling security holders. This prospectus also covers an additional 625,000 units that may be offered by NGTV in the event the over-allotment option granted to the underwriters is exercised. This prospectus also covers 625,001 shares of common stock underlying a warrant to be issued to the underwriters. NGTV will not receive the proceeds of the units sold by the selling security holders.

Warrant attributes	Each warrant entitles the holder to purchase one half of one share of common stock. Warrants may only be exercised for whole shares; no fractional shares of common stock will be issued upon exercise of the warrants. Two warrants may be exercised at the price of $6.00 share. The warrants will become exercisable upon the separation of the units into their component common stock and warrants. The warrants are exercisable for a period of five years after issuance.

Redemption right on the warrants	NGTV shall have the right, but not the obligation, at its discretion upon 30 days prior notice to the public, to redeem all of the then outstanding public warrants at a price per warrant of $0.25 in the event that the average closing price of the common stock exceeds $8.40 during any consecutive ten day period. To the extent not then exercised all the outstanding public warrants will be redeemed.

Over-allotment option	625,000 units at the sole discretion of the representative of the underwriters for the purpose of covering over-allotments, if any. The units included in the over-allotment option are to be offered by NGTV and not the selling security holders.

Underwriters Warrant	We shall issue to the underwriters warrants to purchase (a) 416,667 shares of common stock at a price per share equal to 120% of the initial offering price of the units and (b) 416,667 warrants identical to the warrants included in the units offered hereby, exercisable into 208,334 shares of common stock at a price per share equal to 120% of the offering price of the units (the “underwriters warrants”). The underwriters warrants will be issued by the company at the closing of this offering but will not be exercisable for 180 days thereafter. The underwriters warrants will be issued and sold to the underwriters for nominal consideration.

Common stock to be outstanding before the offering	5,000,152 shares which does not include common shares underlying unexercised warrants, options or other convertible securities.

Common stock to be outstanding after the offering	12,251,769 shares including 6,107,592 shares which form a part of the units offered hereby. If the underwriter’s over-allotment option is exercised in full, an additional 625,000 shares will be outstanding after the offering. The number of shares of common stock to be outstanding after the offering (12,251,769) does not include the following: 4,236,609 shares underlying outstanding but unexercised warrants including the public warrants; 386,298 shares underlying outstanding but unexercised options; 625,001 shares of common stock issuable upon exercise of the warrants to be issued to the underwriters and; 32,904 shares reserved for issuance under our 2000 Equity Incentive Plan.

Intended use of the net proceeds of this offering	The proceeds will be used for general working capital including the production and launch of our television programming and the repayment of certain indebtedness.

Risk factors	The offering involves a high degree of risk; see “Risk Factors” beginning on page 9 of this prospectus for a discussion of the risks and uncertainties in connection with investing in this offering.

Proposed American Stock Exchange symbols	The units — “ ”, the common stock — “ ” and the warrants — “ ”.
      Until the units are detached, only the units will trade on the American Stock Exchange. Each unit will be detached and separated into its separate component of one share of common stock and one warrant to purchase one-half of one share upon 30 days prior written notice from the representative of the underwriters, determined in its sole and absolute discretion, but in no event prior to the sooner to occur of 60 days immediately following the date of this prospectus or the exercise by the underwriters of the over-allotment option. Following the separation of the units, the shares of common stock will trade on the American Stock Exchange, and the warrants will trade separately from the common stock on that exchange. The units will cease to exist at that time.

SUMMARY FINANCIAL INFORMATION
      In the table below, we provide you with historical selected financial data for the two years ended December 31, 2004 and 2003, derived from our audited financial statements included elsewhere in this prospectus. We also provide the below financial data for, and as of the end of the third fiscal quarters of 2005 and 2004, derived from our unaudited financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical selected financial data, it is important that you read along with it the historical financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The following information does not take into account the company’s receipt of approximately $7,000,000 from debt private placement transactions completed subsequent to September 30, 2005.
     Summary Financial Information

	Nine Months Ended			Fiscal Year Ended

	9/30/05*	9/30/04		12/31/04		12/31/03

Statements of Operations Data
Revenues	$—	$—		$—		$—
Costs and Expenses	3,439,834	3,741,998		5,201,641		1,718,159

Operating Loss	(3,439,834)	(3,741,998)		(5,201,641)		(1,718,159)
Other Income (Expense)	(511,961)	(2,817,334	)(a)	(2,864,096)		(45,876)

Loss Before Interest on Common Stock Subject to Redemption, Excess Repurchase Price and Cumulative Effect of Change in Accounting Principle	(3,951,795)	(6,559,332)		(8,065,737)		(1,764,035)
Interest on Common Stock Subject to Redemption	270,783	(170,633)		1,276,404		(1,995,441)
Excess Repurchase Price Over Original Price of Preferred Stock	—	(627,000	)(c)	(627,000	)(c)	—
Cumulative Effect of Change in Accounting Principle	—	—		—		(212,789	)(b)

Net Loss to Common Shareholders	$(3,681,012)	$(7,356,965)		$(7,416,333)		$(3,972,265)

Per Common Share Data
Net Loss Per Share — Basic & Diluted	$(0.91)	$(2.33)		$(2.27)		$(4.27)

Weighted Average Number of Common Shares, Basic & Diluted	4,065,000	3,164,000		3,274,000		930,000

(a)	Includes non-recurring charges of $2,359,951 related to the conversion of debt to common stock and $367,000 associated with warrants issued as liquidated damages for 2004.

(b)	Cumulative effect resulting from the adoption of Statement of Financial Accounting Standards No. 150 “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” in 2003, as it relates to common stock shares subject to mandatory redemption at fair value. Represents the difference between fair value and book value of these shares on the date of adoption.

(c)	Excess purchase price paid to retire our series A-1 preferred stock in February 2004.

	9 Months Ended	Fiscal Year Ended
	9/30/05*	12/31/04

Balance Sheet Data
Current Assets	$47,307	$48,618
Total Assets	3,916,770	2,394,629
Current Liabilities	2,403,734	3,199,221
Total Liabilities	6,836,887	4,161,215
Total Shareholders’ Deficit	(2,920,117)	(1,766,586)
Accumulated Deficit	(16,785,828)	(13,104,816)

* unaudited

RISK FACTORS
      This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus, including our financial statements and the notes to those statements, before you purchase our securities. The risks and uncertainties described below are those that we currently believe may materially affect our company. Additional risks and uncertainties not presently known to us may also impair our business operations. If the following risks actually occur, our business, financial condition and results of operations could be seriously harmed, the trading price of our common stock could decline and you could lose all or part of your investment.
Risks Related to our Business

We have incurred losses in the past and losses may continue, which could result in a decline in the value of our securities and a loss of your investment.
      We are a developmental stage company and we have not generated revenues to date with respect to our principal operations and we have not yet launched our pay television programming. For each of the two years ended December 31, 2004 and 2003 and the nine months ended September 30, 2005, we incurred net losses of $7.4 million, $4.0 million and $3.7 million, and as of September 30, 2005, we had an accumulated deficit of $15.1 million. Our failure to successfully launch our programming, generate revenues, and generate profits would adversely affect our ability to fully introduce our programming content onto the market and compete in the television industry. In addition, such failures could force us to suspend our operations, and possibly even liquidate our assets and wind-up and dissolve our company. We do not know how long it will take for us to generate revenues and profits and we may never generate revenues or profits. We anticipate that we will continue to incur substantial operating losses for the foreseeable future, despite any revenues we may receive in the short-term, due to the significant costs associated with operating expenses and the development and marketing of our programming content. If such losses continue, the value of your investment would be harmed.

We have a limited operating history and have not generated any revenues; our lack of revenues could harm the value of our securities.
      NGTV has a limited operating history and our activities to date have been limited to developing our business plan, establishing offices, and developing video content. We have no revenues to date and we may never have revenues. If we cannot develop a source of revenue by entering into a distribution agreement, you could lose the entire value of your investment in our securities.

Our distribution agreement with iN DEMAND L.L.C. requires certain distribution fee minimums be met before we may realize revenue from that agreement; failure to meet those minimums could diminish or prevent us from generating revenues.
      Under the terms of our distribution agreement with iN DEMAND L.L.C. we may not obtain revenues unless certain substantial thresholds of subscribers and subscription dollars are generated. Under the terms of our distribution agreement we may receive the subscription dollars (license fees) based upon the total number of subscriptions but only after the distribution company obtains certain minimum receipts. If such minimums are not met, we will be required to pay over such minimum amounts to iN DEMAND L.L.C. through a letter of credit or direct payment. Even if we enter into additional distribution agreements and launch our programming as anticipated, if the subscriptions do not meet and exceed the license fee thresholds in such agreements, we may not generate any revenues under the agreements. If we cannot develop revenues under our distribution agreements, you could lose the entire value of your investment in our securities.

We have not yet developed finished programming for broadcast or sale and if we fail to do so we will be unable to launch our programming.
      NGTV has a limited operating history and we have not to date completed broadcast quality programming as contemplated by our business plans. We have not created finished, fully produced materials, and we have not yet launched our programming. We have not yet created brand recognition for our planned programming. Our failure to successfully develop television content would adversely affect our ability to introduce our programming content into the market and to compete with other producers of television programs. Any inability to produce finished content for broadcast or sale on DVDs could cause you to lose the entire value of your investment in our securities. Any inability to produce finished programs may mean that we may have no source of revenue. Our activities to date have been limited to developing our business plan, establishing offices and facilities, and developing content. We have no revenues to date and we may never have revenues. If we cannot develop a source of revenue by producing finished programs for broadcast you could lose the entire value of your investment in our securities.

We will require additional capital to fully implement our business plans and objectives, but capital may not be available on terms acceptable to us, if at all; new capital could be dilutive to your proportionate interests and voting rights in our company.
      We cannot give you any assurance that we will be able to secure any additional capital that we may require to continue our operations at all, or on terms which will not be objectionable to us, including substantial dilution to our shareholders. We will require additional capital to sustain our broadcasting and continue our operations. If we are unable to obtain such capital, you could lose the entire value of your investment in our securities. Until we generate sufficient revenue from a distribution arrangement we will require working capital from investment sources to continue our operations. The proceeds of this offering will enable us to operate at least 12 months. Thereafter we must either generate revenues and/or be forced to raise new capital to continue our operations. Our failure to generate sufficient revenues to operate, or to obtain capital on terms acceptable to us could cause you to lose the entire value of your investment in our securities. Even if we are able to raise capital, such capital may require us to issue common stock or other securities that would be dilutive to your proportionate interest in our company, may dilute your voting rights in our company, or may be issued at a price per share less than that at which our securities are offered hereby.

Our business activities are capital intensive; we may require additional working capital and substantial revenues before we sustain our operations from revenues alone.
      The nature of our business plan requires us to sustain significant lease obligations for production equipment, studio and production facilities, pay competitive compensation for our executives and employees and in connection with our launch activities, undertake a comprehensive marketing and branding campaign. We cannot sustain such assets and continue such activities without working capital to supplement our revenues, assuming we generate revenues. Even if we achieve revenues, such revenues must be substantial to support our growing operations, assuming our programming is a success. We will require substantial revenues to sustain our operations in the absence of outside working capital or investment. We may never achieve revenues, and if we do, such revenues may never be sufficient to sustain our operations absent additional working capital from third parties and investors. If we cannot grow our revenues such that our operations are not self-sustaining, we will require working capital, which would be dilutive to your investment, and which may not be available on terms acceptable to us, if at all. If such working capital is not available and our revenues are insufficient to sustain our operations, we will cease operating and you will lose the entire value of your investment in our securities.

Our auditor has noted in its audit report that we may be unable to continue as a going concern.
      Our independent registered public accountants have noted in their report concerning our financial statements as of December 31, 2004 that we have incurred substantial losses and have an accumulated deficit of $13.1 million at December 31, 2004. We have an accumulated deficit of $16.8 million at September 30, 2005, which raises substantial doubt about our ability to continue as a going concern. In the event we are not able to continue operations you will likely suffer a complete loss of your investment in our securities. Our financial statements do not include any adjustments that may be necessary in the event we are unable to continue as a going concern.

We currently have limited internal sales and marketing capabilities; our inability to develop our sales and marketing capabilities either internally or through third party companies will adversely affect our business and the value of your investment.
      Upon the launch of our programming we will need to retain new employees to develop and oversee a comprehensive marketing and public relations campaign. Initially, we will also need to rely extensively on third-party marketing companies. Our failure to successfully develop sales and marketing capabilities either internally or on an outsourced basis would adversely affect our ability to introduce our programming into the television market and compete with other television programming. We cannot determine if we will be able to attract and or contract with qualified personnel or consultants to oversee our marketing and public relations needs. We will need to use a substantial portion of the proceeds of this offering to fund our marketing activities. If we cannot timely develop a competent marketing and public relations department, or if we are unable to retain the services of outside marketing providers to support our launch, our launch may not be successful and we may not develop subscriptions to our programming and we will not generate revenues. Any failure to attract and retain qualified marketing and public relations staff, and to contract with third-party marketing support resources, could delay or impede our launch and in turn harm the value of your investment in our securities.

Loss of celebrity support or revocation of legal releases to broadcast celebrity footage would impede our ability to create programming.
      Our programming and the success of our company is highly dependent upon the continued interest and support of celebrities in the film, television and music entertainment industries. Without the interest and cooperation of celebrities willing to be shown in uncensored interviews and candid situations, we could not develop our planned content. While we have obtained written releases to use footage of celebrity interviews and candid situations that are uncensored that we intend to use in our programming, we cannot be assured that we will continue to appeal to celebrities, or that celebrities will repeatedly allow us to film them or that they will not attempt to revoke their releases and consents. Our programming relies on our ability to continuously obtain new content with high profile celebrity guests. If we are unable to obtain new, uncensored, footage of celebrities, or broadcast such footage, we would be unable to create new content or complete our planned programming. If we are unable to create new programming or broadcast our programming in the future, our business would be harmed and you could lose the entire value of your investment.

We may be the subject of lawsuits if we do not obtain all required releases, licenses and rights to use 100% of our broadcast programs.
      We have obtained written releases in connection with the creation of our video library of celebrity interviews. However, as we produce finished materials for broadcast, we must be certain to obtain any additional releases, consents, and licenses of rights to use all video, audio and images we use or create in the broadcast content that we do not own outright. Any material which we intend to use in our broadcast content that is not owned by us, must be licensed from the owner. Such materials include music videos, audio clips, images that we do not own, movie and television clips and similar items. Any failure to obtain all required licenses and rights could subject us to litigation over the use of such content. If we are the subject of such lawsuits, we will need to incur the costs of defending such suits, or paying damages if our defense is not successful. If we are the subject of such lawsuits and we incur losses as a result, our business may be harmed and the value of your investment in our securities may be harmed.

We are dependent for our success on a few officers, key employees and consultants; our inability to retain those individuals will adversely affect our business and the value of your investment.
      Our success depends to a significant extent on the continued efforts and services of certain officers, key employees and consultants. Our ability to continue production of additional content and prepare it for broadcast depends to a significant on the continued efforts of Mr. Kourosh Taj and Jay Vir pursuant to their employment agreements. Our ability to maintain our relationships and contacts in the industry and the investment community, and to raise further financing, if necessary, depends to a significant extent on the continued efforts and services of Mr. Kourosh Taj, Mr. Richard Abramson, Mr. Jay Vir and Mr. Gene Simmons pursuant to their consulting and/or employment agreements. Our ability to manage the significant growth of our programming and marketing operations depends to a significant extent on the continued efforts of Mr. Jay Vir and Mr. Kourosh Taj. Our ability to manage our marketing and brand development depends to a significant extent on the continued efforts of Mr. Jay Vir, Mr. Kourosh Taj, Mr. Richard Abramson, Mr. Gene Simmons, and our consultant, Big Fish Marketing, Inc. Our ability to expand our distribution to additional carriers depends to a significant extent on the continued efforts of Mr. John Burns, Mr. Kourosh Taj, Mr. Jay Vir and Mr. Gene Simmons. The loss of any of these personnel could adversely affect our ability to launch our programming onto the market and to compete, which would result in delays in our ability to generate revenues and profits and to raise additional working capital. In addition, the loss of any of these persons may force us to suspend or delay our operations if they cannot be replaced on terms acceptable to us, if at all. Although all of the above referenced persons are subject to employment or consulting agreements, we cannot give you any assurance that one or more of these employees or consultants will not leave our company. If one or more of these employees were to leave the company, the value of your investment may be harmed.

The market for our programming niche is at an early stage and if market demand does not develop or later declines, we may not achieve or sustain revenue growth.
      The market for our intended programming niche of uncensored celebrity content, uncensored music videos and related original programming is at an early stage. No other channels are currently offering this type of specific programming. Our programming will include profanity and nudity within the parameters of the “TV/ MA” rating. If we are unable to develop demand for this programming, separate and apart from the mainstream, censored versions of similar programming that is currently available, we may not achieve or sustain revenue growth. We cannot accurately predict the growth of the markets for this type of programming, the timing of market acceptance, or the timing of commercial acceptance by sponsors and advertisers. We have not performed any formal marketing studies to confirm the viability of our proposed operations or the demand for our planned programming. Even if a market for our programming develops, consumer taste is subject to change and influence and our programming may not attract or retain a paying audience. If our content is not acceptable to viewers for any reason, or if our content does not continue to be acceptable for any reason, the rate of subscriptions for our programming on pay cable services would decline. If subscriptions for our programming do not develop, or decline over time, our revenues would be diminished and the value of your investment in our securities would be harmed.

Our inability to attract the qualified creative production, programming, and managerial personnel required to execute on our business plans would adversely affect our business and the value of your investment.
      Our ability to implement our business plans will be dependent upon our continuing ability to attract and retain highly qualified creative production technicians, programming personnel, and managerial and administrative personnel. Our inability to attract and retain the necessary personnel would impede our growth and the performance of our business plans to develop broadcast quality programming and market and sell such programming. Competition for the type of personnel we require in terms of creative talent and contractual commitment is intense in the entertainment industry and we cannot give you any assurance that we will be able to retain our key managerial and technical employees, or that we will be able to attract and retain additional highly qualified managerial and creative personnel in the future.

Our inability to effectively manage our growth will adversely affect our business and the value of your investment.
      Our success will depend upon the rapid expansion of our business and the production of increasing quantities of broadcast quality programming. Our inability to effectively manage our growth, or the failure of new personnel to achieve anticipated performance levels, would adversely affect our ability to introduce our programming into the market and to compete with established entertainment companies, which would cause delays in our ability to generate revenues and profits and to raise additional working capital. The expansion of our staff and operations required to launch our programming and produce new broadcast quality programming after launch, and to produce content for DVDs, will place a significant strain on our financial management, personnel management and other resources. Our anticipated expansion will require us, among other things: to change, expand and improve our operating, managerial, and financial systems and controls; improve the coordination between our various corporate functions; and hire additional technical, creative personnel, and sales and marketing and managerial personnel and supervise all such new hires. We must also be able to assure that all programming we produce conforms to our brand of NGTV programming and we may not be successful in doing so while supervising a large staff of producers and creative talent. We cannot give you any assurance that our efforts to hire or retain new personnel will be successful, or that we will be able to manage the expansion of our business effectively. Any failure to effectively manage growth could harm the value of your investment in our securities.

We will experience significant competition in the entertainment industry from competitors with greater resources than us.
      The market for cable television programming is intensely competitive and constantly changing. Most of our existing competitors have greater financial, technical, marketing, and other resources than we do. The entertainment industry is populated with large, multinational entities with substantial experience in creating new entertainment products in television. These competitors may also be able to respond more quickly to new or emerging technologies and changes in programming trends than we are presently able to. Our ability to compete will ultimately be a function of many variables, including: our ability to procure time-slots on local and national cable television stations on satisfactory financial and other terms; our ability to develop appealing programming; the effectiveness of our marketing and sales and distribution efforts; and our ability to meet programming schedules. We cannot give any assurance that we will be able to compete successfully with other television entertainment companies, or that competitive factors we face will not have a material adverse effect on our business, operating results, and financial condition. If we are unable to compete in the television programming market place, the value of your investment would be harmed.

If we fail to protect and enforce our intellectual property rights, our ability to generate revenues would be impaired.
      Our business depends on generating brand recognition for the NGTV name and related trademarks in order to drive increased subscriptions to our programming on pay cable service providers as well as ancillary DVD sales, and in protecting our copyrights in our programming content. Our ability to generate revenue could be substantially impaired if competitors were to launch similar programming under a similar name, or, successfully copied and rebroadcast our content without permission. We have no registered copyrights. Our ability to protect against the unauthorized use of our content could harm our business and the value of your investment. With respect to our consumer products, if developed, marketed and sold, we cannot protect against “pirated” versions of our DVDs or clothing, toys and accessories. Pirated DVDs are readily available in the U.S. and foreign markets, including the internet. Attempting protection against such illegal practices, or bringing claims if such practices are discovered, would be costly and may not prevent or remedy the problem. Any such pirated goods, or counterfeit goods, being sold in the market place to consumers could damage our brand or cause us to lose revenues if consumers buy unauthorized goods.

We may become involved in litigation over intellectual property, broadcast and/ or DVD distribution rights; litigation costs and distractions could harm our business and the value of your investment.
      We attempt to avoid infringing known proprietary and privacy rights of third parties in connection with our programming content. However, any of these third parties might make a claim of right of publicity, invasion of privacy, false light, or other alleged contractual or tortious breach with respect to our programming. Although we are unaware of any potential claims, we could receive threats in the future that could lead to litigation. We might also elect to enforce our intellectual property rights against third parties, which could result in litigation.

      Any intellectual property litigation, whether brought by us or by others, could result in the expenditure of significant financial resources and the diversion of management’s time and efforts. In addition, litigation in which we are accused of infringement or other wrongdoing in connection with our programming may cause delays, recalls of DVD products, or suspension of programming even before the issue of infringement or wrongdoing has been decided on the merits. If any litigation were not resolved in our favor, we could become subject to substantial damage claims from third parties. We could be enjoined from the continued use of our programming. If a successful claim of infringement or wrongdoing were made against us and we could not resolve it in a timely and cost-effective basis, our expenses would increase and our revenues could decrease.

Competition from similar programming and larger competitors’ offerings could limit our revenues or cause our revenues to decline.
      Viacom currently owns the predominant channels in music television and music entertainment programming, including MTV, VH1, CMT and BET. If Viacom or others were to successfully copy our strategy for uncensored music entertainment programming, this could have a significant impact on our ability to attract and retain a recurring subscriber base for our Pay TV service, and its related DVD offerings. If competitors such as Viacom introduce content that competes directly with our planned programming, our business could be harmed, as we could lose subscriptions or distribution rights. If we lose subscriptions or distribution rights, our business may be harmed and the value of your investment in our securities would be harmed.

Success of television programming is increasingly hits driven; the market for such programming is highly unpredictable and development of new content is inherently risky.
      New television shows and programming content is increasingly “hits” driven. Additional marketing and advertising funds are required to drive and support “hit” programs, particularly television advertising. There can be no assurance that our programming will be a “hit” or will include “hit” shows, or that advertising for the programming or any related DVD or merchandising products will increase sales sufficiently to recoup those advertising expenses. We cannot assure that our programming will be developed on time, in a cost effective manner, or that we will be commercially successful. If our programming is not a “hit” or if we can not support its success over time, the value of your investment in our securities would be harmed.

The television entertainment industry is cyclical, and we may fail to anticipate changing consumer preferences.
      A substantial portion of our business will depend on our success in the television entertainment industry, which is cyclical, and our ability to anticipate changing consumer preferences. Reality television shows, censorship, and celebrity tabloids have been popular items recently in television entertainment. However, television entertainment is subject to changing consumer tastes and preferences. Our success will depend on numerous factors beyond our control, including:

•	the popularity, price and timing of pay television services;

•	international, national and regional economic conditions, particularly economic conditions adversely affecting discretionary consumer spending;

•	changes in consumer demographics;

•	the availability of other forms of entertainment; and

•	critical reviews and public tastes and preferences, all of which change rapidly and cannot be predicted.
      In order to plan for promotional activities, we will be required to anticipate and respond to rapid changes in consumer tastes and preferences. A decline in the popularity of the type of programming we intend to offer could cause sales to be very low or non-existent.

Legislative actions, higher insurance costs, and potential new accounting pronouncements could impact our future financial position and results of operations; we have never operated a public company.
      There have been regulatory changes, including the Sarbanes-Oxley Act of 2002, and there may potentially be new accounting pronouncements or additional regulatory rulings that will have an impact on our future financial position and results of operations. While these regulatory and accounting initiatives apply predominantly to publicly-held companies, following the successful completion of this offering, we will become publicly-held and subject to some or all of these regulations. The Sarbanes-Oxley Act of 2002 requires the development of internal accounting controls and procedures that can be costly. Other rule changes proposed following the Enron bankruptcy are also likely to increase general and administrative costs. The costs of complying with section 404 of the Sarbanes-Oxley Act of 2002 such that our independent registered public accountants do not express concerns regarding our internal controls and procedures could be very costly and the development and implementation of adequate controls and procedures may never be achieved. In addition, insurers are likely to increase premiums as a result of high claims rates over the past year, which we expect will increase our premiums for insurance policies. Further, proposed initiatives are expected to result in changes in certain accounting rules, including legislative and other proposals to account for employee stock options as a compensation expense. These and other potential changes could materially increase the expenses we report under generally accepted accounting principles, and adversely affect our operating results.
      Also, we have never operated a public company. As such, we are not experienced in preparing periodic reports and taking other actions required of companies subject to the compliance requirements of the Securities and Exchange Act of 1934 and the listing requirements of the American Stock Exchange or any other exchange where our securities may be listed. Accordingly, we may not be able to stay in compliance with applicable securities regulations or listing requirements and our public market for our securities, assuming one develops, could be harmed.

Changes in regulations concerning broadcast and DVD distribution could negatively affect our business.
      Legislative action affecting or restricting cable and satellite television providers from distributing content rated TV/ MA, and TV-MA-R could have a negative impact on revenues since the majority of our programming content will be rated as TV/ MA. Legislative action affecting or restricting DVD distributors from distributing content rated TV/ MA, and TV-MA-R could have a negative impact on revenues since the majority of our DVD content will be rated as TV/ MA. If the parameters of TV/ MA content are changed in a way that is too restrictive for our proposed content, we may be unable to continue with our programming.
      Any failure to comply with regulatory requirements, or any substantial changes in the regulations concerning the broadcast or distribution of our content would harm our ability to continue operating, inhibit your liquidity, and potentially harm the value of your investment in our securities.

To date we have operated as a private company with a majority of interested directors; we may continue to be subject to agreements that were not approved by a majority of disinterested directors.
      Prior to this offering we operated our company privately and a majority of our directors were interested in various transactions and agreements we entered into. While we took all steps required to comply with state law concerning corporate governance, we may be subject to contracts that benefit certain of our directors and officers and their affiliates. Such contracts may contain terms and conditions that might not have been negotiated or agreed to in an arms length transaction. Any contractual obligations that are burdensome to our company may harm the value of your investment in our securities.

Management has discretion as to use of proceeds; failure to use the proceeds to successfully implement our business plans could harm the value of your investment.
      We reserve the right to use the funds obtained from this offering for other purposes not presently contemplated which we deem to be in the best interests of the company and our shareholders in order to address changed circumstances and opportunities. As a result of the foregoing, our success will be substantially dependent upon the discretion and judgment of management with respect to the application and allocation of the net proceeds of the offering. Investors in the units offered hereby will be entrusting their funds to our management, upon whose judgment and discretion the investors must depend, with only limited information concerning management’s specific intentions and uses. The failure to adequately and appropriate allocate the proceeds of this offering, or the failure to implement our business plan with the offering proceeds, would harm the value of your investment in our securities.
Risks Related to an Investment in our Securities

Our right to issue additional securities at any time could have an adverse effect on your proportionate ownership and voting rights.
      Our board may generally issue securities, or options or warrants to purchase those securities, without further approval by our shareholders based upon such factors as our board of directors may deem relevant at that time. We may issue additional securities to raise capital to further our launch, development and marketing plans and to produce greater quantities of content. It is also likely that we will be required to issue additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our stock plan. The issuances may be very significant. If you are a shareholder, your proportionate ownership and voting rights could be adversely effected by the issuance of additional securities, or options or warrants to purchase those securities, including a significant dilution in your proportionate ownership and voting rights.

Prior to this offering there has been no public market for our securities.
      This is our initial public offering of securities and there is no public market for our securities. We cannot be certain a public market for our securities will develop, or if developed, that it will be sustained. Our securities may be thinly traded compared to larger more widely known companies. Thinly traded securities can be more volatile than securities trading in an active public market. We cannot predict the extent to which an active public market for our securities will develop or be sustained at any time in the future. If we are unable to develop or sustain a market for our securities, you may be unable to sell the securities you own, or you may lose the entire value of your investment in our securities.

We cannot be certain that our securities will qualify or will continue to qualify for listing on the American Stock Exchange.
      We have applied for listing of our securities on the American Stock Exchange, however there is no assurance that our securities may be listed on the American Stock Exchange, or that such listing can be maintained. There can be no assurances that our securities would qualify to be listed on the over-the-counter bulletin board. Failure to maintain our listing with the American Stock Exchange or another listing or exchange may make it very difficult or impossible to sell our securities. If we are unable to maintain our listing on the American Stock Exchange we may lose certain state “blue sky” trading and registration exemptions, that would restrict the liquidity of our securities. If we are unable to maintain a national stock exchange listing, the value of your investment in our securities would be harmed.

The application of the “penny stock” rules could adversely affect the market price of our securities and increase your transaction costs to sell those securities.
      Even if our securities are listed on the American Stock Exchange, the “penny stock” rules may apply to our securities. In the event the trading price of our common stock is below $5 per share, or we do not otherwise meet the requirements for exemption from the “penny stock” rules under the federal securities laws, the open-market trading of our common stock will be subject to the “penny stock” rules. The “penny stock” rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser’s written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell the securities, and may result in decreased liquidity for our securities and increased transaction costs for sales and purchases of our securities as compared to other securities.

The market for penny stocks has suffered in recent years from patterns of fraud and abuse.
      Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (a) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (b) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (c) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (d) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (e) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

Assuming a market for our securities develops, it may be particularly volatile given our status as a relatively unknown company with a limited operating history and lack of revenues or profits to date for our newly introduced products, which could lead to wide fluctuations in our share price. We may have only a small and thinly traded public float.
      This is our initial public offering of securities and assuming a market for our securities develops, that market may be characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price may be attributable to a number of factors. First, we may have relatively few common shares outstanding in the “public float” as compared to our overall capitalization. In addition, there is currently no market for our securities, and if one develops, the common stock may be sporadically or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our securities are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, lack of capital to execute our business plan, and uncertainty of future market acceptance for our products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer.
      The following factors may add to the volatility in the price of our securities: actual or anticipated variations in our quarterly or annual operating results;

•	acceptance of our products; announcements of changes in our operations, distribution or development programs;

•	our capital commitments; and

•	additions or departures of our key personnel.

      Many of these factors are beyond our control and may decrease the market price of our securities, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our securities will be at any time, including as to whether our securities will sustain the price you may purchase our securities, or as to what effect that the sale of shares or the availability of securities for sale at any time will have on the prevailing market price.
      Further, in the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

To date, we have not paid any cash dividends and no cash dividends will be paid in the foreseeable future; we may be restricted from redeeming the warrants under California law.
      We do not anticipate paying cash dividends on our securities in the foreseeable future, and we cannot assure an investor that funds will be legally available to pay dividends, or that even if the funds are legally available, that the dividends will be paid. In addition, our ability to pay dividends on our securities may be limited by law. Under California law, we may only pay the dividends on the securities from certain lawful sources of accounts, including shareholders’ equity, or if none, out of net profits for the fiscal year in which the dividend is declared or the preceding fiscal year. We cannot assure you that at such time, if ever, as a dividend on the common stock is declared, that we will lawfully be able to pay the dividends when due or at any time thereafter. In addition, we cannot lawfully redeem the public warrants if we do not have net profits or other surplus available for that purpose. We can make no assurance that we will ever redeem the warrants.

We have indemnified our officers and directors against liabilities arising as a result of their services to us. In addition, limitations on director liability may discourage shareholders from bringing suit against a director.
      Our articles of incorporation and bylaws provide, as permitted by governing California law, for indemnification of directors such that a director shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director with certain exceptions. These provisions may discourage shareholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by shareholders on our behalf against a director. In addition, our articles of incorporation and bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by California law. In the opinion of the Securities and Exchange Commission, indemnification of officers or directors against their violation of federal securities laws is void as being against public policy.

A large number of our shares of common stock may be sold in the market following this offering that could cause the prices of our securities to decline.
      Sales of a substantial number of shares of our common stock in the public markets, or the perception that these sales may occur, could cause the market price of our common stock to decline. After this offering, we will have 5,727,510 shares of our unregistered, restricted common stock outstanding. We anticipate 4,074,467 of such shares will be eligible for public trading within 90 days of the date of this prospectus under Rule 144 of the Securities Act of 1933 subject to certain restrictions; provided, however, that we expect that certain of these shares will be subject to a lock up agreement for 12 months following the date of this prospectus. In addition, we will have 6,107,592 shares of common stock registered as part of the units being sold in this offering (without giving effect to the over-allotment option), and 3,053,796 registered shares that are underlying the public warrants. We will also have registered 625,001 shares of common stock for issuance in the event of exercise of the warrants to be issued to the underwriters. These shares will be freely tradable without restriction or further registration under the federal securities laws unless sold by our affiliates. The public warrants may not be exercised until the units detach. The warrants issued to the underwriters cannot be exercised for one year after the date of this prospectus.

CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS
      This prospectus contains forward-looking statements. These statements are not historical facts, but rather are based on our current expectations, estimates and projections about our industry, our beliefs and assumptions. Words including “may,” “could,” “would,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “seeks,” “estimates” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which remain beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties are described in “Risk Factors” and elsewhere in this prospectus. We caution you not to place undue reliance on these forward-looking statements, which reflect our management’s view only as of the date of this prospectus. We are not obligated to update these statements or publicly release the results of any revisions to them to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.
USE OF PROCEEDS
      Assuming an offering price per unit of $6.00, the gross proceeds to NGTV of this offering will be approximately $25,000,000, or $28,750,000 in the event that the over-allotment is exercised in full. After deducting the estimated underwriting discount of $2,500,000, a non-accountable expense allowance of $500,000 and other estimated offering expenses payable by us of $650,000, the net proceeds of this offering will be approximately $21,350,000. If the underwriters exercise the over-allotment option in full, we estimate the net proceeds to us will increase by $3,300,000.
      We intend to use the net proceeds of this offering, as follows:

		Percentage
		of
		Proceeds
		from this
	$ in 000’s	Offering

Proceeds of this offering, 4,166,667 units at an assumed offering price of $6.00 per unit	25,000	100%
Costs related to this offering, including professional fees and distribution costs	(3,650)	–15%

Net proceeds from this offering	21,350	85%
Production and programming	6,000	24%
Sales and marketing	6,500	26%
Capital expenditures	2,000	8%
Salaries to executive officers	600	2%
Repayment of debt	500	2%

Cash available for general corporate purposes	5,750	23%

      We intend to spend approximately $6,000,000 in production and programming costs through December 2006, for the launch of our Pay TV service. These are necessary internal and external charges pertaining to the creation and delivery of our content, such as production and programming labor, as well as other costs relating to the distribution of our content.
      We intend to spend approximately $6,500,000 through December 2006, on consumer marketing, affiliate marketing and the development of sponsorships and ancillary revenues. This includes internal sales and marketing related labor, the retention of a public relations firm and marketing agency, as well as advertising and media placement, launch incentives and promotional efforts.

      We anticipate that over the next three quarters, we will acquire approximately $2,000,000 in capital assets to augment our production and programming infrastructure. These assets include production, post-production and general computer equipment, as well as various software, rendering and storage systems.
      Out of the proceeds of this offering, we intend to repay certain debt and outstanding obligations totaling about $500,000, including two Demand Notes with principal amounts of $150,000 and $75,000, plus accrued interest at 10% per annum.
      Salaries to executive officers consist of salaries payable over the three quarters subsequent to the date of this prospectus to our executive officers in accordance with the terms of the employment agreements described elsewhere in this prospectus.
      We intend to use the balance of the proceeds of this offering, estimated to be $5,750,000 ($9,050,000 if the underwriters’ over-allotment is exercised in full) along with cash generated from operations, for general corporate purposes, including corporate salaries, general office expenses such as rent, telecommunications, insurance and other overhead costs, as well as legal and accounting fees associated with being a public entity and being in compliance with the Sarbanes Oxley Act of 2002.
      We anticipate that our existing cash and the net proceeds of this offering will be sufficient to fund our operations and capital requirements for approximately 12 months following this offering, based on cash generated from operations as well as the exercise of the over-allotment option. We cannot assure you, however, that such funds will not be expended earlier due to circumstances that we cannot foresee. In the event that our plans change or our assumptions change or prove to be inaccurate, we could be required to seek additional financing sooner than currently anticipated.
      The above information represents our best estimate of the use of proceeds from this offering, based upon the current plans for our business. We cannot specify with certainty all of the particular uses for the net proceeds that we may receive upon the completion of this offering, as the actual allocation will depend upon business opportunities that arise, the amount of our future revenues, any change or inaccuracy in our assumptions about our business or future operations and other factors, many of which are outside of our control, some of which are described in the section of this prospectus titled “Risk Factors”. Given these constraints, management retains the right to use the net proceeds of this offering differently than as set forth herein.
      Pending final use, we may invest the net proceeds of this offering in short-term, investment grade, interest-bearing securities or guaranteed obligations of the United States or its agencies.
      If all of the public warrants offered hereby are exercised, we would receive an additional $21,447,822 in gross proceeds which we would use for general working capital purposes at the discretion of management.

CAPITALIZATION
      The following table sets forth our capitalization (a) as of September 30, 2005, (b) as of September 30, 2005, as adjusted to reflect the conversion of (1) $1.2 million of indebtedness sold in a debt private placement completed subsequent to September 30, 2005 into units at a 50% discount to the offering price of the units offered hereby (resulting in the issuance of 400,000 shares of common stock and warrants to purchase an aggregate of 200,000 shares of common stock) and (2) $5.785 million of new notes sold in a debt private placements completed subsequent to September 30, 2005, as well as the conversion of $3.288 million in existing notes of the company and the new notes into units at a 33 1/3% discount to the offering price of the units offered hereby (resulting in the issuance of 2,668,283 shares of common stock and warrants to purchase an aggregate of 1,161,012 shares of common stock), and (c) as of September 30, 2005, as adjusted to give effect to the conversion of debt described in (b) and the sale of the units offered hereby (without including the units issuable upon exercise of the over-allotment option) and the company’s receipt of the net proceeds of sale:

		(b)
		Sept 30, 2005	(c)
	(a)	Adjusted For	Sept 30, 2005
	Sept 30, 2005	Debt Conversion	Post Offering

	Unaudited	Unaudited	Unaudited
Long-term Liabilities	4,433,153	618,596	618,596
Common Stock	9,452,588	19,725,683	40,975,683
APIC	4,413,123	4,413,123	4,413,123
Accumulated Deficit	(16,785,828)	(17,877,919)	(17,877,919)

Total Shareholders Equity (Deficit)	(2,920,117)	6,260,887	27,510,887

Total Capitalization	$1,513,036	$6,879,483	$28,129,483

DILUTION
      If you invest in our common shares in this offering, your ownership interest in us will be diluted to the extent of the difference between the initial public offering price per share and pro forma net tangible book value per share after this offering. Our net tangible book value as of September 30, 2005 is presented on a pro forma basis, adjusted for the consummation of debt private placements in October through December 2005 and the conversion of such debt into shares of our common stock at a discount to the initial public offering price. Our pro forma net tangible book value as of September 30, 2005 is presented based on the aforementioned conversion of debt to equity, along with the consummation of this offering of $25 million, without giving effect to a 15% over-allotment. Our pro forma net tangible book value as of September 30, 2005 is determined by subtracting the total amount of our liabilities as of September 30, 2005 from the total amount of our tangible assets as of September 30, 2005. Our net tangible book value per share as of September 30, 2005 is determined by dividing our net tangible book value as of September 30, 2005 by the number of common shares outstanding as of September 30, 2005, after giving effect to the debt private placements and related conversions. Our net tangible book value as of September 30, 2005 pre-offering is $6,925,241 or $.90 per share.

      After giving effect to our sale in this offering of 4,166,667 common shares (without giving effect to the over-allotment option) at an assumed initial price to the public of $6.00 per share and after deducting underwriting discounts and commissions and our estimated offering expenses, our pro forma net tangible book value as of September 30, 2005 would be an aggregate of approximately $28.748 million, or $2.43 per common share. This amount represents an immediate increase of $1.53 per share to our existing shareholders and an immediate dilution of $3.57 per share from the assumed initial price to the public of $6.00 per share to new investors purchasing shares in this offering. The table below illustrates this per share dilution:

Assumed initial price to the public per share	$6.00

Net tangible book value per share as of September 30, 2005	0.90
Increase in pro forma net tangible book value per share attributable to this offering	1.53

Pro forma net tangible book value per share after this offering	2.43

Dilution per share to new investors	$3.57

      The table below sets forth, as of September 30, 2005, the number of our common shares issued and the total consideration paid to date by our existing shareholders, as well as the shares to be issued in this offering, at an assumed initial price to the public of $6.00 per share.

	Shares Issued		Total Consideration
					Average Price
	Number	Percent	Amount	Percent	Per Share

Existing Shareholders	7,668,437	64.8%	$20,167,756	44.7%	$2.63
New Investors	4,166,667	35.2%	$25,000,000	55.3%	$3.15

Total	11,835,103	100.0%	$45,167,756	100.0%	$3.82

(1) Includes debt which converts to equity on the closing of this offering.
(2) Excludes unexercised warrants and those warrants to be issued in conjunction with this offering.
MARKET FOR COMMON EQUITY
Application for American Stock Exchange Listing
      We have applied to have the units, our common stock and the public warrants approved for listing on the American Stock Exchange as follows: (a) the units under the symbol “          ”, (b) our common stock under the symbol “          ”, and (c) the public warrants under the symbol “          ”, each subject to official notice of issuance. Until the units are divided into their separate components of one share of common stock and one warrant to purchase one half of one share of common stock, only the units will trade on the American Stock Exchange. The units will trade until detached. The units will be detached upon 30 days prior written notice from the representative of the underwriters, which shall be determined in its sole and absolute discretion. However, we will not allow separation of the units until the earlier to occur of 60 days immediately following the date of this prospectus or the exercise by the underwriters of the entire over-allotment option. Following the separation of the units, the shares of common stock will trade on the American Stock Exchange, and the warrants will trade separately from the common stock on such exchange. The units will cease to exist at such time.
      Prior to this offering and the listing on the American Stock Exchange of the units, common stock and public warrants, there has been no public market for our securities.
Dividend Policy
      We have not declared or paid any dividends and do not intend to pay any dividends in the foreseeable future to the holders of our common stock. We intend to retain future earnings, if any, for use in the operation and expansion of our business. Any future decision to pay dividends on common stock will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and other factors our board of directors may deem relevant.
      We will have the right to redeem the public warrants at any time after 120 days following the sooner of the date of this prospectus of the exercise by the underwriters of the over-allotment option. However, California law may prohibit the redemption of securities under certain circumstances where the company has insufficient capital or the redemption would cause the company to become insolvent. Accordingly, we may be limited under California law as to the timing or exercise of our redemption right with respect to the public warrants.
Equity Incentive Plan
      The following table outlines our equity compensation plan as well as our outstanding warrants to purchase common shares of stock, as of December 31, 2005.

Number of
	Securities to be	Weighted
	Issued upon	Average
	Exercise of	Exercise Price	Number of
	Outstanding	of Outstanding	Securities
	Options,	Options,	Remaining
	Warrants and	Warrants and	Available for
	Rights	Rights	Future Issuance

NGTV 2000 Option Plan(1)	356,164	$2.72	32,904
NGTV outstanding warrants(2)	142,948	$5.59	n/a
Total	499,112	$3.46	7,085

(1)	As amended.

(2)	Issued to consultants and suppliers.
      Our 2000 Equity Incentive Plan provides for the issuance of 469,784 awards of shares and options. There are currently outstanding 386,298 options, of which 305,062 are currently exercisable. 32,904 additional shares remain available for grant under the 2000 Equity Incentive Plan. Under the terms of the Plan we may grant stock or options to eligible participants including employees, officers, directors and consultants. The remaining shares available under the Plan may be granted by our board of directors without the necessity of shareholder approval.
Stand-Alone Grants
      In the future our board of directors may grant common share purchase options or warrants to selected directors, officers, employees, consultants and advisors in payment of goods or services provided by such persons on a stand-alone basis outside of any of our 2000 Equity Incentive Plan. The terms of these grants may be individually negotiated.

SELECTED FINANCIAL DATA
      The following selected financial information has been derived from our financial statements. Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). Our statements of operations for 2004, 2003 and 2002 and our balance sheets as of December 31, 2004 and 2003 have been audited by Squar, Milner, Reehl & Williamson LLP., an independent registered public accounting firm. The report of Squar, Milner, Reehl & Williamson LLP on those financial statements is included elsewhere in this prospectus.
      Our selected consolidated financial information for the years ended December 31, 2001 and the period from June 23, 2000 (inception) to December 31, 2000 and our balance sheet data as of December 31, 2002, 2001 and 2000 have been derived from unaudited financial statements, which are not included in this prospectus. Our statement of operations for each of the nine months ended September 30, 2004 and 2005 and balance sheet data as of September 30, 2005 have been derived from our unaudited financial data which has been included elsewhere in this prospectus. We have prepared the unaudited financial data on the same basis as the audited financial statements and have included, in our opinion, all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of the financial information set forth in those statements. Our historical results for any prior or interim period are not necessarily indicative of results to be expected for a full fiscal year or for any future period.
      The selected financial information for the periods and as of the dates indicated should be read in conjunction with our financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The following information as of September 30, 2005 does not give effect to the receipt of approximately $7,000,000 from two debt private placements completed subsequent to September 30, 2005:

							June 23, 2000
	Nine Months	Nine Months					(Inception)
	Ended	Ended	Year Ended	Year Ended	Year Ended	Year Ended	to
	September 30,	September 30,	December 31,	December 31,	December 31,	December 31,	December 31,
OPERATING DATA	2005	2004	2004	2003	2002	2001	2000

Revenues(1)	—	—	—	—	—	—	—

	—	—	—	—	—	—	—
Operating Expenses
Compensation and Related Benefits	1,310,425	1,298,781	2,008,135	1,394,706	109,213	42,735
Professional Fees	937,785	1,144,523	1,476,849	231,722	431,572	96,120	192,120
Selling, General and Administrative Expenses	1,191,624	1,298,694	1,716,657	91,731	171,582	315,438	684,579

	3,439,834	3,741,998	5,201,641	1,718,159	712,367	454,293	876,699

Net Operating Loss	(3,439,834)	(3,741,998)	(5,201,641)	(1,718,159)	(712,367)	(454,293)	(876,699)
Other Income (Expense)(2)	(511,961)	(2,817,334)	(2,864,096)	(45,876)	155,759	(25,449)	(44,092)

							June 23, 2000
	Nine Months	Nine Months					(Inception)
	Ended	Ended	Year Ended	Year Ended	Year Ended	Year Ended	to
	September 30,	September 30,	December 31,	December 31,	December 31,	December 31,	December 31,
OPERATING DATA	2005	2004	2004	2003	2002	2001	2000

Loss Before Interest on Common Stock Subject to Redemption, Excess Retirement Price on Preferred Stock and Cumulative Effect of Change in Accounting Principle	(3,951,795)	(6,559,332)	(8,065,737)	(1,764,035)	(556,608)	(479,742)	(920,791)
Interest on Common Stock Subject to Redemption(3)	270,783	(170,633)	1,276,404	(1,995,441)	—	—	—
Excess Repurchase Price Over Original Price of Preferred Stock	—	(627,000)	(627,000)	—	—	—	—
Cumulative Effect of Change in Accounting Principle	—	—	—	(212,789)	—	—	—
Carryover Deficit from Predecessor	—	—	—	—	—	—	(238,820)

Net Loss to Common Shareholders	(3,681,012)	(7,356,965)	(7,416,333)	(3,972,265)	(556,608)	(479,742)	(1,159,611)

Loss Per Common Share(4)	$(0.91)	$(2.33)	$(2.27)	$(4.27)	$(0.84)	$(0.72)	$(1.87)

Weighted Average Common Shares Outstanding	4,065,000	3,164,000	3,274,000	930,000	663,000	663,000	619,000

	December 31,	December 31,	December 31,	December 31,	December 31,
BALANCE SHEET DATA	2004	2003	2002	2001	2000

Capitalized Production Costs(5)	1,005,344	45,852	—	—	—
Total Assets	2,394,629	55,869	4,832	73,265	134,362
Current Liabilities	3,199,221	2,066,586	653,874	252,862	241,412
Long Term Liabilities, net(6)	26,857	—	—	—	—
Common Stock Subject to Redemption(3)	935,137	2,211,541	—	—	—
Convertible Preferred Stock(7)	—	973,000	973,000	973,000	520,000
Shareholders’ Deficit	(1,766,586)	(4,222,258)	(649,042)	(179,597)	(152,855)
Total Liabilities and Stockholders’ Deficit	2,394,629	55,869	4,832	73,265	134,362

(1)	The company is classified as a development stage enterprise under U.S. GAAP and has not generated revenues from its principal operations to date.

(2)	Other Income and Expenses for the nine months ended September 30, 2004 and the year ended December 31, 2004 include a non-recurring charge of $2,359,951 on the exchange of debt for common stock.

(3)	Effective in 2003, we adopted Statement of Financial Accounting Standards No. 150 — “Accounting for Financial Instruments with Characteristics of both Liabilities and Equity,” pursuant to which certain common stock held by two of our officers (pursuant to employment agreements) is considered mandatorily redeemable at the fair value of such stock (960,181 shares). Upon adoption, the fair value of such common stock exceeded its book value and the difference has been reflected as “cumulative effect of change in Accounting Principle” totaling $212,789 in 2003. Pursuant to Statement No. 150, the liability arising from this obligation to redeem such common stock is carried at its initial fair value (or redemption amount) upon adoption, with changes in redemption amounts reflected in earnings at each reporting date. Had Statement No 150 been applied retroactively for periods prior to 2003, our pro forma net loss would be as follows:

	Year Ended	Year Ended
	December 31, 2002	December 31, 2001

Net Loss to Common Shareholders, as Reported	$(556,608)	$(479,742)
Pro forma effect: Interest On Common Stock Subject to Redemption	(108,050)	(108,050)

Pro Forma Net Loss	$(664,658)	$(587,792)

Pro Forma Net Loss Per Share	$(1.00)	$(0.89)

      (4) Reflects the effect on outstanding common shares of a 23.23 to 1 reverse stock split approved by the company’s board of directors for shareholders of record as of December 5, 2005 and completed on December 19, 2005.
      (5) Capitalized production costs consist of direct costs associated with the production of programming. At September 30, 2005, the company has accumulated over 10,000 hours of programming.
      (6) Subsequent to September 30, 2005, the company completed two debt private placements. The first debt private placement aggregated to $1.2 million gross proceeds, with borrowings thereafter bearing interest at 12% per annum and maturing June 30, 2006. Holders can convert into shares of common stock at 50% of the initial public offering price or be paid in cash plus a warrant. The second debt private placement aggregated to $5.785 million in gross proceeds, borrowings thereunder bearing interest at 10% per annum and maturing July 31, 2006. Holders can convert into shares of the company’s common stock at 67% of the initial public offering price or be paid in cash plus a warrant. In the event the initial public offering is not completed by July 31, 2006, the holders are entitled to penalty warrants, the number of which will be determinable based on the outstanding principal balance.
      (7) The company has authorized the issuance of up to 12,480,952 shares of preferred stock. The company designated 4,456,423 shares as the Series A-1 convertible preferred stock (“Series A-1”). At December 31, 2003, 4,415,992 shares of Series A-1 preferred shares were outstanding which had been issued at an original issue price of $0.2226 per share. On February 12, 2004, the 4,415,992 Series A-1 preferred shares were retired for $1,600,000, using the proceeds from a private placement of common stock units. Such preferred shares were originally issued for net proceeds of $973,000. The company charged the $627,000 excess retirement price directly to deficit accumulated during the development stage.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OVERVIEW
      We are developing an uncensored pay television service branded as “No Good Television” for distribution on cable and satellite television. No Good Television (or “No Good TV”) is an uncensored entertainment news and lifestyle service, which is TV-MA rated (television for mature audiences). TV-MA will enable us to feature programming which is uncensored, candid and uncut. No Good TV provides a platform to producers and artists to create and air programs that foster artistic freedom and free speech, facilitated by the TV-MA rating, which permits profanity and limited nudity, but does not permit x-rated programming.
      We will launch our programming through distribution in the US market through our distribution agreement with iN DEMAND L.L.C. for the distribution of our programming on cable television in the US. That distribution will be on a pay-per-view and subscription basis. In addition to creating other distribution agreements for the US and foreign markets, in the future, we plan to develop other sources of revenue including the sale of “NGTV merchandise” for consumers, such as premiums, clothing, hats and other items. We also intend to produce our content for sale on DVDs, which will constitute an additional source of revenue when such DVDs are produced, marketed and sold. To date, we have not (a) aired any No Good Television branded programs, (b) designed or developed any merchandise or (c) produced or distributed any DVDs. We are a development stage company, and we have not yet generated any revenues.
      For the fiscal years ended December 31, 2004, 2003 and 2002, we incurred losses attributable to our common shares of $7,416,233, $3,972,265 and $556,608, respectively. As of September 30, 2005 we had an accumulated deficit of $16,785,828.
      In December 2005, the company’s board of directors approved a 23.23 to 1 reverse stock split for common shareholders of record as of December 5, 2005. Common shares outstanding prior to and after the reverse stock split totaled 116,152,273 and 5,000,152 respectively. Unless otherwise indicated, all discussions included in this prospectus related to our outstanding common shares, including common shares to be issued upon the exercise of warrants and options, as well as dollar amounts per share, refer to post-split shares.
RESULTS OF OPERATIONS

COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 2005 TO NINE MONTHS ENDED SEPTEMBER 30, 2004
      REVENUES: We are a development stage company and we have not generated any revenues.
      COMPENSATION AND RELATED BENEFITS: Compensation and related benefits consists of salaries, payroll benefits, taxes and related costs, and includes compensation expense associated with the granting of “in the money” options. Compensation and benefits for the nine months ended September 30, 2005 totaled $1,310,425, as compared to $1,298,781 for the nine months ended September 30, 2004, indicating that salaries and benefits for these periods was comparable. During the nine months ended September 30, 2005, we added seven employees, including personnel involved in post-production efforts. Our head count as of September 30, 2005 consisted of 39 full-time employees, including 15 personnel in post-production and 24 in production and corporate functions. This increased expense was offset by the fact that an executive stepped-down as an employee and was retained through a consulting arrangement. Stock-based compensation expense from “in the money” options, which is included in compensation and related benefits, totaled $339,868 during the nine months ended September 30, 2005, as compared to $367,839 in option expense for the corresponding period in the prior year. We anticipate hiring additional employees upon the completion of certain capital events.
      PROFESSIONAL FEES: Professional fees consist of expenditures for legal, accounting, marketing and financial services, as well as industry consultants. For the nine months ended September 30, 2005, professional fees were $937,785 as compared to $1,144,523 for the nine months ended September 30, 2004. The reduction of cost in 2005 related primarily to a decline in the use of outside services, including the non-renewal of a consulting contract to an outside marketing firm. Expenses under this contract totaled $310,000 in 2004, with no comparable costs in 2005.
      GENERAL AND ADMINISTRATIVE EXPENSES: General and administrative expenses consist of facility expenses, depreciation, general travel costs as well as other expenses. For the nine months ended September 30, 2005, selling, general and administrative expenses were $1,191,624, compared to $1,298,694 for the nine months ended September 30, 2004. The additional costs in 2004 related primarily to increased travel costs.
      NET OPERATING LOSS: Net operating loss for the nine months ended September 30, 2005 was $3,439,834 as compared to a net operating loss of $3,741,998 for the nine months ended September 30, 2004. The higher loss in 2004 is primarily related to $310,000 pertaining to a consulting arrangement which existed in 2004 but was not renewed for 2005.
      OTHER INCOME (EXPENSES): Total Other Income (Expense) for the nine months ended September 30, 2005 was a net expense of $511,961, compared to a net expense of $2,817,344 for the nine months ended September 30, 2004. A primary component of other income (expense) is interest expense. Interest expense for the nine months ended September 30, 2005 was $260,000, compared to $95,644 for the nine months ended September 30, 2004. This increase in interest expense is attributable to the increase in our long-term debt during 2005. Another component of other income (expense) includes the gain (loss) we incurred on the extinguishment of certain indebtedness. We incurred a non-cash loss on the extinguishment of debt totaling $271,485, upon the exchange of certain obligations for equity instruments and the restructuring of certain existing obligations (including demand notes) to 2 or 3 year maturities. During February 2004, we incurred a non-cash loss of $2,359,951 from the exchange of debt for equity instruments. There was no comparable loss for the corresponding period in 2005. Finally, during 2004, we incurred additional costs related primarily to the expensing of the estimated value of warrants (totaling $367,000) issued as liquidated damages to brokers/investors associated with our February 2004 common stock unit private placement.
      INTEREST ON COMMON STOCK SUBJECT TO REDEMPTION: In accordance with U.S. GAAP, we maintain a liability related to a provision within certain executives’ employment agreements which allows them to have the company purchase their common stock holdings at fair market value in the event of their termination. Changes in the liability result from changes in the fair value of our common stock and are reflected in earnings. This liability is adjusted at each reporting date, and for the period ended September 30, 2005, we reduced the outstanding liability based on the fair market value of the stock at that time. Accordingly, we booked a negative expense of $270,783. At September 30, 2004, the liability was adjusted to reflect the fair market value of the stock, for which we booked an expense of $170,633.
      TOTAL NET LOSS ACCUMULATED DURING THE DEVELOPMENT STAGE: Total Net Loss attributable to our common stockholders was $3,681,012 for the nine months ended September 30, 2005, and $7,356,965 during the nine months ended September 30, 2004. Concurrent with our February 2004 private placement of common stock units, the company converted $400,001 in debt to 1,112,769 shares of common stock. In connection therewith, we recorded a non-recurring charge of $2,359,951 as a loss on the conversion of debt, based on the difference of carrying value of the debt and the estimated fair value of the shares issued. In 2004, we also recorded a charge of $367,000 related to warrants issued as liquidated damages and we incurred $310,000 in expenses associated with a marketing agreement that was not renewed in 2005.
      CAPITALIZED PRODUCTION COSTS: As of September 30, 2005 and 2004, we maintained total capitalized film production costs of approximately $2,033,651 and $1,005,344, respectively. Capitalized production costs consist of pre-production and development costs. (See discussion below for our accounting policy related to capitalized production costs).

COMPARISON OF YEAR ENDED DECEMBER 31, 2004 TO YEAR ENDED DECEMBER 31, 2003
      CHANGES IN THE GENERAL BUSINESS CONDITIONS IN 2004 VERSUS 2003: In February 2004, we raised approximately $6 million in net capital, through the issuance of approximately 987,982 common stock units, including 987,982 common shares and 493,991 warrants. This allowed us to move in to a much larger (24,000 square-foot) facility, in order to scale-up our operations. The current annual lease cost of the building is $372,000; the lease expires in March 2009 and is renewable for five additional years. In connection with this move, we hired additional employees and acquired additional capital equipment, allowing us to expand our operations to include more robust production and post-production activity, expanded graphics capabilities, more sophisticated archiving systems and general technology advancements. During 2003, headcount was minimal and operations were more limited and often based on available funds. In early 2004, we began to increase staffing from a handful of employees, to eventually reach 32 full-time staff members by year-end.
      REVENUES: We are a development stage company and we have not generated any revenues for the years ended December 31, 2004 and 2003.
      COMPENSATION AND RELATED BENEFITS: Compensation and related benefits consists of salaries, payroll benefits, taxes and related costs, and includes compensation expense associated with the granting of “in the money” options. For the year ended December 31, 2004, we recorded compensation and related benefits costs of $2,008,135, compared to $1,394,706 for the year ended December 31, 2003. During and prior to 2003, we operated on a smaller scale than we did after the equity funding of February 2004, and much of the amount recorded as compensation and benefits during 2003 related to salaries, a portion of which remained unpaid at December 31, 2003. During 2004, staffing grew from a minimal headcount in the beginning of the year, to about 32 employees by year-end 2004. Stock-based compensation expense associated with “in the money” options totaled $415,660 during the year ended December 31, 2004, as compared to $228,770 in option expense for the corresponding period in the prior year.
      PROFESSIONAL FEES: Professional fees consist of expenditures for legal, accounting, marketing and financial services, as well as industry consultants. Professional fees for the year ended December 31, 2004 were $1,476,849. This substantial increase over the 2003 figure of $231,722 was due to costs associated with the expanded operations. This included consulting contracts awarded to an outside marketing firm, as well as several other consulting arrangements with industry professionals. Legal and accounting costs increased with the scaling-up of the business over the prior year.
      GENERAL AND ADMINISTRATIVE EXPENSES: General and administrative expenses consist of facility expenses, depreciation, general travel costs as well as other expenses. General and administrative expenses were $1,716,657 for the year ended December 31, 2004 as compared to $91,731 for the year ended December 31, 2003. This increase in administrative expenses is the result of our move to a larger facility and the scale-up of operations over the prior year. Increased expenses in 2004 included, among others, rent totaling $329,085, depreciation totaling $252,217, travel costs totaling $208,470, insurance totaling $192,955 and other expenses totaling $733,930.
      INTEREST ON COMMON STOCK SUBJECT TO REDEMPTION: In accordance with U.S. GAAP, we maintain a liability related to a provision within certain executives’ employment agreements which allows them to have the company purchase their common stock holdings at fair market value in the event of their termination. Changes in the liability result from changes in the fair value of the stock and are reflected in earnings. This liability is adjusted at each reporting date and for the period ended December 31, 2004, the liability was reduced to reflect the fair market value of the stock, for which we booked a negative expense of $1,276,404. At December 31, 2003, the liability was increased by $1,995,441, and the related adjustment amounted to an expense of the same amount.
      NET OPERATING LOSS: Net operating loss for the year ended December 30, 2004 was $5,201,641 as compared to a net operating loss of $1,718,159 for the year ended December 31, 2003. The higher loss in 2004 is related to the additional costs associated with the scaling up of operations subsequent to the February 2004 equity funding.
      OTHER INCOME (EXPENSE): Total Other Income (Expense) totaled a net expense of $2,864,096 during the year ended December 31, 2004 compared to expense of $45,876 for the year ended December 31, 2003. A primary component of other income (expense) is interest expense. Interest expense for the year ended

December 31, 2004 was $143,163, compared to $45,876 for the prior year. This increase in interest expense is attributable to the service of additional debt related to our expanded operations, including the acquisition of production and post production equipment, some of which we acquired under capital lease. Another component of other income (expense) includes gains (losses) we incurred on debt extinguishments. We incurred a non-cash loss of $2,359,951 from the exchange of debt into common stock in February 2004. There was no comparable loss for the corresponding period in 2003. Finally, during 2004, we incurred additional costs related primarily to expensing the estimated value of warrants (totaling $367,000) issued as liquidated damages to brokers/investors associated with our February 2004 private placement of common stock units.
      TOTAL NET LOSS: Total Net Loss attributable to our common stockholders totaled $7,416,333 for the year ended December 31, 2004 (after the effect of $627,000 paid in excess repurchase price over the carrying amount of preferred stock) compared with $3,972,265 for the prior period ended December 31, 2003. The majority of the increase in total net loss accumulated during the development stage and net operating loss for the year ended December 31, 2004 relates to a non-recurring charge of $2,359,951 that was the result of the conversion of $400,001 in debt into common stock, concurrent with the February 2004 private placement of common stock units. the aforementioned increase in compensation expense and related benefits, and in professional services, together with the scaling-up of operations subsequent to the February 2004 equity financing.

COMPARISON OF YEAR ENDED DECEMBER 31, 2003 TO YEAR ENDED DECEMBER 31, 2002
      REVENUES: We are a development stage company and did not generate any revenues from our principal operations for the years ended December 31, 2003 and 2002.
      COMPENSATION AND RELATED BENEFITS: Compensation and related benefits consists of salaries, payroll benefits, taxes and related costs, and includes compensation expense associated with the granting of “in the money” options. For the year ended December 31, 2003, compensation and related benefits was $1,394,706 compared to $109,213 in compensation and related benefits being recorded for the year ended December 31, 2002. During 2002, the company was staffed only by the founders and a few executives.
      PROFESSIONAL FEES: Professional fees consist of expenditures for legal, accounting, marketing and financial services, as well as industry consultants. Professional fees were $231,722 for the year ended December 31, 2003 as compared to $431,572 for the year ended December 31, 2002. In 2002, we incurred relatively high professional fees in conjunction with the ongoing development of our business model, as well as costs associated with our interaction with bankers and potential investors.
      GENERAL AND ADMINISTRATIVE EXPENSES: General and administrative expenses consist of facility expenses, depreciation, general travel costs as well as other expenses. General and administrative expenses for the year ended December 31, 2003 were $91,731, compared with $171,582 for the year ended December 31, 2002. Some of the operations, including rent and other overhead, were reduced during part of 2003, due to a lack of funding during that time.
      NET OPERATING LOSS: For the year ended December 31, 2003, we incurred a net operating loss of $1,718,159. This compares to a net operating loss of $712,367 for the year ended December 31, 2002. The increase was primarily the result of increasing compensation and benefits expense in 2003.
      OTHER INCOME (EXPENSE): Total Other Income (Expense) was a net expense of $45,876 in 2003 compared to income in 2002 of $155,759. Interest expense was $45,876 for the year ended December 31, 2003, compared with $39,908 in interest charges incurred for the year ended December 31, 2002. Therefore, interest cost remained relatively stable from year to year. In 2002, we recorded $195,667 of consulting services unrelated to the company’s principal operations, thereby bringing the net figure in that year to $155,759 in income.
      INTEREST ON COMMON STOCK SUBJECT TO REDEMPTION: In accordance with U.S. GAAP, in 2003 we booked a liability related to a provision within certain executives’ employment agreements which allows them to have the company purchase their common stock holdings at fair market value in the event of their termination. Changes in the liability result from changes in the fair value of the stock, and are reflected in earnings. This liability is adjusted at each reporting date, and for the period ended December 31, 2003, the related expense was $1,995,441, based on the fair market value of the stock at that time. There was no similar expense booked at December 31, 2002.
      TOTAL NET LOSS: Total net loss attributable to our common stockholders totaled $3,972,265 for the year ended December 31, 2003, compared with $556,608 for the previous period ended December 31, 2002. The increased loss in 2003 was due to an increase of $1,285, 493 in compensation and related benefits over the prior period. Additionally, we booked a charge of $1,995,441 for interest on common stock subject to redemption in 2003, an increase of $1,779,341 over the previous year.
LIQUIDITY AND CAPITAL RESOURCES
      From our inception through September 30, 2005, we have raised a total of approximately $9.9 million from the sale of common stock. As of September 30, 2005 we had cash of $47,307 and a working capital deficiency of approximately $2.4 million. Our accumulated deficit as of September 30, 2005 was approximately $16.8 million.
      Cumulative cash used in operating activities was approximately $8,673,000 from the company’s inception (June 23, 2000) through September 30, 2005. The primary non-cash expenses comprising the difference between the accumulated deficit and cumulative cash used in operations and the approximate amounts are as follows:

(rounded to thousands)
Cumulative cash used in activities of continuing operations	$8,673,000
Depreciation and amortization	689,000
Expense recorded at estimated fair value of common stock, options and warrants granted for services and “in the money” investments	1,673,000
Excess of fair value of common stock exchanged over carrying amount of converted debt	2,360,000
Excess repurchase price over carrying amount of preferred stock	627,000
Warrants issued as liquidated damages	367,000
Loss on extinguishment of debt	271,000
Interest on common stock subject to redemption	664,000
Carryover deficit of predecessor entity	239,000
Changes in operating assets and liabilities	1,222,000

Accumulated Deficit at September 30, 2005	$16,785,000

      As of September 30, 2005, we owed approximately $3,195,000 in long term debt, not including our capital lease obligations and current portion of debts. In July and August 2005, the holders converted $2,652,161 in existing unsecured short-term debt and obligations, plus $295,883 of accrued interest, to long-term notes and warrants to acquire approximately 725,023 common shares at $0.0232 per share (all of which have been exercised). We accounted for these transactions as extinguishments in accordance with EITF 96-19, and recorded a loss on extinguishment of approximately $270,000. On October 12, 2005, the holders converted these notes plus other long-term notes totalling $375,000 and any unpaid and accrued interest thereon into new notes with a mandatory conversion obligation into units identical to the units offered hereby at the closing of this offering, at a 33 1/3% discount to the offering price. In addition to these notes, we have approximately $560,000 in existing notes that will be repaid prior to June 2006.
      In September 2005, through Capital Growth Financial, LLC, we commenced an offering seeking bridge funding of up to $1.2 million, through the issuance of 12% unsecured convertible promissory notes, maturing June 30, 2006. These notes carry a mandatory election clause, whereby upon the completion of a minimum $20 million public offering, the note holder must either (a) convert the note and any accrued interest into securities identical to those provided within the public offering, at a conversion price equal to 50% of the offering price, or, (b) be repaid the principal and any accrued interest together with a five-year purchase warrant, identical in terms to that offered as part of the publicly offered securities. In the event that the offering does not close prior to the maturity of the notes, a five-year warrant will be issued to the holder entitling the holder to purchase the number of common shares equal to the principal of the note, divided by the fair market value of the shares at the maturity date of the note. By the end of November 2005, this offering was fully subscribed and we realized a total of $1,037,394, which is the full amount of the offering, net of investment banker’s fees and commissions. All holders of the 12% unsecured convertible promissory notes have agreed that their notes will convert into units (either registered or unregistered) at the closing of this offering.
      In November 2005, through Capital Growth Financial, LLC, we commenced an offering seeking bridge funding of up to $6 million, through the issuance of 10% unsecured convertible promissory notes, maturing July 31, 2006. These notes (a) automatically convert into the securities identical to those provided within a $20 million public offering (the units), at a conversion price equal to 33 1/3% of the offering price, or if not converted for any reason, (b) are to be repaid the principal and any accrued interest together with a five-year purchase warrant, identical in terms to that offered as part of the publicly offered securities. In the event that the offering does not close prior to the maturity of the notes, a five-year warrant will be issued to the holder entitling the holder to purchase the number of common shares equal to the principal of the note, divided by the fair market value of the shares at the maturity date of the note. As of January 17, 2006, the offering was closed with gross subscriptions of $5.785 million, and we realized a total of $5,090,800, net of broker’s fees and commissions. All of the holders of the 10% unsecured convertible promissory notes will automatically convert into units (either registered or unregistered).
EQUITY TRANSACTIONS
      During the nine months ended September 30, 2005, warrants to acquire 1,039,856 shares of common stock were exercised at prices between $0.002 and $8.479 per share for total consideration of $1,536,828. During the nine months ended September 30, 2005, options to acquire 234,659 shares of common stock were exercised at prices between $0.0023 and $0.0233 per share for total consideration of $4,394.
      On August 31, 2005, the company issued 25,631 shares of common stock plus warrants in connection with the refinancing of certain payable obligations totaling $556,399 into notes payable. Additionally, warrants were granted to acquire: (a) 26,912 common shares at $.0232 per share, (b) 12,815 common shares at $7.5962 per share, and (c) 12,815 common shares at $13.9264 per share. We recorded an extinguishment in connection with this exchange, in accordance with EITF 96-19, as the total value of the note and equity instruments was less than the carrying amount of the obligation.
      On September 23, 2005, the company issued 17,084 shares of common stock to an employee for services performed. Such shares were valued at $10,804 based on the most recent prices for equity issuances. During the nine-months ended September 30, 2005, the company granted warrants to employees to acquire 397,789 common shares in connection with the conversion of accrued executive compensation into notes payable. This transaction was accounted for as an extinguishment in accordance with EITF 96-19.
      During the nine-months ended September 30, 2005, the company granted warrants to acquire 282,420 shares of common stock into note payable holders in connection with modifications to the terms of those notes. This transaction was accounted for as an extinguishment in accordance with EITF 96-19.
      In August 2005, the company granted warrants to acquire 16,142 shares of common stock in connection with borrowings totalling $375,000 under several two-year notes payable. A portion of the proceeds was allocated to the warrants, based on the relative fair value of such warrants, and recorded to debt discount, which will be amortized over the term of the notes.
CAPITAL EXPENDITURES
      We currently have approximately $1.5 million in capital equipment, about one-third of which is under capital lease. Through March 2006, we expect to purchase and/or lease, approximately $400,000 of additional capital equipment needed to further our production and post-production efforts. Additionally, throughout the remainder of 2006, we expect to acquire approximately $1.5 million of additional capital equipment, through purchase and/or lease.
GOING CONCERN BASIS OF PRESENTATION
      The accompanying financial statements have been prepared assuming that the company will continue as a going concern. The company has been in the development stage since its inception and has not generated significant revenues from its principal operations, and there is no assurance of future revenues. As of September 30, 2005, the company had an accumulated deficit of approximately $16.8 million and a working capital deficit of approximately $2.4 million. These conditions raise doubts as to the company’s ability to continue as a going concern.
      Management’s plans in regard to these matters have been to seek additional sources of capital while the company continues to grow its library and develop its content, at a minimal expense level. Management believes that until the generation of revenues is realized through the distribution of its product, reduced operations can be funded through additional sources of capital, including private placement of equity, issuance of debt instruments, and/or the public offering of its securities. The company is in negotiations with cable and satellite programming providers and currently anticipates, subject to the consummation of contracts and other conditions including obtaining sufficient capital for production and normal operations, that programming will be launched in 2006.
      Throughout much of 2005, our monthly operating expenses totaled approximately $400,000, about half of which is made up of salaries and benefits (production related salaries in accordance with generally accepted accounting principles related salaries are capitalized and do not appear within our Statement of Operations). The other half of these expenses pertains to professional fees, overhead expenses and equipment related charges. This level of expense has allowed us to continue our operations and execute on our business plan; however, in order to make our television launch date in the third quarter of 2006, our efforts will need to scale-up considerably.
      In December 2005, we increased our monthly expenditures to a level of about $650,000. In the months of January through March 2006, expenses will continue to increase to approximately $800,000 per month. This scale-up will allow us to hire critical personnel, including, 3 to 4 marketing staff members, as well as 5 mid-level post-production staff. We also intend to acquire about $400,000 worth of needed capital equipment during this time. Additional costs related to being a public entity, and in conforming to the Sarbanes-Oxley Act of 2002, will impact our legal and accounting costs.
      In 2006, we intend to begin a larger scale-up of operations, in anticipation of our launch date in 2006. This will amount to a substantial increase in our capabilities, and will require additional staff members throughout the organization, however, mostly concentrated within marketing and post-production. During this time, our marketing efforts will dramatically increase and, at full capacity, we anticipate our total operating costs to be approximately $2.4 million per month. We believe that this will be the level of our operating expenses at least through the end of 2006.
      We anticipate launching the NGTV pay TV service with US domestic cable and satellite operators in the third quarter of 2006. Per our projections, we will continue to have operating losses during the initial three quarters after the launch. The targeted distribution for our Pay TV service at launch is 50 million homes in the US market. After the NGTV service has been sampled by most of our demographics and the brand has been developed, we project a monthly aggregated buy rate in the US market of 2%. Based on limited marketing and brand development efforts, we are projecting the monthly buy rate to grow from 0.25% in the initial quarter after launch to 1% in the fourth quarter after launch. The ancillary revenues from sponsorships, product placements, merchandising and licensing are projected to offset half of our quarterly expenses, during the initial four quarters after launch.
      We have entered into a distribution agreement with iN DEMAND L.L.C., whereby our programming will be distributed for viewing on cable television in the US. Although we have entered into this agreement, there can be no assurances, however, that we will ever generate revenues or obtain additional financing on terms favorable to us, or at all. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should we be unable to continue as a going concern.
INFLATION
      Our management believes that inflation has not had a material effect on our results of operations.
OFF-BALANCE SHEET ARRANGEMENTS
      We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.
CONTRACTUAL OBLIGATIONS
      As of September 30, 2005, we have contractual obligations for outstanding debt of $6,763,642 as indicated below.

	Less than

Contractual Obligations	Total	1 year	1-3 years	3-5 years

Long-Term Debt	3,768,800	—	3,768,800	—
Capital Lease Obligations(1)	1,150,000	154,000	695,000	301,000
Operating Lease Obligation(2)	1,180,488	381,924	798,564	—
Other Long-Term Obligations(3)	664,354	—	—	—

Total	6,763,642	535,924	5,262,364	301,000

(1)	Includes interest.

(2)	Existing obligation under our building lease, excludes optional renewal period.

(3)	Obligation for common stock subject to redemption. Period is indeterminable.
CRITICAL ACCOUNTING POLICIES
      The preparation of the accompanying financial statements and related disclosures in conformity with U.S. GAAP requires us to make judgments, assumptions and estimates that affect the amounts reported in the accompanying financial statements and the accompanying notes. The amount of assets and liabilities reported on our balance sheet and the amount of revenues and expenses reported for each of our fiscal periods are affected by estimates and assumptions, which are used for, but not limited to, the accounting for capitalized production costs, the valuation of various equity instruments issued in conjunction with debt or equity transactions, and our valuation allowance against deferred tax assets. Actual results could differ from these estimates. The following critical accounting policies are significantly affected by judgments, assumptions and estimates used in the preparation of the financial statements:
CAPITALIZED PRODUCTION COSTS
      We capitalize direct film production costs in accordance with American Institute of Certified Public Accountants Statement of Position (“SOP”) 00-2, “Accounting by Producers and Distributors of Films.” Film production costs include costs to acquire or develop raw content, edit, package programming and television specials for distribution on premium channels. Acquisition costs are minimal as we typically produce our content at minimal cost or receive raw content, at no cost (which approximates fair value) from movie or recording studios, artists or other sources seeking enhanced promotion and visibility. We note that artists and recording labels have very limited or no opportunity to broadcast uncensored content, as many would require a TV-MA rating. Our film production cost consists primarily of direct salaries, and an allocation of equipment and production overhead. We track salaries and other costs we incur by program. Costs relating to marketing are expensed as incurred.

      Capitalized production overhead does not include administrative, general and research and development expenses. In the event a program is not set for production within three years from the time of the first capitalized transaction, all such costs will be expensed. Once programming is released, capitalized production costs will be amortized in the proportion that the revenue during the period for each film bears to the estimated revenue to be received from all sources under the individual-film-forecast-computation method as defined in SOP 00-2.
STOCK-BASED COMPENSATION
      The company accounts for stock-based compensation issued to employees using the intrinsic value based method as prescribed by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock issued to Employees.” Under the intrinsic value based method, compensation expense is the excess, if any, of the estimated fair value of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. Compensation expense, if any, is recognized over the applicable service period, which is usually the vesting period.
      At September 30, 2005, the company has granted options to employees under one stock-based compensation plan. Stock-based employee compensation expense of “in the money” options, approximated $340,000 and $368,000 for the nine-months ended September 30, 2005 and 2004, respectively and $984,000 since June 23, 2000, our inception.
      SFAS No. 123, “Accounting for Stock-Based Compensation,” if fully adopted, changes the method of accounting for employee stock-based compensation to the fair value based method. For stock options and warrants, fair value is determined using an option pricing model that takes into account the stock price at the grant date, the exercise price, the expected life of the option or warrant, stock volatility and the annual rate of quarterly dividends. Compensation expense, if any, is recognized over the applicable service period, which is usually the vesting period.
      If the company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation, the effect would be insignificant. The effects of applying SFAS No. 123 are not likely to be a representation of the pro forma effect on reported net income (loss) for future years.
DEBT AND EQUITY TRANSACTIONS
      The company issues debt with warrants and equity instruments to third parties and non-employees. These issuances are recorded based on the fair value of these instruments. Warrants and equity instruments require valuation using the Black Scholes model and other techniques, as applicable, and consideration of various assumptions including but not limited to the volatility of our stock, risk free rates and the expected lives of these equity instruments.
INCOME TAXES
      The company accounts for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes”. SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates for the year in which the differences are expected to reverse. We establish a valuation allowance in accordance with SFAS No. 109 when it is more likely than not that all or a portion of deferred tax assets will not be realized. At September 30, 2005,we have concluded that a full valuation allowance against our net deferred tax assets was appropriate. In making such a determination, a review of all available positive and negative evidence was considered, including scheduled reversal of deferred tax liabilities, projected future taxable income, tax planning strategies, and recent financial performance. In addition, we considered our cumulative losses in recent years. We expect to continually evaluate the realizability of our deferred tax attributes based on our future operating results.

RECENT ACCOUNTING PRONOUNCEMENTS
      In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB 51.” The primary objectives of FIN No. 46 are to provide guidance on the identification of entities for which control is achieved through means other than voting rights (variable interest entities or “VIEs”) and how to determine when and which business enterprise should consolidate the VIE. This new model for consolidation applies to an entity for which either: (a) the equity investors do not have a controlling financial interest; or (b) the equity investment at risk is insufficient to finance that entity’s activities without receiving additional subordinated financial support from other parties. In addition, FIN No. 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. As amended in December 2003, the effective dates of FIN No. 46 for public entities that are small business issuers, as defined (“SBIs”), are as follows: (a) For interests in special-purpose entities (“SPEs”: periods ended after December 15, 2003; and (b) For all other VIEs: periods ending after December 15, 2004. The December 2003 amendment of FIN No. 46 also includes transition provisions that govern how an SBI which previously adopted the pronouncement (as it was originally issued) must account for consolidated VIEs. The company has determined that it does not have any variable interest and as a result, the adoption of this pronouncement did not have a material impact on the company’s financial statements.
      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 establishes standards for how a company classifies and measures certain financial instruments with characteristics of both liabilities and equity, and is effective for public companies as follows: (a) in November 2003, the FASB issued FASB Staff Position (“FSP”) FAS 150-03 (“FSP 150-3”), which defers indefinitely (1) the measurement and classification guidance of SFAS No. 150 for all mandatorily redeemable non-controlling interests in (and issued by) limited-life consolidated subsidiaries, and (2) SFAS No. 150’s measurement guidance for other types of mandatorily redeemable non-controlling interests, provided they were created before November 5, 2003; (b) for financial instruments entered into or modified after May 31, 2003 that are outside the scope of FSP 150-3; and (c) otherwise, at the beginning of the first interim period beginning after June 15, 2003. The company adopted SFAS No. 150 on the aforementioned effective dates. The adoption of this pronouncement had a material impact on the company’s results of operations or financial condition, as it relates to common stock subject to redemption.
      In December 2004, the FASB issued SFAS No. 153, “EXCHANGE OF NONMONETARY ASSETS, AND AMENDMENT OF APB NO. 29, “ACCOUNTING FOR NONMONETARY TRANSACTIONS.” The amendments made by SFAS No. 153 are based on the principle that exchanges of non-monetary assets should be measured using the estimated fair value of the assets exchanged. SFAS No. 153 eliminates the narrow exception for nonmonetary exchanges of similar productive assets, and replaces it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. A non-monetary exchange has “commercial substance” if the future cash flows of the entity are expected to change significantly as a result of the transaction. This pronouncement is effective for non-monetary exchanges in fiscal periods beginning after June 15, 2005. The adoption of this pronouncement did not have a material impact on the company’s financial statements.
      In December 2004, the FASB issued SFAS No. 123-R, “Share-Based Payment,” which requires that the compensation cost relating to share-based payment transactions (including the cost of all employee stock options) be recognized in the financial statements. That cost will be measured based on the estimated fair value of the equity or liability instruments issued. SFAS No. 123-R covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS No. 123-R replaces SFAS No. 123 and supersedes APB 25. As originally issued, SFAS No. 123 established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that pronouncement permitted entities to continue applying the intrinsic-value model of APB 25, provided that the financial statements disclosed the pro forma net income or loss based on the preferable fair-value method. Due to a recent SEC announcement delaying the effective date, the company will be required to apply SFAS No. 123-R as of

January 1, 2006 Thus, the company’s financial statements will reflect an expense for (a) all share-based compensation arrangements granted on or after January 1, 2006 and for any such arrangements that are modified, cancelled, or repurchased on or after that date, and (b) the portion of previous share-based awards for which the requisite service has not been rendered as of that date, based on the grant-date estimated fair value. Management has not yet determined the effect of SFAS 123-R on its future financial statements.
      In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” which replaces APB Opinion No. 20 and FASB Statement No. 3. This pronouncement applies to all voluntary changes in accounting principle, and revises the requirements for accounting for and reporting a change in accounting principle. SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle, unless it is impracticable to do so. This pronouncement also requires that a change in the method of depreciation, amortization, or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate that is affected by a change in accounting principle. SFAS No. 154 retains many provisions of APB Opinion 20 without change, including those related to reporting a change in accounting estimate, a change in the reporting entity, and correction of an error. The pronouncement also carries forward the provisions of SFAS No. 3 which govern reporting accounting changes in interim financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Statement does not change the transition provisions of any existing accounting pronouncements, including those that are in a transition phase as of the effective date of SFAS No. 154. Management is evaluating the future effect of this pronouncement.
      Other recent accounting pronouncements are discussed elsewhere in these notes to the consolidated financial statements.

BUSINESS
Our Business Activities and Objectives

Overview
      NGTV is developing a pay television service branded as “No Good Television” for distribution on cable and satellite television. No Good Television (or “No Good TV”) focuses on uncensored news, entertainment and lifestyle-based programming that is TV-MA rated (television for mature audiences). TV-MA will enable us to feature programming which is uncensored, candid and uncut. No Good TV provides a platform to producers and artists to create and air programs that foster artistic freedom and free speech. The TV-MA rating permits profanity and limited nudity, but does not permit x-rated programming. Our programming will be unique by providing “uncensored” access to celebrities and music artists, giving them wider latitude for self expression than can be found on network television by allowing profanity, limited nudity without bleeps, blurs or other forms of censorship. Our programming will not include sexually explicit material, or even sexually provocative material. Rather, the inclusion of limited nudity will be in the context of artistic freedom as may appear from time to time in celebrity interviews, director’s cut music videos, and celebrity and artist based reality programming.
      Our content has a fast paced tempo, with popular celebrities and musicians, and an edgy feel. We promote a youth oriented, high energy, feel throughout all of our programming by actively seeking interviews and situations with artists and celebrities where their conduct is likely to be edgy and racy, including in some cases using profanity and limited nudity. We expect this type of content will appeal primarily to 18-34 year old men.
      We will initially launch our programs by producing four-hour blocks of broadcast content for purchase on pay cable and satellite television stations. We eventually plan to develop our own pay cable or satellite station, however our current business objectives are focused upon the initial launch of our programming in the US, together with the development, marketing and sale of DVDs and branded NGTV merchandise in the US. Assuming our programming and branding is successful, we would expand our programming hours up to an all day premium channel.
      We intend to develop revenue sources through the distribution of our programming to cable and satellite television distributors, the development and sale of DVDs and the development of NGTV merchandise including clothing. We believe that the successful launch of our programming and viewer acceptance of our concept and presentation over time will allow us to develop a strong brand and image that can be leveraged for commercial exploitation.

Distribution and Initial Programming
      On January 10, 2006, we entered into a License Agreement with iN DEMAND L.L.C. (the “iN DEMAND Agreement”) which will serve as the initial US distribution agreement for our broadcast content. The iN DEMAND Agreement provides that through iN DEMAND L.L.C (“iN DEMAND”) our broadcast content will be available for purchase by subscription by cable television viewers in the United States and parts of the Caribbean, as well as Puerto Rico and Guam. iN DEMAND is a multiple system operator (“MSO”) providing pay-per-view movies and other programming to consumers through numerous local and regional cable operators throughout the United States. Through the iN DEMAND Agreement our programming will be available for purchase, by consumers, on a pay-per-day or pay-per-view basis, or as part of a Video-On-Demand (“VOD”) or Subscription Video-On-Demand (“SVOD”) basis.
      The iN DEMAND Agreement is in the form of a license to broadcast or “exhibit” our finished content according to the terms of the iN DEMAND Agreement. The Agreement with iN DEMAND is not exclusive and we are negotiating with other cable and satellite distribution companies for additional distribution of our content in the United States and in foreign markets via cable and satellite television access. The term of the iN DEMAND Agreement is one year, provided that after six months, either party may terminate the Agreement upon sixty days prior written notice.

      Under the Agreement, our programs will broadcast weekly, in four-hour blocks, on cable television stations on a “Pay Per View” basis, including a VOD basis. Broadcast on a VOD basis means that a subscriber elects to view our programs on an “on demand basis”, i.e. at the time or times of such individual’s choosing, which are not regularly scheduled times. The suggested retail price of each pay-per-view showing is $4.95. NGTV will receive license fees computed as a percent of gross subscriber fees for VOD and non-VOD basis.
      An SVOD Package is a package of programs available to paid subscribers where, for a fixed fee, the subscriber can watch a selection of all or a portion of such programs with “on demand” functions over a set period of time and as often as desired. With respect to SVOD Package broadcasts, we will receive a license fee based on the number of hours of NGTV programs included in the SVOD package and the number of subscribers to the SVOD Package. Our programs will also be available on an “all day ticket” meaning subscribers can view the programs throughout the day at their convenience.
      The Agreement also provides that iN DEMAND is entitled to certain minimum distribution fees per quarter. In the event the minimum distribution fee is not collected by iN DEMAND based on subscription dollars received for our content, iN DEMAND will be entitled to draw upon a letter of credit, which we must post, to satisfy any shortfall. We will not receive any revenues under the iN DEMAND Agreement until the minimum distribution fee per quarter is received by iN DEMAND. Thereafter, we will be entitled to our agreed share of revenues under the Agreement.
      As we continue to develop finished programming, and in the normal course of offering paid programming, our pay-per-day programs may combine new four-hour blocks with repeats from previous releases. We would be entitled to our share or revenues of all broadcasts — including broadcasts of previously aired programming.
      We will require a 4 month lead time for a national marketing campaign in connection with the launch of the programs to attract viewers and to complete final preparation of our content for broadcast use. We continue to have discussions with other cable and satellite operators, including other MSOs for additional distributions arrangements, but to date we have not entered into any other agreements for distribution of our programming.
      Maintaining a distribution agreement on terms acceptable to us is imperative for the company’s continued operations. Our current plans are to develop an NGTV brand identity in the U.S. market through our television programming, and to subsequently license or syndicate our programming in foreign markets. To date we have not generated revenues from our operations and we cannot determine when or if we will generate revenues.

NGTV Content Focus
      NGTV has spent the last five years obtaining and developing video content that presents an uncensored view of the entertainment world including celebrities, music, movies, television, sports and pop culture. NGTV original shows and programming will be produced from video footage including, (a) uncensored celebrity interviews, (b) uncensored “director’s cut” music videos, and (c) live event coverage. We are constantly acquiring new footage of celebrities and entertainment events to draw upon in our programming. We intend an overall branding strategy such that all our programming content and merchandise will be associated with a “No Good” theme of uncensored, artist-friendly entertainment. All of our content is acquired with the permission of the celebrity or artist involved — we do not conduct “ambush” or “paparazzi” style video footage.

Video Library
      We have already captured over 10,000 hours of footage for our library including over a thousand interviews with the television and movie industries’ biggest, hottest, and most popular stars. This number represents raw, uncut and full-length footage of celebrity interviews. Currently, we create approximately 200 hours per month of new raw footage of celebrity interviews, which we plan to increase as necessary as we approach our launch date and begin expanded production. The library contains footage that was captured with the NGTV creative perspective, making it a unique resource for our contemplated programming.

      We will utilize our library of video footage in several ways. We will mix existing and older footage of celebrities and music artists with our coverage of live and contemporary events. We will also draw upon our library to produce shows focused on specific celebrities showing clips from various points in their career. And we will also use our library to create shows or segments that will be “classic clips” of celebrities showing them in a variety of contexts, over the course of the last several years. While we must continue to develop current footage of celebrities and music artists at today’s most prominent entertainment industry events and in connection with new movie, television and music releases, we believe our footage of celebrities always has value, especially since our footage contains uncensored material.
      All of the video footage of celebrity interviews and event coverage in our library is owned by us and is maintained for our exclusive use. We have obtained all necessary consents and releases to broadcast the footage we own. We also have all necessary licenses to broadcast the music videos and music concerts we have in our library that we may use in our programming.

Celebrity Interviews with NGTV Attitude; Attracting Celebrity Guests
      Our programming will be comprised largely of uncensored, candid and upbeat interviews with celebrities including movie and television stars as well as music artists. Most celebrity interviews available in the mass media market today show celebrities “on good behavior” and conversely, most tabloid coverage seeks to exploit celebrities’ worst moments. We, however, will show celebrities having fun, at ease, expressing their opinions, sharing jokes and stories, drinking, and being completely candid and comfortable. We will not seek to embarrass celebrities or portray them in a judgmental way. Rather, our content is generated through the cooperation of the celebrities who, based on our experience, welcome the opportunity to be genuine and candid in front of our cameras and hosts.
      In addition to focused interview content, our library includes, and our programming will include, “B-roll” footage including celebrities captured while “off camera” or “off-air” such as back stage, during breaks at movie filming locations, traveling, during interview breaks and other non-performance venues and circumstances. Such footage is akin to “reality” television coverage of celebrities in their off camera moments. We will mix and utilize this footage with our celebrity interviews and other programming content.
      We believe that our talent booking personnel have very well developed relationships with celebrities and music artists, their agents and representatives, and with major studios and record labels. We have developed and maintain goodwill and trust in the industry that enables us access to the entertainment industry’s biggest and hottest stars, as evidenced by the number of celebrity interviews we have already obtained. We also believe that our celebrity guests enjoy the opportunity to show a candid, uncensored side of their personalities and free expression as shown by the quality and character of the interviews we have taken.
      The entertainment industry tends to be driven by promotion and exposure of celebrities and music artists on their own and in connection with the projects they are currently involved in. NGTV will provide an additional and alternate platform for promotion and exposure of current talent and projects in the entertainment industry. Further, we believe our programming will appeal to the 18-34 year old male demographic that we believe is appealing to the entertainment industry, and many advertisers. Artists’ and celebrities’ desire for promotion and exposure, coupled with our goodwill in the celebrity community, has made it possible for us to obtain the footage in our library and continue to book new interviews and be invited to industry events. We also believe that this access is unique and that it provides us with a competitive edge in the entertainment news industry. Although we cannot say whether our ability to obtain celebrity interviews will continue after we are on the air, we expect that our ability to book new interviews will continue as a result of the positive exposure we will attempt to give each celebrity appearing in our programming notwithstanding the uncensored nature of the programming.
      The following is a partial list of celebrities, including movie and television stars and music artists who we have interviewed and/or have director’s cut music videos. The inclusion of any name on this list or in this prospectus does not imply and should not be construed as an endorsement by such person of the company, the company’s proposed programming, or this offering of units.
50 Cent
Adam Sandler
Alec Baldwin
Alicia Keys
Andy Garcia
Angelina Jolie
Ashley Judd
Ashley Simpson
Ashton Kutcher
Avril Lavigne
Beastie Boys
Ben Affleck
Ben Stiller
Benicio Del Toro
Beyonce
Billy Bob Thornton
Black Crowes
Black Eyed Peas
Blink 182
Bob Newhart
Brad Pitt
Britney Spears
Bruce Willis
Cameron Diaz
Carrie Underwood
Chad Michael Murray
Charlie Sheen
Charlize Theron
Cher
Christopher Walken
Coldplay
Colin Farrell
Danny Devito
Denzel Washington
Diane Keaton
Drew Barrymore
Dustin Hoffman
Ed Harris
Eddie Murphy
Edward Burns
Elijah Wood
Ellen DeGeneres
Elton John
Eminem
Eric Bana
Fall Out Boy
Foo Fighters
Frances McDormand
Gary Sinise
George Clooney
Glenn Close
Green Day
Greg Kinnear
Halle Berry
Harrison Ford
Hayden Christensen
Hilary Swank
Holly Hunter
Hugh Jackman
Ice Cube
Ja Rule
Jake Gyllenhaal
James Caan
Jamie Foxx
Janet Jackson
Jason Lee
Jay Z
Jennifer Connelly
Jennifer Garner
Jennifer Lopez
Jeremy Piven
Jessica Alba
Jessica Biel
Jessica Simpson
Jim Carrey
John Cusack
John Travolta
Johnny Depp
Jon Favreau
Julia Roberts
Julianne Moore
Kanye West
Kate Bosworth
Kate Hudson
Keanu Reeves
Kelly Clarkson
Kevin Costner
Kiefer Sutherland
Kirsten Dunst
Larry King
Lenny Kravitz
Lil’ Jon & the East Side Boyz
Lindsay Lohan
Linkin Park
LL Cool J
Ludacris
Madonna
Mariah Carey
Mark Wahlberg
Martin Lawrence
Matt Damon
Matt Dillon
Matthew McConaughey
Meg Ryan
Michael Caine
Michael Douglas
Missy Elliot
Morgan Freeman
My Chemical Romance
N’Sync
Naomi Watts
Nelly
Nicolas Cage
Nicole Kidman
Nine Inch Nails
Orlando Bloom
Outkast
Owen Wilson
P. Diddy
Patrick Stewart
Paul Giamatti
Paul Walker
Philip Seymour Hoffman
Pierce Brosnan
Pink
Prince
Queen Latifah
Quentin Tarantino
Radiohead
Red Hot Chili Peppers
Rob Reiner
Rob Schneider
Rob Zombie
Robert Downey Jr.
Robert Duvall
Robin Williams
Russell Crowe
Samuel L. Jackson
Santana
Scarlett Johansson
Seann William Scott
Simple Plan
Sir Anthony Hopkins
Sir Ben Kingsley
Snoop Dogg
Steve Martin
Sum 41
System of a Down
The Killers
The Strokes

Tim Burton
Tom Cruise
Tommy Lee Jones
U2
Uma Thurman
Viggo Mortensen
Vin Diesel
Vince Vaughn
Weezer
Will Ferrell
Will Smith

Live Event Coverage
      Our video library includes coverage of live events including celebrity parties, and popular culture events such as film festivals, award shows, movie premieres, red carpet events, humanitarian efforts, and other large gatherings where celebrities or artists appear. Our hosts cover live events for us from the NGTV point of view. NGTV is routinely invited to attend such events and interact with celebrity guests and we will continue to accumulate new footage of live events. Our coverage includes interviews, footage of celebrities at events, behind the scenes tours and “vip” access. Like other featured content, live event coverage includes uncensored, candid moments with celebrities at such events.

Music Concerts
      We also have in our library complete footage of concerts and performances of today’s hottest music artists. We obtain all necessary licenses from the artists and/or promoters of such concerts for broadcast in our programming. We can draw upon this footage in connection with shows about particular artists, music genres or current concerts and promotions. Alternatively, we can show long clips from the concert or air substantially the entire event as part of our programming. We continue to film music concerts and musical performances both on location and in our own studio performance stage.

Uncut Music Videos
      We currently have the rights to broadcast over 5,000 uncut and uncensored music videos, known as “director’s cut” versions. Generally, music artists produce two versions of their music videos, much the way that many music compact discs are available for purchase in censored or “clean” versions. The majority of cable, satellite and network television stations that broadcast music videos are not TV-MA rated and cannot broadcast these uncut versions of popular music videos that often feature profanity, nudity and sexually suggestive materials. To our knowledge, we will be the only televised platform for such uncut music videos.
      We obtain our uncut music videos from the music industry’s biggest record labels, including Sony Corporation, Broadcast Music Inc. (“BMI”), and Universal Music Group, as examples. We do not pay for the acquisition of the videos, however we are required to pay a nominal royalty fee each time we broadcast a music video. However, Universal also charges us an annual fee of $7,500 for the costs of shipping and reproducing videos they send to us. Since we anticipate broadcasting few music videos in each block of programming the cost to obtain and broadcast these videos is insignificant in our overall production costs.
      We accept only uncut music videos from major record labels that feature today’s hottest music artists. We only accept and will only broadcast music videos that feature signed artists and do not accept and will not broadcast music videos featuring unknown or unsigned artists. Our uncut music video library includes primarily popular rock music, hip-hop, rap and alternative music. We do not expect to broadcast gospel, classical or other genres of music that we feel would be inconsistent with our No Good theme.

Developed Show Concepts
      We have already created and developed several original program series to premiere with the targeted launch of NGTV in mid-2006. To that end, the company has created on-air graphics packages and marketing materials and is in the process of shooting and editing the individual episodes of the shows in preparation for the launch. The individual programs will feature celebrity-based programs, original animated segments and a live action series. All of our shows will follow the general theme and branding of “no good” uncensored presentations.

      Many of our shows feature our hosts, Caroline “Carrie” Haney and Kimberly “Kim” Harold. Both of these individuals are employees of the company and Ms. Haney has been instrumental in the development of our programming and obtaining interesting and entertaining celebrity and artist interviews. Our hosts interview celebrities and act as “NGTV hosts” at live industry events such as red carpet promotions, concerts and celebrity parties. We will also utilize celebrity guest hosts periodically in our programming. We do not anticipate that we will compensate such celebrity guest hosts, but rather that such persons will seek to be guest hosts for the purpose of promoting themselves or their projects.
      We are also developing animated programs that will feature completely original animated characters and story lines developed in-house by our graphic arts department. In addition to animated segments, we have also developed animated graphics and programming graphics in house, all for our exclusive use in our programming.

Production and Programming; Creative Control
      We control all aspects of the filming and production of our content, as well as all post-production matters concerning our finished programming. To that end we maintain at our offices, a state of the art studio and performance space, audio/video equipment, computer systems and data storage systems. The company maintains audio processing equipment, including a voice over studio and mixing facility. The company’s in-house capabilities include live music engineering, advanced sound editing, music scoring and composition, music editing, mix and master capabilities. The company utilizes on-line digital video post-production facility, including Avid Adrenaline, Unity systems. We also maintain a storage and archive database system utilizing Storage Tek robotic tape which enables us to load our video footage into a central electronic data base that enhances access to our library for producers and programmers. We believe our technology is state of the art for use in the music and television industry.
      Mr. Kourosh Taj, our Co-President, also serves as our Vice President of Programming and oversees the development and production of all of our broadcast programming. Mr. Taj exercises complete creative control over the use of content, graphics, sound and images in our programming. Mr. Taj will also determine what finished programs to air in any given week or time frame. We will usually choose to air content related to current industry events, such as movie premiers, music releases, industry events such as “the Oscars” and similar industry news and promotions. We will also select programming that contains celebrities that the public perceives to be the hottest, most sought-after celebrities. Mr. Taj oversees our graphics and production personnel and will review all broadcast content to determine what to air on television or market on DVD.
      Currently most aspects of the creation and execution of our production and programming are handled internally. The company currently employs a production staff of 30 full time employees for graphics, development, production, post-production and programming. The company believes that employing production personnel, and maintaining the operating and creative space, technologies and equipment necessary to produce its programs is more cost-effective than outsourcing or subcontracting for such production resources. In addition to reducing our production costs it allows us to efficiently control the creative development of our programs. This also allows us to maintain the confidentiality and security of our programming concepts under development and assures that our programs will conform to our “No Good Television” brand, vision and in-house creative guidelines.

Targeted Demographics
      Our targeted demographic are individuals that are young at heart and interested in music artists and celebrities expressing their artistic freedom in a more uncensored environment. We expect that the uncensored and sexually suggestive nature of our programming will appeal primarily to 18-34 year old men and those individuals, including women, interested in the juxtaposition of seeing “good” celebrities being “no good”. We believe top actors and celebrities will have appeal across a wider demographic group, but our inclusion of cutting edge music artists will likely narrow the targeted demographic to individuals interested in the rock and rap music genres we intend to focus on. We have not performed any market studies to determine which demographics will find our content most appealing.

Sources of Revenue
      The company expects to receive revenue from pay television subscriptions (i.e., distribution), sponsorship and product placement advertising, and DVD and branded merchandise sales.

Distribution of Our Programs
      We have entered into a Distribution Agreement with iN DEMAND that will be our initial source of revenue based on the distribution of our television shows on cable television in the US. We intend to enter into additional distribution agreements for the US and for foreign markets, to include other cable television and satellite distribution channels as well as VOD access. While our Agreement with iN DEMAND provides for four hours of new programming each week, we intend, over time, to increase the hours of new programming available for distribution, dependent upon the success and acceptance of our programming, as well as our ability to meet our capital requirements for such expansion.

Advertising, Sponsorship and Product Placement
      Because our programming will only be aired on pay cable television stations, we will not sell and cannot offer traditional 30 second “ad spots.” Rather, we anticipate that advertising revenues will be generated through segment sponsorship and commercial product placement. With respect to segment sponsorship, we believe that companies will sponsor and produce (or co-produce) segments, akin to our own original programming that will feature the sponsor’s products or will be segments in which the sponsorship is prominently displayed and made a part of the segment. Such sponsored segments will be presented seamlessly with our own programming. The company anticipates that this will reduce our costs for the programming. With certain sponsors we anticipate co-marketing opportunities, enhancing our ability to expand the marketing and promotion of the NGTV service.
      With respect to product placement, we will be paid to place commercially available products, such as sodas, alcoholic beverages, food items and similar items in our content, which is then broadcast, as a form of advertising for such products. We believe this will constitute an additional form of revenue for us at little if any cost to us. Our experience is that companies are eager to place products in television shows and movies as a way to passively advertise their products. Assuming our programming is popular we believe product placement opportunities will develop.

DVDs and Branded Merchandise
      We plan to develop other sources of revenue including the sale of “NGTV merchandise” for consumers, such as clothing and toys after our brand has been developed. We also intend to produce our content for sale on DVDs, which will constitute an additional source of revenue when such DVDs are produced, marketed and sold. To date, we have not designed or developed any merchandise or produced or distributed any DVDs. We will produce the content for the DVDs, which will include previously unseen footage and programming. We will outsource the production and distribution of DVDs.
      We plan to develop a merchandising initiative including hats, shirts, accessories, collector toys and other “NGTV brand” merchandise. We may sell such merchandise directly or through third party distributors. We may outsource the design and development of such merchandise.
      Our plans for the creation and production of DVDs and merchandise are developing. Our plans will be further developed under the direction of our marketing and branding consultant, Ms. Robin Fisher Roffer and her company Big Fish Marketing, Inc. We intend to develop a strong brand that can be commercially exploited in the future. We believe that it may take between 6 and 12 months after launch to develop a brand that is ingrained in the public consciousness.

Marketing, Branding and Launch Plans
      Our launch plans are being developed. In order to fully launch the NGTV programs and brand, we anticipate that we will need to undertake a pervasive advertising and public relations campaign to attract viewers; therefore we intend to add to our operations an internal comprehensive marketing and promotions department as well as the retention of consultants. Our efforts will include the formation and staffing of an internal marketing group with respect to television broadcast and DVD development, and the outsourcing of various marketing specialties including print, television and radio broadcast “appearances” (such as appearances on television talk shows) and street level recognition, such as posters and dissemination of fliers at targeted events. We will also utilize cross channel marketing, which includes cable distributors placing trailers and similar advertising “previews” on its various pay channels to sell and promote its own program offerings.
      We have retained the services of Ms. Robin Fisher Roffer through a consulting agreement with her company, Big Fish Marketing, Inc. to oversee our initial marketing and brand development. Ms. Roffer brings over 17 years of experience in branding, marketing and television launch to our company. Ms. Roffer has created strategic marketing tactics for a prestigious client list.
      In connection with our launch we will need to increase the staffing of our productions and graphics departments in order to increase the amount of broadcast ready programming we are developing. We will be adding additional employees to all of our creative and production departments, as well as purchasing or leasing additional equipment to support expanded production needs. We believe our existing management is capable of overseeing, implementing and managing the planned expansion in production and increase in personnel.
      We will require the proceeds of this offering to complete our initial marketing, launch and branding. We anticipate that our launch activities will require approximately four months to complete, and as such, we have targeted mid-2006 as our time frame to launch our programming. Even if we successfully launch our programming, we may require additional financing to continue to produce broadcast quality programming and maintain our marketing and branding activities, as well as commence the creation and distribution of DVDs and merchandise.

Management Team
      Our management team is composed of individuals that have a deep and diverse track record in the movie, television and music industries. We rely upon the expertise and experience of our management team to execute on our business objectives and develop additional commercial opportunities for our programming and brand.
      Included in our management team is our Chairman of our board of directors and celebrity spokesperson, Mr. Gene Simmons. Mr. Simmons’ career in entertainment began as a lead performer with the internationally successful rock band “KISS.” Mr. Simmons has since achieved great business success in exploiting the “KISS” brand and image in a variety of enterprises, including comprehensive merchandising of “KISS” branded items. Mr. Simmons will assist us in developing our branding and merchandising strategy and continuing to act as a spokesperson for the company. Mr. Simmons has also been instrumental in assisting us in capital raising activities and we may rely on him to do so in the future.
      Our team also includes persons such as Mr. Kourosh Taj and Mr. John Burns, a consultant, who each have extensive contacts with institutions and individuals within the entertainment industry that are critical to our continued success. We also have on our team, Mr. Richard Abramson, who has extensive experience managing projects and talent in the movie industry and engaging in finance and capital raising activities for the company. And most recently, we retained the services of Ms. Robin Fisher Roffer, who is a leading brand and marketing strategist in the television industry, who will oversee our initial launch, marketing and branding initiatives through her company Big Fish Marketing, Inc.
Competition
      The entertainment industry in general, and the television and cable broadcast industry specifically, are highly competitive. The most important competitive factors include quality, differentiation of content (uniqueness) variety of product and marketing. Most of our competitors have significantly greater financial and other resources (such as personnel, financing and contacts) than we have. All of our competitors in the entertainment industry compete for talent and are producing products that may compete with ours for exhibition time on paid cable television, and on home video.
      Our success is highly dependent upon such unpredictable factors as the viewing public’s taste. We have not yet broadcast our programming and therefore cannot assure that our programming will be received favorably. Even if initially successful, public taste changes and a shift in demand could cause our broadcast programs and DVD products to lose their appeal. Therefore, acceptance of our products, whether as a pay television service, DVD or other broadcast media, cannot be assured.
      We do not currently represent a significant presence in the entertainment industry.
History
      Our predecessor company, MX Entertainment, Inc., a Nevada company, was incorporated on August 5, 1997 by Mr. Jay Vir, our Co-President and director. On June 26, 2000, MX Entertainment, Inc. merged into Netgroupie, a California company incorporated June 14, 2000. Netgroupie was the surviving corporation in the merger. On January 7, 2004, Netgroupie changed its name to NGTV.
      Our predecessor, MX Entertainment, Inc., was originally formed for the purpose of aggregating and licensing entertainment footage for Internet broadcast (or “streaming”) distribution. Beginning in 2000, the company began developing its current business plan and began filming raw footage of uncensored celebrity interviews, and obtaining the rights to broadcast uncensored music videos and live shows.
      Our offices and production studios are located at 9944 Santa Monica Boulevard, Beverly Hills, California, 90212. The company’s telephone number is (310) 556-8600. Our web site address is www.ngtv.com, however the web site and its contents are not a part of this prospectus. Our web site is under construction.
Employees
      As of January 27, 2006 we employed 38 full-time employees and 3 part time employees. We also have 6 consultants. We consider our employee relations to be satisfactory at the present time.
Intellectual Property

Rights and Clearance
      We obtain all required releases and consents necessary to interview celebrities, attend celebrity-based events and shoot footage of such events and to broadcast such interviews, related footage and footage of industry events that we have in our library. Such releases also permit us to edit such footage and produce it in final form for broadcast. We own all of the footage of celebrity interview and industry events that we have in our library and such releases provide for our unlimited, perpetual and exclusive use of the footage.
      We obtain broadcast licenses for the uncut music videos we have in our library, as well as for recorded music concerts. Such licenses give us the right to use clips from such music videos and concerts, or to broadcast them in their entirety. To the extent we believe we would make any use of such footage outside the scope of our current license with respect to any specific footage, we would need to obtain a new or additional license for such use. Reviewing our finished content and obtaining additional licenses as needed is customary in the television industry. We believe such additional licenses, if any, could be readily obtained by us.
      To the extent we wish to include images, video clips or other audio or visual materials we did not own — such as clips from movies and television — we would need to obtain a license to use such clips from the owners of that material. We believe such additional licenses, if any, could be readily obtained by us and such practices are customary in our industry.
      Prior to the completion of our weekly programs, as part of our quality assurance and licensing compliance requirements, we will follow customary television production and licensing procedures of verifying that we have the necessary releases and consents for the footage we have selected from our library, required to broadcast images, likenesses, video footage and audio tracks that are included in our programming. To the extent any of our programming were to contain images, likenesses, footage or audio tracks we did not own or did not currently have a license to use, we would obtain the required licenses to broadcast such materials before we submitted the programming to our distributor or produced such content for DVDs.

Trademarks
      We own the following trademarks and rights to use trademarks:
      “NG” (Serial No. 78359665), United States trademark application filed on February 9, 2004. A Notice of Allowance was issued on August 30, 2005. A Statement of Use or extension to file the same is due on or about February 28, 2006.
      “NGTV” (Serial No. 78353035), United States trademark application based upon intent to use filed on January 16, 2004. A Notice of Allowance was issued on July 12, 2005. A Statement of Use or extension to file the same is due on or about January 12, 2006.
      “NO GOOD” (Serial No. 78353024), Unites States trademark application based upon intent to use filed on January 16, 2004. A Notice of Allowance was issued on July 12, 2005. A Statement of Use or extension to file the same is due on or about January 12, 2006.
      “NO GOOD TV” (Serial No. 78398715), United States Trademark application based upon intent to use filed on April 8, 2004. A Notice of Allowance was issued on September 20, 2005. A Statement of Use or extension to file the same is due on or about March 20, 2006.
      A United States Trademark application “NO GOOD FESTIVAL” (Serial No. 76584120) was filed on behalf of Mr. Gene Simmons, our Chairman of the Board. It was subsequently transferred to NGTV, but a Notice of Abandonment was issued because a statement of use (or extension request) was not timely filed. The Abandonment Notice was sent on October 11, 2005. In December 2005 the company filed a petition for review to revive the trademark application and the application was revived. A statement of use will be due by the end of February 2006.
      We do not have any patent or copyright applications or registrations.
      We own the following domain names: Ngtv.com, Nogood.tv, Nogoodtv.net, Ngtvnetwork.com, and Ngtvnetworks.com. We intend to use our website and various domain names to assist in our marketing and promotional efforts. None of our domain names or websites, whether currently in use or under construction, constitute a part of this prospectus.
Government Regulations
      The television content being produced by the company will be rated “TV-MA” which means that it will contain content suitable for mature audiences, including profanity and nudity. The content for broadcast must be within the guidelines for “TV-MA” as published by the Federal Communications Commission. The content that will be produced for DVDs will contain similar content. Compliance with the rating will be undertaken by us as we review and submit content to our cable or satellite distributors for broadcast, or produce content for DVDs. Our distributors are not responsible for enforcing compliance with the rating, but may refuse to air any content they deem not to be permitted under the TV-MA rating standard. We believe all of our planned content will fall within the TV-MA standards for profanity and limited nudity.
      The sale of DVDs will be subject to Federal Communications laws, including proper consumer labeling and ratings for such DVDs. As such, the company has no reporting or other regulatory obligations with respect to the broadcast or sale of its content except to produce programs that comply with the parameters of the “TV-MA” rating and to properly label DVDs if such DVDs are created and sold. The company’s business as it relates to “merchandising” will similarly be subject to consumer laws concerning the packaging and labeling of consumer products, such as clothing and toys. However, such merchandising activities will not take place for several months after the launch, if at all.

Property
      Our principal offices are located at 9944 Santa Monica Boulevard, Beverly Hills, California, 90212. We lease an entire building at that location which is approximately 20,000 square feet of office space and production and performance studios, at a base cost of $372,000 per year. The lease will expire March 1, 2009, with an option to extend the lease through March 1, 2014. We believe the current space is adequate for our operations and needs for the foreseeable future. We maintain customary insurance for the leased space, including insurance on all material articles of equipment installed or stored at that location.
      In the operation of our business, we own or lease certain audio/video equipment, editing systems, data storage systems, servers and rendering systems. The items that we do not own are leased by us pursuant to capital lease agreements. Currently, our monthly payment for the equipment leases is approximately $25,000. We maintain customary and required insurance for the equipment.
Legal Proceedings
      From time to time, claims are made against us in the ordinary course of our business, which could result in litigation. Claims and associated litigation are subject to inherent uncertainties and unfavorable outcomes could occur, such as monetary damages, fines, penalties or injunctions prohibiting us from selling one or more products or engaging in other activities. The occurrence of an unfavorable outcome in any specific period could have a material adverse effect on our results of operations for that period or future periods.
      NGTV is not presently a party to any pending or threatened legal proceedings.

MANAGEMENT
      Our bylaws provide that our board of directors shall consist of no less than seven and no more than nine directors. There are presently seven directors serving on our board of directors. There are no family relationships among our executive officers and directors.
      The following table sets forth certain information regarding our directors and executive officers.

Name	Age	Position

Gene Simmons	56	Chairman of the Board of Directors
Allan I. Brown	64	Chief Executive Officer and Director, Strategic Advisor — Marketing
Kourosh Taj	34	Co-President and Director, Vice President of Programming
Jay Vir	50	Co-President, Secretary and Director
Richard J. David	47	Chief Financial Officer
Richard Abramson	58	Director, Strategic Advisor — Entertainment
Al Cafaro	56	Director, Strategic Advisor — Music
Patrick Dovigi	26	Director
Election of Directors
      At each annual meeting of shareholders, directors will be elected by the holders of common stock to succeed those directors whose terms are expiring. Directors will be elected annually and will serve until successors are elected and qualified or until a director’s earlier death, resignation or removal. Our bylaws provide that the authorized number of directors may be changed only by a vote of the shareholders of our company. Vacancies in our board of directors may be filled by a majority vote of the board of directors with such newly appointed director to serve until the next annual meeting of shareholders, unless sooner removed or replaced.
Committees of the Board of Directors
      In connection with the listing of the units, common stock and public warrants on the American Stock Exchange, our board of directors will establish three committees, an audit committee, a compensation committee and a nominating committee, as well as adopt new corporate governance policies and procedures that comply with the requirements of the American Stock Exchange.

Audit Committee
      In connection with the listing of our units, common stock and public warrants on the American Stock Exchange, we will be required to establish an audit committee, which will be comprised of two independent directors after the closing of this offering. Our board of directors does not currently include a “financial expert” as that term is defined in rules promulgated by the U.S. Securities and Exchange Commission, or SEC, to serve on the audit committee. Within                     days of the date of this prospectus we will expand our audit committee to three members by recruiting a financial expert to our board of directors and adding such financial expert as the chair of the audit committee. The audit committee will assist the board in overseeing and reviewing: (a) the integrity of our financial reports and financial information provided to the public and to governmental and regulatory agencies; (b) the adequacy of our internal accounting systems and financial controls; and (c) the annual independent audit of our financial statements, including the independent auditor’s qualifications and independence. The audit committee:

•	will have sole authority to select, evaluate, terminate and replace our independent auditors;

•	will have sole authority to approve in advance all audit and non-audit engagement fees and terms with our independent auditors;

•	will review the activities, plan, scope of authority, organizational structure and qualifications of any persons overseeing our accounting and financial reporting processes and the audits of our financial statements; and

•	will review our audited financial statements, public filings and each press release prior to issuance, filing or publication.
      The specific functions and responsibilities of the audit committee will be as set forth in an audit committee charter to be adopted by our board of directors. Our board of directors expects that, within  days of the date of this prospectus, at least one member of our audit committee will qualify as an audit committee financial expert as defined under SEC and American Stock Exchange rules and regulations and the other members of our audit committee will satisfy the financial literacy requirements for audit committee members under current such rules and regulations.

Compensation Committee
      Our board of directors intends to establish a compensation committee, which will be comprised of three independent directors after the closing of this offering. The principal functions of the committee will be to:

•	evaluate the performance of our named executive officers and approve their compensation;

•	prepare an annual report on executive compensation for inclusion in our proxy statement;

•	review and approve compensation plans, policies and programs, considering their design and competitiveness;

•	administer and review changes to our equity incentive plans pursuant to the terms of the plans; and

•	review our non-employee independent director compensation levels and practices and recommend changes as appropriate.
      The compensation committee will review and approve corporate goals and objectives relevant to Chief Executive Officer’s compensation, evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and recommend to the board the Chief Executive Officer’s compensation levels based on its evaluation.
      The compensation committee will administer our 2000 Equity Incentive Plan. The specific functions and responsibilities of the compensation committee will be set forth in a compensation committee charter to be adopted by the board of directors.

Nominating Committee and Corporate Governance
      Our board of directors will establish a nominating and corporate governance committee, which will be comprised of all of the independent directors then serving on the board. This committee is responsible for seeking, considering and recommending to the board qualified candidates for election as directors and recommending a slate of nominees for election as directors at our annual meeting, as well as overseeing compliance with various governance matters. The specific functions and responsibilities of the nominating and corporate governance committee will be set forth in the nominating and corporate governance committee charter.
Corporate Governance
      In connection with the listing of our securities on the American Stock Exchange, we will be required to adopt many new corporate governance practices, in addition to establishing our new board committees. Such practices include maintaining a majority of independent directors on our board, providing that all compensation payable to our chief executive officer be approved by a compensation committee composed of independent directors, and requiring that any newly adopted stock option and stock compensation plans be approved by our shareholders. We have already adopted a code of ethics.

Business Experience
      Mr. Gene Simmons. Mr. Simmons was elected to our board of directors in February 2004 and became Chairman of the board in February 2004. Mr. Simmons assists the company with its marketing and public relations, and acts as a spokesperson for the company. Mr. Simmons currently has numerous other projects and businesses for which he serves as director and manager, as well as investor during the past five years. Three decades ago, Mr. Simmons co-founded one of the most famous and most successful rock groups in the world — KISS. Mr. Simmons is President of his own record label, Simmons Records, as well as a film and television producer, having produced “Detroit Rock City” for New Line Cinema. He has a book imprint, Simmons Books, and he also publishes his own magazine Tongue, available at all newsstands.
      Mr. Allan I. Brown. Mr. Brown became our Chief Executive Officer and was elected to the board of directors in February 2004. Mr. Brown is a 40-year marketing industry veteran and currently is the Co-Chairman and Chief Executive Officer of Special Marketing Strategies (SMS), a global entertainment, marketing and finance company. For 26 years, and up through 2002, Mr. Brown guided Simon Worldwide, Inc., as Chairman and Chief Executive Officer, and from 2002 to the present as a director.
      Mr. Kourosh Taj. Mr. Taj became our Co-President and was elected to our board of directors at the inception of the company in 2000. Mr. Taj has been in the music and entertainment industry for over 12 years holding various positions in television production, development, licensing, talent booking and operations. Prior to co-founding NGTV, Mr. Taj held the position of Executive Vice President of MusiTopia and spearheaded the creative components and development of a landmark music theme park project for the re-use of the old Atlantic City Convention Center. For more than the last five years, Mr. Taj has led NGTV programming, talent acquisition, production, business development, content licensing from artists and labels, as well acting as the creative director and development director of the NGTV premium channel.
      Mr. Jay Vir. Mr. Vir became our Co-President and was elected to our board of directors at the inception of the company in 2000. Mr. Vir has been a media executive since 1996, and has an extensive background and network of relationships in the cable television, music and entertainment industries. Prior to NGTV he consulted and spearheaded the strategic development, operations, finance and content licensing for MusiTopia, a landmark music and entertainment project, which included media, television, record label and live venue components. He was also a co-founder and CEO of NetInfo, a Microsoft network content partner, and was instrumental in developing a revenue sharing partnership with Microsoft. Prior to 1996 he was a business entrepreneur and a consultant in the media, finance, publishing, technology and automobile industries. For more than the last five years, Mr. Vir had lead NGTV operations, including distribution, marketing, content licensing, corporate and business affairs, programming and broadcast operations. Mr. Vir has also consulted for major US corporations, which include Daily Journal, RJR Nabisco, Nissan and Lockheed. Mr. Vir received his Bachelor’s degree in Electrical Engineering, in 1977, from the Indian Institute of Technology in Bombay and an MBA, in 1979, from the Indian Institute of Management in Calcutta.
      Mr. Richard J. David. Mr. David became our Chief Financial Officer in October 2005. Mr. David joined NGTV as its Vice President of Finance in March 2004. From April, 2002 through March 2004, Mr. David was a consultant with Sunbelt Business Brokers of Beverly Hills, where he consulted with senior management of private companies. Through April 2002, Mr. David was Vice President, Finance and Administration with Simon Marketing, Inc. (“SMI”), a public entity trading on Nasdaq National Market. At SMI, Mr. David was responsible for financial controls, budgets and SEC Filings, as well as operational issues. In addition, Mr. David has performed extensive work consulting with management of mid-level firms on finance, enterprise valuations, mergers and acquisitions. He earned his MBA in Finance and Organizational Development, from Loyola Marymount University, Los Angeles, California, in 1998.
      Mr. Richard Abramson. Mr. Abramson joined NGTV in February 2004, as its Co-Chief Executive Officer (with Mr. Allan Brown) and as a director. In July 2004, Mr. Abramson stepped down from this position, but continues to serve as a director and consultant. Mr. Abramson’s successful career spans more than 25 years and several industries. In the film industry, Mr. Abramson has served as Co-Creator, Producer and Executive Producer on numerous films for studios such as Paramount, New Line Cinema, Warner Bros. and Columbia. Mr. Abramson was the personal manager of the character known as Pee-wee Herman.

Mr. Abramson was co-creator and producer of Pee-Wee’s Playhouse and Pee-Wee’s Big Adventure for Warner Brothers and Executive Producer of BIG-TOP PEE-WEE for Paramount. In 2001, Mr. Abramson became Chairman of EastWest Resort Development Corporation, a real estate development company. Since 2004, Mr. Abramson has been managing member of SAB 1, LLC, an entertainment services company. SAB 1, LLC is co-owned with Mr. Gene Simmons, Chairman of our board and Mr. Allan Brown, our Chief Executive Office and a director.
      Mr. Al Cafaro. Mr. Cafaro was elected to our board of directors in October 2000. Mr. Cafaro also acts as our strategic advisor in the area of music. He is a well-respected music industry veteran, now in his third decade in the music business. He held the position of Chairman and CEO of A&M Records form 1996 to 1999. Mr. Cafaro joined A&M Records in 1976 as the regional promotion representative in North and South Carolina. In 1987, he was named Vice President of Promotion and relocated to A&M’s home base in Los Angeles. Thereafter, he was promoted to Senior Vice President and eventually to General Manager of the label. In 1990, Mr. Cafaro was appointed President & CEO of the company and, in 1996 he was promoted to the position of Chairman and CEO of A&M Records. Mr. Cafaro also served on the board of Radio Industry Association of America from 1990-1999. From 1999 through 2002 Mr. Cafaro worked as an individual consultant in the music industry for various clients. In 2002, Mr. Cafaro formed Metropolitan/ Hybrid Recordings, a small record company with 6 contemporary artists and a concert promotion company promoting music shows in the northeastern region of the United States, which he continues to manage.
      Mr. Patrick Dovigi. Mr. Dovigi was elected to our board of directors in February 2004. Mr. Dovigi graduated from Ryerson University in Toronto, Canada in 2000 with a degree in Business Management. Prior to that he was employed by both the Edmonton Oilers and the Detroit Red Wings Organization of the National Hockey League (NHL) as a Professional Hockey player. From 2002 through 2004 Mr. Dovigi was Vice President of Brovi Investments. Since September 2004, he has also been President of Waste Excellence Corporation, a company involved in Municipal Waste and Recycling Transfer Stations. From 1999 through January 2002, Mr. Dovigi was Vice President of Right Lease, a construction equipment and automotive leasing company.
Key Employees and Consultants
      Mr. John Burns. John Burns has over 20 years experience in the cable and satellite industries and for more than the past 5 years he has served as the CEO of The Burns Group, a consulting firm specializing in cable network and interactive services, whose clients have included Sony Television, the Game Show Network, Columbia Tri-Star International Television, Wisdom Networks, The Parenthood Channel and Gemstar International. Previously, Mr. Burns held the position of President, Distribution for the ABC Family Channel where he oversaw the Affiliate Sales and Marketing efforts, as well as Local Ad Sales. From 1981 to 1992, Mr. Burns worked with Viacom’s Showtime Networks, where he held numerous marketing and sales positions, last serving as Senior Vice President, Affiliate Sales and Marketing. Thereafter, John was Executive Vice President, Sales and Marketing, and subsequently named President of StarSight Telecast, Inc., where he formulated the business plan and all marketing, sales, distribution, engineering, product planning and development strategies for the world’s first interactive on-screen television navigation system. He holds a Bachelor’s Degree from Guilford College and earned a JD from the University of North Carolina, Chapel Hill.
      Ms. Robin Fisher Roffer and Big Fish Marketing Inc. On December 19, 2005, we entered into a Consulting Agreement with Big Fish Marketing, Inc. (“Big Fish”). Big Fish, under the direction of Ms. Robin Fisher Roffer, brings extensive experience to NGTV in the areas of television channel launch, strategic marketing and brand development. Ms. Roffer has over 15 years experience in launching domestic and international television networks and is considered one of the leading experts in her field. Her list of branding and strategic marketing clients includes A&E, Discovery Channel, FX, Lifetime, MTV, Showtime, Sony and Warner Bros. She founded Big Fish in 1992 after leaving Turner Network Television where she served as Manager of Creative Services for TNT and Director of Advertising and Promotion for Turner Networks.

      Under the terms of the Agreement with Big Fish, Big Fish will provide strategic consulting to us for the term of the Agreement, through December 31, 2006. We will pay $30,000 per month for these services, and we have paid $15,000 for services rendered in December 2005. In addition, we have granted Big Fish an option to purchase 30,134 shares of our common stock at an exercise price of $3.60 per share. This option will vest on a monthly basis starting on December 19, 2005. In addition, Big Fish will be entitled to a performance bonus equal to 0.75% of any net subscription revenues we receive from U.S. domestic cable and satellite operators. The Agreement is terminable at will by either the company or Big Fish.
Legal Matters Concerning Certain Members of our Management
      On August 19, 2005, Mr. Al Cafaro, one of our directors, filed a petition for bankruptcy protection under Chapter 7 of the United States Bankruptcy Code. The petition was filed in the United States Bankruptcy Court for the Southern District of New York, as case number 05-16684. The case is pending and no order of discharge has been entered. The case relates solely to Mr. Cafaro’s personal financial affairs and assets.
      On March 23, 2001, Mr. Abramson, one of our directors, filed a petition for bankruptcy protection under Chapter 7 of the United States Bankruptcy Code. The petition was filed in the United States Bankruptcy Court for the Central District of California as case number 2:01-BK-18431-EC. The case was dismissed on December 13, 2001. No order of discharge was entered. The case related solely to Mr. Abramson’s personal financial affairs and assets.
Executive Compensation
      The following table sets forth information concerning the total compensation that we have paid or accrued on behalf of our Chief Executive Officer and other officers with annual compensation exceeding $100,000 (collectively, the “named executive officers”) during the fiscal years ending December 31, 2003, 2004 and 2005.
SUMMARY COMPENSATION TABLE

		Annual Compensation			Restricted	Securities
				Other Annual	Stock	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation	Awards	Options	Compensation

Allan Brown*(a)	2005	138,462
Chief Executive Officer	2004	212,000			786,651	98,175
	2003

Jay Vir*(b)	2005	302,580			147,109
President	2004	295,200
	2003	288,000			742,501
Kourosh Taj*(c)	2005	252,150			79,652
President	2004	246,000
	2003	240,000			396,000

Richard David*(d)	2005	185,962			10,795	43,048
Chief Financial Officer	2004	133,846
	2003

Paul Allen	2005	186,923
Vice President, Post Production	2004	143,308
	2003
Al Cafaro(e)	2005			50,000		25,829
Director	2004
	2003

*	These executives are covered by employment agreements which are discussed elsewhere in this prospectus.

(a)	In February 2004, an entity controlled by Mr. Brown was provided with a consulting arrangement and paid $310,000 for marketing services. The contract was subsequently canceled on October 28, 2004. In

February 2004, Mr. Brown converted $50,000 of debt that we owed to him into 242,100 shares of common stock; the net benefit to Mr. Brown, based on fair market value of the stock at the time, was $786,651. In addition, in February 2004, Mr. Brown was awarded 98,175 sub-penny options to purchase common stock, all of which were exercised as of December 31, 2005. As of December 31, 2005, all of Mr. Brown’s outstanding options have been exercised and he maintains a total of 320,088 shares of common stock, after the assignment of certain shares to a non-related party.

(b)	In 2005, Mr. Vir was provided with sub-penny warrants to purchase common stock, in connection with outstanding debt that we owed to him. During that year, 232,820 warrants were issued to him, which, based on fair market value of the stock at the time that the warrants were issued, were worth $147,109. In 2003, Mr. Vir was awarded 322,859 shares of common stock, worth $742,502, based on fair market value at the time of the award. As of December 31, 2005, Mr. Vir holds a total of 857,230 shares of common stock.

(c)	In 2005, Mr. Taj was provided with sub-penny warrants to purchase common stock, in connection with outstanding debt that we owed to him. During that year, 126,061 warrants were issued to him, which, based on fair market value of the stock at the time that the warrants were issued, were worth $79,652. In 2003, Mr. Taj was awarded 172,191 shares of common stock, worth $396,000, based on fair market value at the time of the award. As of December 31, 2005, Mr. Taj holds a total of 461,835 shares of common stock.

(d)	In 2005, Mr. David was awarded 17,084 shares of common stock worth $10,795 based on fair market value of the stock at the time of the award. Additionally, Mr. David was provided with 43,048 options under our Equity Incentive Plan, at a strike price of $2.59 per share. Approximately 60% of these options are vested at December 31, 2005.

(e)	In 2000, the company entered into a consulting agreement with Mr. Cafaro, a director, whereby he earned a maximum of $10,000 per month, in connection with his services to the company, including, but not limited to those services required of him as a director. Compensation accrued under this agreement has been negotiated to a lesser amount, in conjunction with the agreement being modified to include a monthly fee of $4,000, plus expenses, due to Mr. Cafaro in exchange for his services as a director. In December 2005, we agreed to pay Mr. Cafaro $50,000 for past services, with an additional $50,000 to be paid to him upon the achievement of certain financing thresholds. Additionally, Mr. Cafaro was awarded a ten-year option to purchase 25,829 shares of the company’s common stock, at a price equal to the fair market value of the shares at the date of grant. Mr. Cafaro will continue to earn $4,000 per month as a director.

Director Compensation
      We do not have a plan pursuant to which members of our board of directors are compensated and members of the board of directors do not receive cash compensation or equity for their services on the board of directors; except for Mr. Al Cafaro who receives $4,000 per month under the terms of his letter agreement with the company, and received an option to purchase 25,829 shares of common stock at an exercise price of $2.59 per share. Mr. Cafaro’s option was issued to him on November 22, 2005, is fully vested and is exercisable for a period of 10 years.
Employment and Consulting Agreements With Executive Management and Directors
      Mr. Gene Simmons. Mr. Simmons entered into a consulting and license agreement (the “Agreement”) with the company dated February 12, 2004. The Agreement will expire on February 12, 2006, and is in the process of being extended. Under the Agreement, Mr. Simmons is entitled to an Option to purchase 98,175 shares of NGTV stock, at a price per share of $.0232 (the “Option”), which has been fully exercised. Under the Agreement, Mr. Simmons is also entitled to a reimbursement for reasonable and necessary business and entertainment expenses incurred by him in connection with performing his duties, including, without limitation, expenses for business development, business or first class travel, meals, first class accommodations, and related expenditures.

      The Agreement provides for early termination by Mr. Simmons at any time, Without Good Reason, as the term is defined in the Agreement. The Agreement also calls for early termination by Mr. Simmons for Good Reason at any time upon the material breach of the Agreement Without Cause by NGTV, as those terms are defined in the Agreement, or upon the breach of material representations and warranties forming part of the Common Stock Purchase Agreement between NGTV and Gene Simmons LLC, a limited liability company wholly owned by Mr. Simmons dated February 12, 2004.
      The Agreement also contains provisions relating to Mr. Simmons’ obligation to maintain the confidentiality of information that is confidential and proprietary to the company. In addition the Agreement contains provisions prohibiting competition with the company, solicitation of company employees, and interference with the customer and client relationships of the company. Under the Agreement, the company is obligated to maintain director and officer liability insurance.
      Mr. Allan I. Brown. Mr. Brown is employed as our Co-Chief Executive Officer of the company under an executive employment agreement (the “Agreement”) dated February 12, 2004. The Agreement expires on February 12, 2006 (the “Term”). Under the Agreement, Mr. Brown is entitled to a base salary of Twenty Thousand Dollars ($20,000) per month during the first twelve (12) months of the Term. Mr. Brown is also entitled to purchase 98,175 shares of NGTV common stock at a price per share of $.0232 (the “Option”). All of such options have been vested and have been exercised. Mr. Brown is also entitled to a reimbursement for reasonable and necessary business and entertainment expenses incurred by him in connection with performing his duties, including, without limitation, expenses for business development, business or first class travel, meals, first class accommodations, and related expenditures.
      The Agreement provides for early termination by Mr. Brown at any time, Without Good Reason, as the term is defined in the Agreement. The agreement also calls for early termination by Mr. Brown for Good Reason at any time upon the material breach of the Agreement without Cause by NGTV, as the term is defined in the Agreement, or upon the breach of material representations and warranties forming part of the Common Stock Purchase Agreement between NGTV and Mr. Brown. In the event of the termination of the Agreement by NGTV for Cause or by Mr. Brown Without Good Reason, all vested Options shall expire immediately, all benefits shall cease, and Mr. Brown will be entitled to payment of all accrued but unpaid compensation, benefits, and reimbursement expenses incurred up to his termination. In the event Mr. Brown is terminated by NGTV Without Cause or by himself for Good Reason, Mr. Brown shall be entitled to the full monthly base salary payment for the remainder of the original Term plus any extensions agreed to in writing.
      The Agreement also contains provisions relating to Mr. Brown’s obligation to maintain the confidentiality of information that is confidential and proprietary to the company. In addition the Agreement contains provisions prohibiting competition with the company, solicitation of company employees, and interference with the customer and client relationships of the company. Under the Agreement, the company is obligated to maintain director and officer liability insurance.
      Mr. Kourosh Taj. Mr. Taj was employed as Chief Executive Officer of the company under an executive employment agreement (the “Agreement”) dated July 1, 2003, which expires July 1, 2009 (the “Employment Term”). On February 12, 2004, Mr. Taj’s Agreement was amended to make him Co-President of NGTV (“Amended Agreement”). Under the Amended Agreement, Mr. Taj is entitled to a base salary of Twenty Thousand Dollars ($20,000) per month during the first twelve (12) months of the Employment Term. Thereafter, effective upon the first day of each subsequent anniversary of the Agreement, Mr. Taj’s base salary increases by 5% over his base salary of the previous year. Mr. Taj is entitled to a bonus, at a reasonable time following the end of each calendar year of employment, taken from proceeds from videocassette/ DVD distribution, domestic cable and satellite distribution, and Ancillary Revenues, as the term is defined in the Amended Agreement. Mr. Taj’s bonus shall accrue and be deferred until such time that the Gross Proceeds, as defined in the Agreement, are equal to or exceed Fifteen Million Dollars ($15,000,000). Further, any bonus amounts in excess of 1% of the Gross Proceeds shall accrue and the company shall defer such payment until the following calendar year. Under the Amended Agreement, Mr. Taj is entitled to a management fee equal to 1% of any Gross Proceeds derived from the occurrence of a Material Event (including a sale of the company, but not including a public offering of securities), as the term is defined in the Agreement, based on per share valuation of the company in excess of $14.1703 per share. The Agreement provided Mr. Taj with the right to purchase 172,191 shares of company common stock for a purchase price of $400, which he exercised. Mr. Taj is not entitled under the terms of his Amended Agreement to receive a fee relating to any of the proceeds of this offering.
      Mr. Taj is entitled to reimbursement for reasonable and necessary business and entertainment expenses incurred by him in connection with performing his duties, including, without limitation, expenses for business development, business or first class travel, meals, first class accommodations, and related expenditures.
      The Amended Agreement provides for early termination by NGTV for Good Cause or Without Cause, as the terms are defined in the Agreement and Amended Agreement. In the event of termination for any reason, NGTV will be entitled to payment of all accrued but unpaid compensation, benefits, and reimbursement expenses. In the event of termination Without Cause, and in additional to all amounts owning to Mr. Taj, Mr. Taj will be entitled to base salary for the remainder of the Employment Term, including annual increases, and an amount equal to the bonus payments that would have accrued had his employment not been terminated. In the event of termination by either NGTV or Mr. Taj for any reason, Mr. Taj or his estate may require NGTV to repurchase Mr. Taj’s shares of common stock at fair market value.
      The Agreement contains a provision granting Mr. Taj an individual executive producing credit or individual production credit on all programming acquired, released or distributed during the Employment Term. The Agreement also contains a provision whereby Mr. Taj assigns and licenses any Executive Work Product he generates while employed with NGTV to NGTV and waives any moral rights with respect to such Executive Work Product, as the term is defined in the Agreement.
      The Agreement also contains provisions relating to Mr. Taj’s obligation to maintain the confidentiality of information that is confidential and proprietary to the company. In addition the Agreement contains provisions prohibiting competition with the company, solicitation of company employees, interference with the customer and client relationships of the company. Under the Agreement, Mr. Taj is required to assign to the company all intellectual property developed by him for the company.
      Mr. Jay Vir. Mr. Vir was employed as President of the company under an executive employment agreement (the “Agreement”) dated July 1, 2003, which expires July 1, 2009 (“the Employment Term”). On February 12, 2004, Mr. Vir’s Agreement was amended to make him Co-President of NGTV (“Amended Agreement”). Under the Amended Agreement, Mr. Vir is entitled to a base salary of Twenty Four Thousand Dollars ($24,000) per month during the first twelve (12) months of his employment. Thereafter, effective upon the first day of each subsequent anniversary of the Agreement, Mr. Vir’s base salary increases by 5% over his base salary of the previous year. Mr. Vir is entitled to a bonus, at a reasonable time following the end of each calendar year of employment, taken from proceeds from videocassette/ DVD distribution, domestic cable and satellite distribution, and Ancillary Revenues, as the term is defined in the Agreement. Mr. Vir’s bonus shall accrue and be deferred until such time that the Gross Proceeds, as defined in the Agreement, are equal to or exceed Fifteen Million Dollars ($15,000,000). Further, any bonus amounts in excess of 1% of the Gross Proceeds shall accrue and NGTV shall defer such payment until the following calendar year. Mr. Vir is also entitled to purchase 322,858 shares of NGTV Common Stock, no par value, for a purchase price of $750, which he has exercised. Mr. Vir is entitled to a management fee equal to 1% of any Gross Proceeds derived from a Material Event, as the term is defined in the Agreement, based on the per share valuation of the company in excess of $14.1703 per share. Mr. Vir is not entitled under the terms of his Agreement to receive a fee relating to the proceeds of this offering.
      Under the Amended Agreement, Mr. Vir is entitled to a reimbursement for reasonable and necessary business and entertainment expenses incurred by him in connection with performing his duties, including, without limitation, expenses for business development, business or first class travel, meals, first class accommodations, and related expenditures.
      The Amended Agreement provides for early termination by NGTV for Cause or Without Cause, as the terms are defined in the Agreement. In the event of termination for any reason, Mr. Vir will be entitled to payment of all accrued but unpaid compensation, if any, benefits, and reimbursement expenses. In the event of termination Without Cause, and in additional to all amounts owning to Mr. Vir, Mr. Vir will be entitled to base salary for the remainder of the Employment Term, including annual increases, and an amount equal to the bonus payments that would have accrued had his employment not been terminated. In the event of termination by either NGTV or Mr. Vir for any reason, Mr. Vir or his estate may require NGTV to repurchase Mr. Vir’s shares of common stock at fair market value. The Agreement contains a provision granting Mr. Vir an individual executive producing credit or individual production credit on all programming acquired, released or distributed by NGTV during the Employment Term. The Agreement also contains a provision whereby Mr. Vir assigns and licenses any Executive Work Product he generates while employed with NGTV to NGTV and waives any moral rights with respect to such Executive Work Product, as the term is defined in the Agreement.
      The Agreement also contains provisions relating to Mr. Vir’s obligation to maintain the confidentiality of information that is confidential and proprietary to the company. In addition the Agreement contains provisions prohibiting competition with the company, solicitation of company employees, and interference with the customer and client relationships of the company.
      Mr. Richard J. David. Mr. David is employed as a Senior Vice-President and Chief Financial Officer of the company under an executive employment agreement (the “Agreement”) dated March 14, 2005, which expires March 14, 2007 (the “Term”). Under the Agreement, Mr. David is entitled to a base salary of One Hundred and Eighty Thousand Dollars ($180,000) per annum. No later than March 13, 2006, Mr. David’s salary shall be reviewed and increased as warranted, but by no less than 5%. Mr. David is entitled to receive bonuses at the discretion of management, and the company has acknowledged that a bonus of Fifty Five Thousand Dollars ($55,000) was due and payable as of the date of the Agreement. One half of that bonus was paid on December 15, 2005 and the balance will be paid May 15, 2006. Mr. David is entitled to options to acquire shares of NGTV common stock pursuant to the terms of NGTV’s Equity Incentive Plans, or other means available, subject to terms detailed in the Agreement. Thereunder, Mr. David was awarded an option to purchase 43,048 shares of common stock at an exercise price of $2.59 per share. The Agreement also provides for early termination by NGTV for Good Cause or Without Cause, as the terms are defined in the Agreement. In the event that Mr. David is terminated by NGTV Without Cause, Mr. David is entitled to severance pay in the amount of the lesser of one year’s salary owed under the Term, plus any accrued vacation and unpaid compensation, bonuses, and other reimbursements, as well as any and all unissued stock options to be granted under the Agreement, or the remaining balance of his base salary plus any accrued vacation and unpaid bonuses and other reimbursements, as well as any and all unissued stock options to be granted under the Agreement.
      Mr. Richard Abramson. Mr. Abramson entered into a Consulting Agreement with the company dated as of July 28, 2004 (the “Agreement”). The Agreement expires on February 11, 2006, and is in the process of being extended. Under the Agreement, Mr. Abramson is entitled to monthly compensation of Twenty Thousand Dollars ($20,000). Mr. Abramson was granted an option for 98,175 shares of NGTV Common Stock at a price per share of $0.0232. All such options have been fully exercised and 98,175 shares were issued to him upon exercise. Mr. Abramson is entitled to reimbursement for reasonable and necessary business and entertainment expenses incurred by him in connection with performing his duties. The Agreement provides for early termination by Mr. Abramson or the company at any time without cause. The Agreement also contains provisions relating to confidentiality, non-competition, non-solicitation, and non-interference. The Agreement also includes an express obligation by the company to indemnify, defend and hold harmless Mr. Abramson from any claims or other liabilities other than those arising from his own gross negligence, intentional misconduct, or knowing violation of the law.
      Mr. Al Cafaro. On November 1, 2005, we entered into an Agreement with Mr. Al Cafaro, our director, to memorialize the terms upon which will we compensate him for his services as a director (the “Agreement”). The Agreement provides that in consideration of his services as a director, he will be entitled to receive a monthly retainer of $4,000, subject to his attendance at meetings of our board of directors. He will also be granted an option to purchase 25,829 shares of common stock that will have an exercise price equal to the fair market value on the date of the grant, as determined by our board. Mr. Cafaro’s expenses as a director will be reimbursed in accordance with our expense reimbursement policy as in effect from time to time. The

Agreement also provides for compensation on account of past services to the board, as follows: for the year 2004, we have paid $10,000 and accrued fees of $50,000; and for the year 2005, we have accrued $50,000 of fees. The total accrued compensation of $100,000 shall be paid upon the successful completion of certain capital raising activities including this offering of units.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
      On July 1, 2003, we issued 322,858 shares of restricted common stock to Mr. Jay Vir, our Co-President and a director, for a cash purchase price of $750. All certificates for the shares contain a restrictive legend.
      On July 1, 2003, we issued 172,191 shares of restricted common stock to Mr. Kourosh Taj, our Co-President and a director, for a cash purchase price of $400. All certificates for the shares contain a restrictive legend.
      On February 12, 2004, we issued 242,100 shares of restricted common stock to each of Gene Simmons LLC, Richard Abramson LLC, and Mr. Allan Brown, in consideration of cancellation of loans previously made to us in the aggregate of $150,000. Gene Simmons LLC is a limited liability company wholly owned by Mr. Gene Simmons, a director and Chairman of the Board. Richard Abramson LLC is a limited liability company wholly owned by Mr. Richard Abramson, a director. Mr. Allan Brown is a director and our Chief Executive Officer. All certificates for the shares contain a restrictive legend.
      On February 12, 2004, the Registrant granted 98,175 options to each of Mr. Gene Simmons, Mr. Richard Abramson and Mr. Allan Brown, all directors of our company, with vesting over eighteen months and exercise prices of $0.0233 per share. The options were granted in consideration of each individual’s agreement to serve on our board of directors. The options were also granted in consideration of an Executive Employment Agreement entered into as of February 12, 2004 with respect to Mr. Allan Brown and Mr. Richard Abramson, and in consideration of a Consulting and Licensing Agreement with respect to Mr. Gene Simmons. The options were fully exercised by each person as follows: 36,816 were exercised on December 7, 2004, 16,362 were exercised on April 28, 2005, and 44,997 were exercised on September 16, 2005. We issued shares of our common stock pursuant to the foregoing option exercises on the dates indicated.
      In February 2004, we entered into a consulting agreement for marketing services with SMS, an entity majority owned and operated by our chief executive officer, Mr. Allan Brown. During 2004 we paid SMS an aggregate of $310,000 in fees for services rendered. We terminated the agreement in October 2004. No other amounts are due or owing to SMS.
      In September 2005, we offered three-year promissory notes (the “September Note Offering”) with warrants. A total of $2,023,723 in notes were issued in connection with the September Note Offering to six investors including Jay Vir, our Co-President and a director, in the principal amount of $707,057; Mr. Kourosh Taj, our Co-President and a director, in the principal amount of $300,000; and SAB 1 LLC, an entity owned and controlled by Mr. Gene Simmons, our chairman of the board, Mr. Allan Brown, our chief executive officer and director and Mr. Richard Abramson, a director, in the principal amount of $550,000. A total of 280,171 warrants were issued to Mr. Vir, 126,060 were issued to Mr. Taj and 92,257 were issued to SAB 1 LLC, each with an exercise price of $0.0023 per share, all of which were exercised in September and October 2005. Accordingly no warrants remain outstanding under the September Note Offering. Since the offering consisted of the conversion of prior indebtedness of the company, there was no new cash invested. A total of $2,023,723 of prior debt was converted into new notes under the September Note Offering.
      On September 23, 2005, we issued 17,084 shares of common stock to Richard David, our Chief Financial Officer, as compensation for services rendered. We determined that the value of the services provided was approximately $10,804. All certificates for the shares contain a restrictive legend.
      On October 12, 2005, promissory notes issued previously to Mr. Gene Simmons in the amount of $593,940, Mr. Kourosh Taj in the amount of $145,342, and Mr. Jay Vir in the amount of $817,358 were converted into notes substantially identical to the Second Bridge Notes (the “Conversion Notes”). All such Conversion Notes shall convert into units at a 33 1/3% discount to the public offering price, as described elsewhere in this prospectus. The units held by such persons are not registered as part of this prospectus and these individuals are not selling shareholders herein.
RECENT BRIDGE FINANCINGS
The September Bridge Financing
      On September 28, 2005, the company initiated a private offering of notes in connection with a $1,200,000 bridge financing (the “First Bridge”). Under the terms of the First Bridge, the company issued and sold $1,200,000 of 12% unsecured convertible promissory notes (the “First Bridge Notes”). The First Bridge Notes bear interest at the rate of 12% per annum, and are due and payable June 30, 2006 (the “First Bridge Maturity Date”). The offering was completed on October 26, 2005.
      The First Bridge Notes contain the option to convert the outstanding principal amount of, and any accrued and unpaid interest on, the note into the units to be sold in this offering (the “IPO”) at a conversion price equal to 50% of the price to the public of such units. In lieu of the conversion alternative, the holder may elect to (a) have all principal and any accrued and unpaid interest paid out of the proceeds of the IPO and (b) receive from the company, a five-year warrant (the “IPO Warrant”) to purchase a number of units (identical to the units offered hereby) equal to (1) the outstanding principal amount of the note plus accrued and unpaid interest, divided by (2) the initial unit offering price to the public, exercisable at the offering price to the public.
      The holders of the First Bridge Notes under their terms were required to make their election as to conversion or repayment of the Notes prior to the filing of the registration statement of which this prospectus is a part. The holders of First Bridge Notes in the principal amount of $1,062,500 have elected to convert their Notes into the units and to have the units registered hereunder. The holders of First Bridge Notes in the principal amount of $137,500 have elected to convert their Notes into the units, but such units are not registered hereunder. Accordingly, 354,172 units covered by this prospectus and offered by the selling security holders arise from the conversion of the First Bridge Notes. The holders of 45,835 units who elected not to be selling security holders under this prospectus are entitled to have their units (or underlying common stock and warrants) registered with the SEC one year after the date of this prospectus, to the extent such securities are not available for resale under Rule 144. In addition, such holders are entitled to receive an additional warrant to purchase one half share of common stock.
      In connection with the First Bridge, Capital Growth Financial, LLC, a registered broker-dealer, acted as placement agent. Capital Growth Financial, LLC received a commission equal to 10% of the gross proceeds of that offering ($120,000 commission on the $1,200,000 in gross proceeds), plus reimbursement for actual out-of-pocket expenses in the amount of $17,606.29.
The October Bridge Financing
      On October 13, 2005, the company initiated a private offering of notes in connection with a $6,000,000 bridge financing (the “Second Bridge”). Under the terms of the Second Bridge, the company issued and sold $5,785,000 of 10% unsecured convertible promissory notes (the “Second Bridge Notes”). The Second Bridge Notes bear interest at the rate of 10% per annum, payable monthly, and are due and payable in full on July 31, 2006 (the “Second Bridge Maturity Date”). The offering was completed on January 17, 2006.
      The Second Bridge Notes contain a mandatory conversion feature whereby, in the event that, prior to the Maturity Date, the company completes an initial public offering of securities resulting in gross proceeds of at least $20,000,000 to the company (the “IPO”), the Notes will automatically convert at the effectiveness of the IPO into securities of the type offered in the IPO (the “IPO Securities”) at a 33 1/3% discount to the initial offering price to the public. The conversion feature of the Second Bridge Notes is mandatory in connection with the IPO. Accordingly, all of the $5,785,000 of Second Bridge Notes issued to investors in the Second Bridge, including all principal and interest accrued thereunder is being converted into units in connection with the company’s offering of the units under this prospectus. 1,153,888 units covered by this prospectus and offered by the selling security holders arise from the conversion of the First Bridge Notes. Holders of 292,362 units elected not to be selling security holders under this prospectus and will be entitled to have their units (or underlying common stock and warrants) registered with the SEC one year after the date of this prospectus. In connection with their election not to include their securities in this offering, such holders are entitled to receive an additional warrant to purchase one half share of common stock.
      In connection with the Second Bridge, Capital Growth Financial, LLC, a registered broker-dealer, acted as placement agent. Capital Growth Financial, LLC received a commission equal to 10% of the gross proceeds of that offering ($578,500 commission on the $5,785,000 in gross proceeds), plus an expense allowance equal to 2% ($115,700) of the gross offering proceeds of the Second Bridge.
Conversion of Prior Indebtedness Into Notes Upon the Same Terms and Conditions as the Second Bridge Notes
      In October 2005, the holders of indebtedness of the company totaling $3,288,095 agreed to convert such indebtedness into notes (the “Conversion Notes”) that will contain substantially the same terms and conditions as the Second Bridge Notes. The Conversion Notes shall convert into units on the same terms and conditions as the Second Bridge Notes. Certain of these former debt holders are named as selling security holders in the Selling Shareholder Table together with the First Bridge and Second Bridge investors who are selling in this offering. The holders of such Conversion Notes include certain officers and directors of the company as follows: Mr. Jay Vir, our Co-President and a member of our board of directors, received a Conversion Note in the principal amount of $817,358 that was converted into 204,340 units; Mr. Kourosh Taj, our Co-President and a member of our board of directors, received a Conversion Note in the principal amount of $145,342 that was converted into 36,336 units; and Gene Simmons received a Conversion Note in the principal amount of $593,940 that was converted into 148,485 units. In addition, $404,738 of indebtedness due to Richardson & Patel LLP, the company’s counsel, was converted into Conversion Notes on the same terms as the other holders and was converted into 101,185 units. None of the selling security holders covered by this prospectus are directors or officers, or entities controlled or owned by directors and officers, of NGTV.
Treatment of Units held by Persons other than the Selling Security Holders
      The holders of the First and Second Bridge Notes and the Conversion Notes were given the option to have their units included in the registration statement of which this prospectus is a part and to be named as selling security holders therein. In lieu of selling such units to the underwriters, any holder who opted to not participate as selling security holder in this prospectus, was granted (a) a warrant to purchase one half of one share of common stock at an exercise price to be equal to the exercise price of the public warrants, and (b) registration rights to have such units and the securities (the common stock, and common stock underlying the warrants) underlying such units registered by the company one year after the date of this prospectus, to the extent such securities are not available for resale under Rule 144. Accordingly, the company has issued warrants to purchase 727,358 shares of common stock to the unit holders who are participating as selling security holders in this prospectus.
SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth information as of January 25, 2006 as to each person or group who is known to us to be the beneficial owner of more than 5% of our outstanding voting securities and as to the security and percentage ownership of each of our executive officers and directors and of all of our officers and directors as a group.
      Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power over securities. The number of shares shown as beneficially owned in the tables below are calculated pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934. Under Rule 13d-3(d)(1), shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each shareholder identified in the table possesses sole voting and investment power over all of the shares of common stock shown as beneficially owned by the shareholder.
      The address for each of the persons named below is 9944 Santa Monica Boulevard, Beverly Hills, California, 90212, unless otherwise indicated.
      The following table presents beneficial ownership on an actual, pre-offering basis (not assuming the issuance of any units), and on an adjusted post-offering basis, assuming the issuance and sale of all the units (including units not registered in this prospectus), except for the units issuable upon the exercise of the underwriters over-allotment option and the underwriters warrant.

		Amount and			Amount and
		Nature of			Nature of		Percentage
		Beneficial		Percentage of	Beneficial		of
		Ownership		Class Prior	Ownership		Class After
		Prior to the		to the	After the		the
		Offering		Offering	Offering		Offering
Name and Address	Title of Class	(a)		(a)	(b)		(b)

Richard Abramson	Common Stock	355,653	(1)	7.1%	355,653	(1)	2%
Allan Brown	Common Stock	320,088		6.4%	320,088		2%
Al Cafaro	Common Stock	64,572	(2)	1.3%	64,572	(2)	*
Richard David	Common Stock	18,884	(3)	*	18,884	(3)	*
Patrick Dovigi	Common Stock	—		—	—		—
Gene Simmons	Common Stock	401,781	(4)	8%	698,751	(9)	4.1%
Kourosh Taj	Common Stock	461,834		9.2%	498,170	(10)	2.9%
Jay Vir	Common Stock	857,229		17.1%	1,265,909	(11)	7.4%
BTR Capital Limited(6)	Common Stock	336,505		6.7%	336,505		2%
c/o Ogier Fiduciary Services (Cayman) Limited Queensgate House, 5th Floor 113 South Church Street P.O. Box 1234 GT George Town, Grand Cayman Cayman Islands
Hazelton Capital Limited Partnership(7)	Common Stock	386,470		7.7%	386,470		3%
28 Hazelton Avenue Toronto, Ontario Canada M5R 2E2
Aegon Capital Management Inc.	Common Stock	407,566		8.15%	407,566		2%
300 Consilium Place, 17th Floor Toronto, Ontario Canada M1H 3G2
All directors and officers as a group (8 persons)(5)	Common Stock	2,481,834		48.8%	3,823,038	(8)	22.1%

*	Indicates less than 1%

(a)	Based on a total of 5,000,152 shares of common stock outstanding on January 25, 2006 and prior to the offering of the units and prior to the conversion of notes into units.

(b)	Based on a total of 17,178,764 common shares outstanding including 5,000,152 common shares issued and outstanding and all common shares, and common shares underlying warrants underling the units,

issued upon the conversion of the company’s bridge notes and conversion notes, as discussed elsewhere in this prospectus. Also assumes the exercise of all warrants underlying all units, although such warrants may not become exercisable until the units detach, which may only be after 60 days following the date of this prospectus. Does not include the underwriters over-allotment option or any other warrants including the underwriters warrants, options or convertible securities outstanding, except for any such securities required to be included under Rule 13d-3(d)(1).

(1)	Includes 242,100 shares of common stock owned by Richard Abramson LLC, a Delaware limited liability company, of which Mr. Abramson has a controlling interest and over which Mr. Abramson exercises voting control and control over the disposition of such shares.

(2)	Includes a fully vested option to purchase 38,743 shares of common stock at an exercise price of $2.59 per share. Also includes a fully vested option to purchase 25,829 shares of common stock at an exercise price of $2.59 per share.

(3)	Includes an option to purchase 18,894 shares of common stock at an exercise price of $2.59, which is vested and an option to purchase 1,793 shares of common stock at an exercise price of $2.59 that will vest within 60 days.

(4)	Includes 242,100 shares of common stock owned by Gene Simmons LLC, a Delaware limited liability company, of which Mr. Simmons has a controlling interest and over which Mr. Simmons exercises voting control and control over the disposition of such shares.

(5)	Includes 64,572 shares underlying an option to purchase common shares owned by Mr. Cafaro. (See Note 2 above). Also includes shares underlying an option to purchase common shares owned by Mr. David. (See Note 3 above).

(6)	Includes 14,172 common shares and a warrant to purchase 11,848 common shares owned by BTR Global Growth Trading Limited (“BTR Growth”), a Cayman Islands company. Includes 218,405 common shares owned by BTR Global Arbitrage Trading Limited (“BTR Arbitrage”), a Cayman Islands company. Also includes 92,080 common shares owned by BTR Global Opportunity Trading Limited (“BTR Opportunity”), a Cayman Islands company. BTR Growth, BTR Arbitrage and BTR Opportunity are owned and ultimately controlled by BTR Capital Limited, a Cayman Islands company. BTR Growth, BTR Arbitrage and BTR Opportunity are advised by a common investment advisor, but there is no overlapping voting or dispositive control. BTR Capital Limited disclaims beneficial ownership of the common shares owned by BTR Growth, BTR Arbitrage and BTR Opportunity.

(7)	Hazelton Capital Limited Partnership is an Ontario, Canada registered limited partnership. Hazelton Capital Ltd., an Ontario, Canada company, is the general partner of Hazelton Capital Limited Partnership.

(8)	Includes 64,572 shares underlying an option to purchase common shares owned by Mr. Cafaro. (See Note 2 above). Also includes 20,687 shares underlying an option to purchase common shares owned by Mr. David. (See Note 3 above).

(9)	Includes 296,970 common shares and common shares underlying warrants which comprise the units owned by Mr. Simmons, which units are not included in this prospectus.

(10)	Includes 72,672 common shares and common shares underlying warrants which comprise the units owned by Mr. Taj, which units are not included in this prospectus.

(11)	Includes 408,680 common shares and common shares underlying warrants which comprise the units owned by Mr. Vir, which units are not included in this prospectus.

SELLING SECURITY HOLDERS
      The following table provides certain information with respect to the selling security holders’ beneficial ownership of our securities as of the date of this prospectus. The selling security holders will sell their units to the underwriters pursuant to the terms of the underwriting agreement and as described elsewhere in this prospectus. The table below assumes that the selling shareholders will sell all units owned by them and covered by this prospectus. Except as indicated, none of the selling security holders are or were affiliated with registered broker-dealers.
      The table has been presented to reflect the number of shares of common stock beneficially owned by each selling security holder based upon (a) the number of shares of common stock underling the units to be owned by such holder, plus (b) the number of shares of common stock underlying each public warrant underlying the units to be owned by such holder, notwithstanding that such warrants will not become exercisable until at least 60 days following the date of this prospectus. The information in the table assumes a public offering price of $6.00 per unit. The information in this table does not reflect the over-allotment option or the underwriters warrants.
      Certain holders in this table own units which are registered in this prospectus (the “Registered Units”) and units which are not registered in this prospectus (the “Unregistered Units”). Each Registered Unit consists of one share of common stock and one warrant to purchase one half share of common stock. Each Unregistered Unit consists of one share of common stock and two warrants each to purchase one half share of common stock. Holders of both types of units are indicated with a (#) and their beneficial ownership reflects the underlying common stock of both types of units.

	Number of				Number of
	Shares of			Number of	Shares of
	Common Stock	Percentage of		Shares of	Common Stock	Percentage of
	Beneficially	Common Stock	Number of	Common Stock	Beneficially	Common Stock
	Owned	Owned	Units	Underlying	Owned After	Owned After
	Prior to the	Prior to the	Being	Units Being	the Offering	the Offering
Name	Offering(1)	Offering(2)	Offered(3)	Offered(4)	(5)	(6)

Almiron Finance Corp.	93,750	*	62,500	93,750	—	—
Andan, Ltd.	18,750	*	12,500	18,750	—	—
Katherine Baldwin	11,250	*	7,500	11,250	—	—
Luis Henrique Ball	56,250	*	37,500	56,250	—	—
Tim Barham	18,750	*	12,500	18,750	—	—
Mark and Anne Bilawsky, JTTEN	9,375	*	6,250	9,375	—	—
Scott Buckner	18,750	*	12,500	18,750	—	—
Brant Cali	93,536	*	50,877	76,316	8,610	*
Alfonso Campalans	18,750	*	12,500	18,750	—	—
Capital Growth Equity Fund I, LLC(7)	50,001	*	33,334	50,001	—	—
Robert F. Converse	18,750	*	12,500	18,750	—	—
DCI Master LDC	25,001	*	16,667	25,001	—	—
Denton Business, Inc.	100,001	*	66,667	100,001	—	—
Earnco MPPP	18,750	*	12,500	18,750	—	—
Moe Engler Revocable Trust UA DTD 7/7/99	9,375	*	6,250	9,375	—	—
Robert A. Engler	9,375	*	6,250	9,375	—	—
Richard D. and Luanne C. Fortner, Tenants in Common	37,500	*	25,000	37,500	—	—

	Number of				Number of
	Shares of			Number of	Shares of
	Common Stock	Percentage of		Shares of	Common Stock	Percentage of
	Beneficially	Common Stock	Number of	Common Stock	Beneficially	Common Stock
	Owned	Owned	Units	Underlying	Owned After	Owned After
	Prior to the	Prior to the	Being	Units Being	the Offering	the Offering
Name	Offering(1)	Offering(2)	Offered(3)	Offered(4)	(5)	(6)

Forum Global Opportunities Master Fund LP(8)(#)	328,125	1.91%	93,750	140,625	187,500	1.09%
E. Robert Fraser, Jr.	50,001	*	33,334	50,001	—	—
Front Street Investment Management, Inc.	282,235	1.64%	38,456	57,684	224,551	1.31%
Ganderland Corp.	187,500	1.09%	125,000	187,500	—	—
RBC Dain Rauscher Custodian FBO Robin Garman, IRA	9,375	*	6,250	9,375	—	—
John L. Giglio	9,375	*	6,250	9,375	—	—
Sanford Greenberg c/f Andrew Greenberg	9,375	*	6,250	9,375	—	—
Sanford Dean Greenberg	9,375	*	6,250	9,375	—	—
Jack Grumet(9)(#)	43,750	*	12,500	18,750	25,000	*
Iraj Hamidi	9,375	*	6,250	9,375	—	—
Natasha Hamidi	9,375	*	6,250	9,375	—	—
Shirin Hamidi	28,125	*	18,750	28,125	—	—
Tania Hamidi	9,375	*	6,250	9,375	—	—
Caroline Haney(10)	272,761	1.58%	24,329	36,494	236,267	1.37%
Edward A. Haymes	25,001	*	16,667	25,001	—	—
Michael Herman	9,375	*	6,250	9,375	—	—
Martin Hodas	18,750	*	12,500	18,750	—	—
Jeff Hollander	75,000	*	50,000	75,000	—	—
Hudson Capital Partners Corp.(11)	100,001	*	66,667	100,001	—	—
Iroquois Master Fund, Ltd.	93,750	*	62,500	93,750	—	—
Jag Multi Investment, LLC	37,500	*	25,000	37,500	—	—
Christopher D. Jennings(12)(#)	14,585	*	4,167	6,251	8,334	*
Stephen J. Jesmok, III	18,750	*	12,500	18,750	—	—
Howard Kaye	37,500	*	25,000	37,500	—	—
Kathy R. Kelly	9,375	*	6,250	9,375	—	—
Nathaniel Kramer	56,250	*	37,500	56,250	—	—
Jerome Levitt(13)	12,501	*	8,334	12,501	—	—
David Lopez	18,750	*	12,500	18,750	—	—
Lower East Capital Partners	123,554	*	82,369	123,554	—	—
L.W. Securities, Ltd.(14)(#)	109,375	*	31,250	46,875	62,500	*
Frank and Antonietta Madia, JTTEN	18,750	*	12,500	18,750	—	—

	Number of				Number of
	Shares of			Number of	Shares of
	Common Stock	Percentage of		Shares of	Common Stock	Percentage of
	Beneficially	Common Stock	Number of	Common Stock	Beneficially	Common Stock
	Owned	Owned	Units	Underlying	Owned After	Owned After
	Prior to the	Prior to the	Being	Units Being	the Offering	the Offering
Name	Offering(1)	Offering(2)	Offered(3)	Offered(4)	(5)	(6)

Angelo J. Mancuso, III	18,750	*	12,500	18,750	—	—
Market Cap Partners	9,375	*	6,250	9,375	—	—
Scott Marsh(15)(#)	20,000	*	10,000	15,000	5,000	*
Hasti Marzban	9,375	*	6,250	9,375	—	—
RBC Dain Rauscher Custodian FBO Jonathan Meyers, IRA	18,750	*	12,500	18,750	—	—
Jonathan and Patricia Meyers, JTTEN	18,750	*	12,500	18,750	—	—
Joel B. Miller and Victoria Miller, JTTEN	25,001	*	16,667	25,001	—	—
Harrison S. Mullin(16)(#)	21,875	*	6,250	9,375	12,500	*
Sylvia A. Naiditch	18,750	*	12,500	18,750	—	—
Tina Newkirk & Clement Sarafin	38,445	*	25,630	38,445	—	—
Newman Family Trust(17)(#)	10,400	*	4,200	6,300	4,100	*
Dennis O’Connor(18)(#)	41,250	*	17,500	26,250	15,000	*
Omicron Master Trust	93,750	*	62,500	93,750	—	—
Milton Podolsky Rev. Living Trust	37,500	*	25,000	37,500	—	—
RFJM Partners, LLC	50,001	*	33,334	50,001	—	—
Richardson & Patel LLP(19)	267,058	1.55%	101,185	151,778	115,280	*
Steven and Felice Sadicario	9,375	*	6,250	9,375	—	—
Mitchell J. Sassower	28,125	*	18,750	28,125	—	—
Barry Shemaria	18,750	*	12,500	18,750	—	—
Dr. Robin L. Smith	37,500	*	25,000	37,500	—	—
Clara Sola	18,750	*	12,500	18,750	—	—
Gerald and Seena Sperling, Tenants in Common	18,750	*	12,500	18,750	—	—
Eric Stanton	63,068	*	34,440	51,660	11,408	*
Ken Stroscher(20)	159,760	*	24,329	36,494	123,266	*
Jonathan Tepper(21)(#)	14,219	*	6,563	9,845	4,374	*
William F. and Susan E. Thompson, JTTEN	18,750	*	12,500	18,750	—	—
Verde Trading Group LLC(22)(#)	100,000	*	50,000	75,000	25,000	*
Robert Weidenbaum	18,750	*	12,500	18,750	—	—

	Number of				Number of
	Shares of			Number of	Shares of
	Common Stock	Percentage of		Shares of	Common Stock	Percentage of
	Beneficially	Common Stock	Number of	Common Stock	Beneficially	Common Stock
	Owned	Owned	Units	Underlying	Owned After	Owned After
	Prior to the	Prior to the	Being	Units Being	the Offering	the Offering
Name	Offering(1)	Offering(2)	Offered(3)	Offered(4)	(5)	(6)

Delaware Charter c/f Richard Winelander	9,375	*	6,250	9,375	—	—
Ralph Wondra(23)(#)	10,938	*	3,125	4,688	6,250	*
Paul Zarcadoolas	50,001	*	33,334	50,001	—	—
Scott A. Ziegler	75,000	*	50,000	75,000	—	—

(1)	The number and percentage of common shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 (except that public warrants underlying the units have been included, notwithstanding that such warrants will not become exercisable until at least 60 days following the date of this prospectus), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any common shares to which each selling security holder has sole or shared voting power or investment power and also any common shares which the selling security holder has the right to acquire within 60 days. Includes shares of common stock, and shares of common stock underlying warrants, held by each holder owning Unregistered Units, as applicable. Does not include any other warrants or options outstanding and does not include any common stock or warrants with respect to the over-allotment option or the underwriters’ warrants. Calculated on a pro forma basis (to reflect the issuance of the Registered Units and the Unregistered Units) totaling 17,178,764 shares issued and outstanding effective at the time of the offering.

(2)	Includes common stock and shares of common stock underlying options and warrants owned by such holder; including shares underlying the Registered Units and the Unregistered Units. Calculated on a pro forma basis (to reflect the issuance of the Registered Units and the Unregistered Units) totaling 17,178,764 shares issued and outstanding effective at the time of the offering.

(3)	The notes held by the selling security holders immediately prior to this offering will be converted to units upon the effectiveness of the registration statement of which this prospectus is a part. Such units are registered hereby unless otherwise indicated as “Unregistered Units” for the purposes of this table. In the event an odd number of units are indicated, the holder also holds an odd number of warrants exercisable for one half share each. For ease of reference only, the numbers listed in columns (1) and (4) have been rounded up to the next whole share for such holders since shares may only be issued as whole shares.

(4)	Includes shares of common stock included in the Registered Units and shares of common stock underlying the public warrants. Does not include shares of common stock underlying any other warrants, options or convertible securities of the company owned by such holder.

(5)	Assumes that all Registered Units will be sold in this offering by each selling security holder. Includes shares of common stock underlying options or warrants owned by such holder, and includes shares of common stock, and shares of common stock underlying warrants, held by each holder owning Unregistered Units, as applicable.

(6)	The number and percentage of common shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any common shares as to which each selling security holder has sole or shared voting power or investment power and also any common shares, which the selling security holder has the right to acquire within 60 days. Includes shares of common stock, and shares of common stock underlying warrants, held by each holder owning Unregistered Units, as applicable. Does not include any other warrants or options outstanding and does not include any common stock or warrants with respect to the over-allotment option or the underwriters warrants. Assumes that all Registered Units will be sold in this offering by each selling security holder.

(7)	Capital Growth Equity Fund I was an investor in the First Bridge Financing. The manager of Capital Growth Equity Fund I is Capital Growth Investment Fund Advisors, LLC, a Florida limited liability company that is a wholly owned subsidiary of Capital Growth Financial, Ltd. Neither Capital Growth Financial, LLC, or its related persons is a beneficial owner of Capital Growth Equity Fund I; however, Capital Growth Investment Fund Advisors, LLC, would be entitled to receive a contingent profit participation payment, if and when such profits are earned by the Equity Fund. Due to the relationship with Capital Growth Financial, LLC, this security holder may be deemed to be an underwriter under Section 2(11) of the Securities Act of 1933, as amended.

(8)	Includes common shares underlying 93,750 Unregistered Units.

(9)	Includes common shares underlying 12,500 Unregistered Units.

(10)	Includes 107,123 shares of common stock, and an option to purchase 129,144 shares of common stock pursuant to the 2000 Equity Incentive Plan at an exercise price of $2.59 per share, and an expiration date of October 25, 2015.

(11)	Hudson Capital Partners, LLC is managed by Vincent Puma who is a registered representative with Capital Growth Financial, LLC. Hudson Capital Partners, LLC is also a minority owner of Capital Growth Financial, Ltd., the parent of Capital Growth Financial, LLC. Due to the relationship with Capital Growth Financial, LLC, this security holder may be deemed to be an underwriter under Section 2(11) of the Securities Act of 1933, as amended.

(12)	Includes common shares underlying 4,167 Unregistered Units. Christopher D. Jennings is Managing Director of Roth Capital Partners, a registered broker dealer.

(13)	Jerome Levitt is a registered representative with Capital Growth Financial, LLC, as well as being a minority owner of its parent company, Capital Growth Financial, Ltd. Due to the relationship with Capital Growth Financial, LLC, this security holder may be deemed to be an underwriter under Section 2(11) of the Securities Act of 1933, as amended.

(14)	Includes common shares underlying 31,250 Unregistered Units.

(15)	Includes common shares underlying 2,500 Unregistered Units.

(16)	Includes common shares underlying 6,250 Unregistered Units.

(17)	Includes common shares underlying 2,050 Unregistered Units.

(18)	Includes common shares underlying 7,500 Unregistered Units.

(19)	Includes 79,734 existing common shares and a warrant to purchase 25,631 shares of common stock. The warrant is exercisable at $7.596 per share with respect to 12,815 shares and $13.926 per share with respect to 12,816 shares. The warrant expires on August 31, 2007. Also includes an option to purchase 12,915 shares of common stock at an exercise price of $2.59 per share, exercisable until October 25, 2015, issued to Mr. Addison Adams, a partner of Richardson & Patel LLP. Richardson & Patel LLP is counsel to the company and has given us an opinion relating to the due issuance of the units, common stock and warrants being registered.

(20)	Includes 103,894 shares of common stock, and an option to purchase 19,372 shares of common stock pursuant to the 2000 Equity Incentive Plan at an exercise price of $2.59 per share, and an expiration date of April 1, 2014.

(21)	Includes common shares underlying 2,187 Unregistered Units.

(22)	Includes common shares underlying 12,500 Unregistered Units.

(23)	Includes common shares underlying 3,125 Unregistered Units.

DESCRIPTION OF OUR SECURITIES
Common Stock
      We are authorized by our Amended and Restated Certificate of Incorporation to issue 140,000,000 shares of common stock, no par value. Upon the effectiveness of this offering the units will be traded on the American Stock Exchange under the symbol “                    ”. Assuming the units detach into common stock and warrants, and the common stock and warrants trade separately (as described elsewhere in this prospectus), they will trade on the American Stock Exchange under the symbols “                    ” and “                    ”, respectively.
      As of January 25, 2006 we had issued and outstanding 5,000,152 shares of common stock. Holders of our common stock are entitled to one vote per share on all matters subject to shareholder vote. If the board of directors were to declare a dividend out of funds legally available therefore, all of the outstanding shares of common stock would be entitled to receive such dividend ratably. We have never declared dividends and we do not intend to declare dividends in the foreseeable future. If our business were liquidated or dissolved, holders of shares of common stock would be entitled to share ratably in assets remaining after satisfaction of our liabilities. No holder of our common stock has any preemptive right to subscribe for any shares of capital stock issued in the future. All of the outstanding shares of common stock are, and the shares offered by us in this offering will be, fully paid and non-assessable.
      Holders of common stock have cumulative voting rights with respect to the election of directors pursuant to the bylaws.
Existing Warrants
      As of January 25 2006 we have the following warrants to purchase our common stock outstanding:
      On February 15, 2002, in connection with consulting services rendered, we granted a warrant to purchase 21,524 shares of our common stock to Global Media Strategies. The warrant is exercisable at $5.171 per share. The warrant expires in five years on February 15, 2007.
      On April 15, 2002, in connection with consulting services rendered, we granted a warrant to purchase 73,182 shares of our common stock exercisable to The Burns Group, Inc. The warrant is exercisable at $5.171 per share. The warrant expires in five years on April 15, 2007.
      On October 27, 2004, in connection with a bridge financing, we granted a warrant to purchase 4,305 shares of our common stock to Hunter World Markets, Inc. The warrant is exercisable at $3.136 per share. The warrant expires in five years from the date of the warrant, October 27, 2009. Upon the exercise of the warrant, we will provide piggyback registration rights subject to underwriters’ discretion and customary indemnification agreements with respect to the underlying shares of common stock.
      On October 27, 2004, in connection with a bridge financing, we granted a warrant to purchase 6,458 shares of our common stock to IKZA Holding Corp. The warrant is exercisable at $3.136 per share. The warrant expires in five years from the date of the warrant, October 27, 2009. Upon the exercise of the warrant, we will provide piggyback registration rights subject to underwriters’ discretion and customary indemnification agreements with respect to the underlying shares of common stock.
      On December 23, 2004, in connection with a note in the amount of $150,000, we granted a warrant to purchase 11,848 shares of our common stock to BTR Global Growth Trading Limited. The warrant is exercisable at $7.596 per share. The warrant expires in two years on December 26, 2006.
      On August 31, 2005, in consideration of legal fees, we granted a warrant to purchase 25,631 shares of our common stock to Richardson & Patel LLP. The warrant is exercisable at $7.596 per share with respect to 12,815 shares and $13.926 per share with respect to 12,816 shares. The warrant expires two years from the date of the issuance of the warrant on August 31, 2007.

Units
      We and the selling security holders will issue and sell 6,107,592 units (or 6,732,592 units if the over-allotment option is exercised by the underwriters), with each unit consisting of one share of our common stock and one warrant (the public warrants) to purchase one half of one share of our common stock. The number of units issued will depend in part upon the final agreed price of the units to the public. See “Recent Bridge Financings” elsewhere in this prospectus. The units will have no rights (i.e., voting, redemption, etc.) independent of the rights existing in the common stock and public warrants that form the unit. Until the units are divided into their separate components of one share of common stock and one warrant, only the units will trade on the American Stock Exchange (assuming our application for listing is approved). The common stock and warrants will initially trade as a unit, until detached, upon 30 days prior written notice from the representative of the underwriters, which shall be determined in its sole and absolute discretion, but in no event less than 60 days immediately following the sooner of the date of this prospectus or the exercise of the over-allotment option. Following the separation of the units, the shares of common stock will trade on the American Stock Exchange and each public warrant will trade separately from the common stock on such exchange (assuming our application for listing is approved). The units will cease to exist at that time.
Public Warrants
      Each unit will consist of one share of common stock and one warrant to purchase one half of one share of common stock. Each warrant to be issued as a part of a unit will entitle the holder to purchase one half of one share of common stock at an exercise price of $          for a period of five years from the date hereof, subject to our redemption rights described below. The warrants will be issued pursuant to the terms of a warrant agreement between the warrant agent, U.S. Stock Transfer Corporation and us. We have authorized and reserved for issuance the shares of common stock issuable on exercise of the warrants. The warrants are exercisable to purchase a total of 3,053,796 shares of our common stock unless the underwriters’ over-allotment option relating to the warrants is exercised, in which case the warrants are exercisable to purchase a total of 3,366,296 shares of common stock.
      The warrant exercise price and the number of shares of common stock purchasable upon exercise of the warrants are subject to adjustment in the event of, among other events, a stock dividend on, or a subdivision, recapitalization or reorganization of, the common stock, or the merger or consolidation of us with or into another corporation or business entity.
      Commencing upon separation of the units into their component common stock and warrants, but no less than four months from the date of this prospectus, and continuing until the expiration of the warrants, we may redeem all outstanding warrants, in whole but not in part, upon not less than 30 days’ notice, at a price of $0.25 per warrant, provided that the average of the closing bid price of our common stock equals or exceeds $8.40 (140% of the offering price of the units) for 10 consecutive trading days preceding our redemption announcement. The redemption notice must be provided not more than five business days after conclusion of the 10 consecutive trading days in which the closing bid price of the common stock equals or exceeds 140% of the offering price of the units. In the event we exercise our right to redeem the warrants, the warrants will be exercisable until the close of business on the date fixed for redemption in such notice. If any warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder thereof will be entitled only to the redemption price. We are not required to redeem the warrants and under certain circumstances we may be prohibited under California law from proceeding with a redemption of the warrants.
      We must have on file a current registration statement with the SEC pertaining to the common stock underlying the warrants in order for a holder to exercise the warrants or in order for the warrants to be redeemed by us. The shares of common stock underlying the warrants must also be registered or qualified for sale, or exempt from such registration or qualification requirements, under the securities laws of the states in which the warrant holders reside. We intend to use our best efforts to keep the registration statement current, but we cannot assure you that such registration statement (or any other registration statement filed by us covering shares of common stock underlying the warrants) can be kept current. In the event the registration statement covering the underlying common stock is not kept current, or if the common stock underlying the warrants is not registered or qualified for sale in the state in which a warrant holder resides, or exempt from such registration or qualification requirements, the warrants may be deprived of any value.
      We are not required to issue any fractional shares of common stock upon the exercise of warrants or upon the occurrence of adjustments pursuant to the equitable adjustment provisions. Warrants may only be exercised for whole shares; accordingly warrants must be exercised in even numbers at the whole share price. The warrants may only be exercised for whole shares and the exercise price is $6.00 for each whole share of common stock. In the event of a purported exercise of one warrant for one half of one share of common stock (or any exercise of an odd number of warrants), we will reject the exercise as to the single or odd warrant and return the exercise price of $3.00 to the holder along with a replacement warrant certificate representing the single warrant.
      The warrants may be exercised upon surrender of the certificate representing such warrants on or prior to the expiration date (or earlier redemption date) of such warrants at the offices of the warrant agent with the form of “Election to Purchase” on the reverse side of the warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price in cash or by official bank or certified check payable to the order of us for the number of warrants being exercised. Shares of common stock issued upon exercise of warrants for which payment has been received in accordance with the terms of the warrants will be fully paid and nonassessable.
      The warrants do not confer on the warrant holder any voting or other rights of our stockholders. Upon notice to the warrant holders, we have the right to reduce the exercise price or extend the expiration date of the warrants. Although this right is intended to benefit warrant holders, to the extent we exercise this right when the warrants would otherwise be exercisable at a price higher than the prevailing market price of the common stock, the likelihood of exercise, and the resultant increase in the number of shares outstanding, may impede or make more costly a change in our control.
Non-Public Warrants Issued in Connection With the Bridge Offerings
      The holders of the First and Second Bridge Notes and the Conversion Notes were given the option to have their units included in the registration statement of which this prospectus is a part and to be named as selling security holders herein. In lieu of selling such units to the underwriters, any holder who opted to not participate as selling security holder in this prospectus, was issued unregistered units identical to the units offered hereby, and granted an additional warrant to purchase one half of one share of common stock at an exercise price to be equal to the exercise price of the public warrants. The warrants issued to those holders (i.e., both the additional warrant and the warrant underlying the unregistered unit) are identical to the public warrants, except for the lack of registration herein and the delay in the company’s redemption right until after registration of such underlying shares. These warrants are subject to redemption upon the same terms and conditions as the public warrants, provided such redemption can only be commenced no less than four months following the registration of the shares underlying the unregistered units, and the shares underlying the non-public warrants (both the additional warrant and the warrant underlying the unregistered unit) on an effective registration statement.
Underwriters Warrant
      We will sell to the representatives of the underwriters on completion of this offering, for a total purchase price of $          , an option to purchase 416,667 shares of our common stock, and an option to purchase 416,667 warrants, each warrant exercisable for one half share of common stock. The share option will be exercisable beginning 180 days after the date of this prospectus at an exercise price of 120% of the price per share in this offering. The warrant option will be exercisable beginning 180 days after the date of this prospectus at an exercise price of $.                    per warrant. The warrant will be exercisable beginning 180 days after the date of this prospectus at an exercise price of 120% of the exercise price of the unit warrant. The options and the warrant contain anti-dilution provisions providing for appropriate adjustments on the occurrence of certain events and contain customary participatory registration rights and contain cashless exercise provisions (which allow the holder to exercise the option or warrant by surrendering a portion of the shares or warrants underlying it instead of paying cash). We have agreed to register for sale the common stock and warrants issuable upon exercise of the options and the common stock issuable upon exercise of the warrants underlying the options.
Change of Control Provisions
      Other than the provisions of California law that may be applicable to take over transactions, the company does not have any device, agreement or plan that would have the intended effect of delaying or preventing the attempted take-over or change of control of the company.
SHARES ELIGIBLE FOR FUTURE SALE
      As of January 25, 2006, all of our outstanding common stock is restricted.
      Sales of a substantial number of shares of our common stock in the public markets, or the perception that these sales may occur, could cause the market price of our common stock to decline.
      All of the 6,107,592 units sold in this offering will be freely tradable without restriction under the Securities Act of 1933 unless those units are held by “affiliates,” as that term is defined in Rule 144 under the Securities Act of 1933. All of the 6,107,592 shares of common stock that comprise the units sold in this offering will be freely tradable without restriction under the Securities Act of 1933 unless those units are held by “affiliates,” as that term is defined in Rule 144 under the Securities Act of 1933. All of the 6,107,592 public warrants that comprise the units sold in this offering will be freely tradable without restriction under the Securities Act of 1933 unless those units are held by “affiliates,” as that term is defined in Rule 144 under the Securities Act of 1933. All of the 3,053,796 shares of common stock underlying the public warrants will be freely tradable, upon exercise of the public warrants, without restriction under the Securities Act of 1933 unless those shares are held by “affiliates,” as that term is defined in Rule 144 under the Securities Act of 1933. The units will detach into shares of common stock and warrants not less than sixty days after the date of this prospectus or the exercise of the over-allotment option. Upon detachment, the units will cease to exist and the common stock and warrants will trade separately.
      Assuming that no common stock is issued for the payment of dividends and that there is no exercise of options or warrants that are outstanding as of the effective date of this offering (other than the public warrants),                      shares of common stock will be subject to contractual lockup agreements with the representative of the underwriters pursuant to which the holders of the shares will agree not to sell their shares for 12 months after the date the Registration Statement, of which this prospectus is a part, first becomes effective. The lock up agreements will cover common stock, warrants and options including (a)                      shares of our common stock, (b)                     shares of common stock underlying warrants; and (c)                      shares of common stock underlying options. In addition, the lockup agreements will also cover                     units held by certain affiliates of the company. Notwithstanding the foregoing, three of our directors, Mr. Jay Vir, Mr. Gene Simmons and Mr. Kourosh Taj may sell up to 90,000 shares of common stock in the aggregate under Rule 144, each quarter during which the lock up is in effect, commencing 90 days after the date of this prospectus, or the number of shares permitted under Rule 144(e), whichever is less.
      The remaining outstanding common shares will become eligible for public sale as follows.

Rule 144
      In general, under Rule 144 as currently in effect, so long as a holder has beneficially owned restricted shares for at least one year, beginning 90 days after the date of this prospectus, a person deemed to be our affiliate, or a person holding restricted shares who beneficially owns shares that were not acquired from us or our affiliate within the previous one year, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the then outstanding shares of our common stock, or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.
      Sales under Rule 144 are subject to requirements relating to manner of sale, notice and availability of current public information about us. Assuming the date of this prospectus is February 1, 2006,                      shares not subject to the Lock Up Agreement may be sold 90 days after the date of this prospectus under Rule 144, of which                     may be sold pursuant to Rule 144(k) as described below. No additional shares will become available for sale under Rule 144 six months after the date of this prospectus. Nine months after the date of this prospectus, an additional                      shares not subject to the Lock Up Agreement will become available for sale under Rule 144, of which                     may be sold pursuant to Rule 144(k) as described below.

Rule 144(k)
      A person who is not deemed to have been our affiliate at any time during the 90 days immediately preceding a sale and who owned shares for at least two years, including the holding period of any prior owner who is not an affiliate, would be entitled to sell restricted shares following this offering under Rule 144(k) without complying with the volume limitations, manner of sale provisions, public information or notice requirements of Rule 144. Assuming there are no Lock Up Agreements, 1,217,397 shares may be sold as of the date of this prospectus under Rule 144(k), assuming the date of this prospectus is February 1, 2006, and an additional 2,222,277 shares may be sold within 90 days after the date of this prospectus.

Rule 701 and Options
      Rule 701 permits resales of shares in reliance upon Rule 144 but without compliance with some restrictions of Rule 144. Any employee, officer or director or consultant who purchased his shares under a written compensatory plan or contract may rely on the resale provisions of Rule 701. Under Rule 701:

•	affiliates can sell Rule 701 shares without complying with the holding period requirements of Rule 144;

•	non-affiliates can sell these shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144; and

•	Rule 701 shares must be held at least 90 days after the date of this prospectus before they can be resold.
      50,582 shares issued and sold under Rule 701 may be sold 90 days after the date of this prospectus, subject to the restrictions above, and those same 50,582 shares are also included in the shares eligible for sale under Rule 144 referenced above. Of such shares eligible for resale under Rule 701, none are subject to lock up agreements with the underwriters.

Registration Statement on Form S-8
      Promptly following the date of this prospectus, we will register up to 419,202 shares of common stock under our 2000 Equity Incentive Plan on a Form S-8 Registration Statement, including 386,298 shares underlying currently outstanding but unexercised options granted under the Plan that were granted under Rule 701. All such shares will be freely tradable upon the exercise of the options including all future grants of options or shares under the Plan.

Stock Options and Warrants
      As of January 25, 2006, options to purchase a total of 386,298 shares of our common stock are outstanding, 305,062 of which are vested and exercisable, and warrants to purchase a total of 142,948 shares of our common stock were outstanding, all of which are currently exercisable. Accordingly, the shares underlying these warrants and options may be eligible for sale in the public markets, subject to the restrictions described above. In the alternative, such options may be registered on a Form S-8, as described above.

Lock-up Agreements
      Our officers and directors, who hold a total of 2,399,077 shares of our outstanding common stock,                     units and                     options, will agree, pursuant to the underwriting agreement and other agreements, not to sell any of our common stock until 12 months from the date of this prospectus without the prior consent of the representative of the underwriters. Notwithstanding the foregoing, three of our directors, Mr. Jay Vir, Mr. Gene Simmons and Mr. Kourosh Taj may sell up to 90,000 shares of common stock in the aggregate under Rule 144, during any quarter (for three consecutive quarters) commencing 90 days after the date of this prospectus. In addition, we are negotiating with certain institutional investors who hold a total of                      shares of our outstanding common stock,                     units and                     options, to agree to not to sell any of our common stock until 12 months from the date of this prospectus without the prior consent of the representative of the underwriters. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, additional shares will be available beginning after expiration of the 12 month lock-up period, subject in some cases to certain volume limitations.

Registration Rights

Investor Rights Agreement dated February 12, 2004
      On February 12, 2004, the company raised approximately $6.0 million in capital from the sale of common stock and warrants to purchase common stock to various investors including certain founders and principal shareholders, which together represent an aggregate of 1,799,107 shares of common stock (collectively, the “February Investor Shares”). In connection with the financing, the company entered into an Investor Rights Agreement dated February 12, 2004. Under the Investor Rights Agreement, the company has agreed to use its reasonable best efforts to register such share of common stock held by the February Investors (the “Registrable Securities”) upon the written demand of individual investors or investors owning at least 50% of the Registrable Securities. The demand may be made after the 6-month anniversary of the closing of the company’s initial public offering of securities. These holders have waived their rights to have their shares of common stock included in this prospectus.
      If the Investor intends to distribute the Registrable Securities by means of an underwriting, they shall advise the company; provided that (among other conditions): (a) All investors proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form; and (b) if the underwriter determines that marketing factors require a limitation of the number of securities to be underwritten (including the Registrable Securities) then the number of February Investor Shares may be reduced only if, first, all securities of the company held by the Founders are entirely excluded from the underwriting and registration and then all other securities of the company are entirely excluded from the underwriting and registration. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.
      In addition, the company has agreed to provide certain piggyback registration rights to the holders of the Registrable Securities as provided in the Investor Rights Agreement, which are subject to underwriting limitations as described above and in the Investor Rights Agreement. The company also agreed to cause a Form S-3 registration (or any successor to Form S-3) or any similar short-form registration statement with respect to all or part of the Registrable Securities owned by such investor or investors, in excess of $1 million upon demand six months following the date of this prospectus. The company shall not be obligated to effect any registration (among other conditions): (a) if the amount of securities to be sold pursuant to such registration on Form S-3 is less than $1 million; (b) if Form S-3 is not available for such offering by the investors; (c) if within 30 days of receipt of a written request from any investors, the company gives notice of the company’s intention to make a public offering within 90 days; (d) if the filing of the Form S-3 registration would be detrimental to the company and its shareholders; (e) if the company has already effected 2 registration on Form S-3 for the investors; or (f) in any jurisdiction in which the company would be required to do business.
      The registration obligation of the company set out in the Investors Rights Agreement shall terminate upon the earlier of the following events: (a) the date which is 5 years following the completion of the company’s initial public offering of securities; and (b) the date following the completion of the initial public offering of securities on which each investor holds less than 1% of the then issued and outstanding shares of common stock and such shares may be sold pursuant to Rule 144.

Hunter World Markets, Inc. and IKZA Holding Corp. Warrants
      On October 27, 2004, the company issued warrants to purchase a total 10,762 shares of common of stock to Hunter World Markets, Inc. and IKZA Holding Corp. in relation to a 2004 private offering of securities. These warrants expire October 25, 2009 and none of the warrants have been exercised. The Holders of the warrants have “piggyback” registration rights to have the common shares underlying the warrants included in any registration undertaken by the company, subject to certain limitations applicable to underwritten offerings. The holder of that warrants has waived its registration rights in connection with this offering. The holder of the warrant issued to Hunter World Markets, Inc. has waived its registration rights under the warrant in connection with this offering.

July 15, 2005 Note Offering
      On July 15, 2005, the company entered into a Note and Warrant Purchase Agreement, between the company and the Purchasers referenced therein (the “Purchase Agreement”). Under the Purchase Agreement the company issued and sold an aggregate of $1,003,437 of promissory notes and warrants to purchase 1,779,031 shares of common stock. The company granted the Purchasers unlimited “piggyback” rights to have the common shares underlying the warrants included in any registration undertaken by the company, subject to certain limitations applicable to underwritten offerings. All warrants issued in connection with the Purchase Agreement have been exercised in full and are reflected in the number of currently outstanding common shares. These holders have waived their rights to have their shares of common stock included in this prospectus.

2005 September Debt Conversion Transaction
      In September of 2005, the company agreed to convert certain outstanding and past due debts and obligations into newly issued three-year promissory notes (the “August Debt Conversion”). For every dollar accepted under the August Debt Conversion, a warrant was issued initially equal to the right to purchase 1.5 shares of common stock for every dollar converted. A total of $2,023,723 was converted as part of the September Debt Conversion and warrants to purchase 148,761 shares have been issued. The company granted the warrant holders “piggyback” registration rights. These holders have waived their rights to have their shares of common stock included in this prospectus.

Bridge Note Holders
      The holders of the First and Second Bridge Notes and the Conversion Notes were given the option to have their units included in the registration statement of which this prospectus is a part and to be named as selling security holders therein. In lieu of selling such units to the underwriters, any holder who opted to not participate as selling security holder in this prospectus, was granted (a) a warrant to purchase one half of one share of common stock at an exercise price to be equal to the exercise price of the public warrants, and (b) registration rights to have such units and the securities underlying such units registered by the company one year after the date of this prospectus. In addition, certain holders of Conversion Notes were not included as selling security holders herein and were granted the same registration rights as the Bridge Note holders who elected to not be selling security holders in this prospectus.

INDEMNIFICATION, LIMITATION OF LIABILITY, AND
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES
      Section 204(a)(10) of the California General Corporation Law (the “CGCL”) permits a corporation to include in its Articles of Incorporation provisions eliminating or limiting the personal liability of directors for monetary damages in an action brought by or in the right of the corporation for breach of a director’s fiduciary duties, except: (a) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (b) for acts or omissions that a director believes to be contrary to the best interests of a company or its shareholders or that involve the absence of good faith on the part of the director; (c) for any transaction for which a director derived an improper benefit; (d) for acts or omissions that show a reckless disregard for the director’s duty to us or our shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to a company or its shareholders; (e) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to us or our shareholders; (f) with respect to certain transactions, or the approval of transactions in which a director has a material financial interest; or (g) expressly imposed by statute, for approval of certain improper distributions to shareholders or certain loans or guarantees.
      Section 317 of the CGSL requires a corporation to indemnify its directors and other agents to the extent they incur expenses in defending lawsuits brought against them by reason of their status as directors or agents, subject to certain limitations. Section 317 also permits a corporation to indemnify its directors and other agents to a greater extent than specifically required by law.
      Section 5 of our Amended and Restated Articles of Incorporation authorizes us to provide indemnification of our agents (as defined in Section 317(a) of the CGSL) to the fullest extent permissible under California law through bylaw provisions, agreements with our agents, vote of the shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the CGSL. In addition, we are authorized to provide insurance for agents as set forth in Section 317 of the CGSL.
      We provide indemnification to our officers, directors and agents to the full extent permitted under law. Under Article IX, Section 1 of our bylaws there is a mandatory indemnification clause which requires us, to the extent permitted under the CGCL, to indemnify each of our directors and officers against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by their status as directors or agents. In addition, under Article IX, Section 4 of our bylaws, we must purchase and maintain insurance on behalf of any person who is or was an agent of our company against any liability arising out of such person’s status.
      We carry directors’ and officers’ liability insurance covering our directors and officers against liability asserted against or incurred by the person arising out of his or her capacity as an officer or director, including any liability for violations of the Securities Act of 1933 or the Securities Exchange Act of 1934, subject to some exclusions and coverage limitations. Our liability insurance policy is with Chubb Group of Insurance Companies. The policy has a combined maximum aggregate limit of liability for all claims of $6,000,000. The deductible amount for individual or corporate claims is $50,000. The policy covers the period from June 21, 2005 through June 21, 2006. The annual cost of this policy is approximately $36,000.
      Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us for expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether our indemnification is against public policy as expressed in the Securities Act and we will be governed by the final adjudication of the issue by the court.

UNDERWRITING
      Capital Growth Financial, LLC, is acting as the representative of the underwriters. We, the selling security holders and the underwriters named below have entered into an underwriting agreement with respect to the units being offered by this prospectus. In connection with this offering and subject to certain conditions, each of the underwriters named below has severally, and not jointly, agreed to purchase on a firm commitment basis, and we and the selling security holders have agreed to sell, the number of units set forth opposite the name of each underwriter.

Name of Underwriter	Number of Units

Total
      The underwriting agreement provides that if the underwriters purchase any of the units presented in the foregoing table, then they must purchase all of the units. No underwriter is obligated to purchase any units allocated to a defaulting underwriter except under limited circumstances. The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and certificates from us, our counsel and our independent registered public accountants.
      We and the selling security holders will sell the units to the underwriters at the public offering price indicated on the cover page of this prospectus, less

•	A discount equal to 10% of the initial public offering price on all units being offered by us; and

•	A discount equal to 5% of the initial public offering price on all units being offered by the selling security holders.
      The representative has advised us that the underwriters propose to offer the units to the public at the public offering price indicated on the cover page of this prospectus, and to certain selected dealers who are members of the National Association of Securities Dealers, Inc. (“NASD”), at such price less a concession of not less than $           per unit. Our underwriters may allow, and the selected dealers may reallow, a concession not in excess of $           per unit to certain brokers and dealers. After the public offering, the offering price, concessions and discounts to brokers and dealer and other selling terms may be changed by the underwriters.
      We have granted to the underwriters an option which expires                     days after the effective date of this offering, exercisable as provided in the underwriting agreement, to purchase up to an additional                     units at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. This option may be exercised only for the purpose of covering over-allotments, if any. If the underwriters exercise the over-allotment in full, the total price to the public would be $          , the total underwriting discounts and commissions would be $     (computed on the total offering) and the total proceeds (before payment of expenses of this offering) would be $     . None of the units underlying the over-allotment option will be sold by the selling security holders.
      The underwriting agreement provides that we will reimburse the underwriters for their expenses on a non-accountable basis in the amount equal to 2% of the aggregate public offering price of the units offered hereby, of which $25,000 has been paid to date, and the balance of which will be paid on the closing of this offering. The non-accountable expense allowance will not apply to units sold by the selling security holders.
      We will sell to the representatives of the underwriters on completion of this offering, for a total purchase price of $          , an option to purchase 416,667 shares of our common stock, and an option to purchase 416,667 warrants each to purchase to one half share of common stock (sometimes referred to as the “Underwriters Warrant”). The common stock option will be exercisable beginning 180 days after the date of this prospectus at an exercise price of 120% of the price per share in this offering. The warrant option will be exercisable beginning 180 days after the date of this prospectus at an exercise price of $.                    per warrant. The warrant will be exercisable beginning 180 days after the date of this prospectus at an exercise price of 120% of the exercise price of the unit warrant. The options and the warrant contain anti-dilution provisions providing for appropriate adjustments on the occurrence of certain events and contain customary participatory registration rights and contain cashless exercise provisions (which allow the holder to exercise the option or warrant by surrendering a portion of the shares or warrants underlying it instead of paying cash). We have agreed to register for sale the common stock and warrants issuable upon exercise of the options and the common stock issuable upon exercise of the warrants underlying the options.
      We will set aside and at all times have available a sufficient number of warrants and shares of common stock to be issued upon exercise of the representative’s options and the warrants. The representative’s options will be restricted from sale, transfer, assignment or hypothecation for a period of one year after the date of this prospectus (or a shorter period if allowed by NASD rules), except to officers of the representative, co-underwriters, selling group members and their officers or partners. Thereafter, the representative’s options will be transferable provided such transfer is in accordance with the provisions of the Securities Act. Subject to certain limitations and exclusions, we have agreed, at the request of the representative, to register for sale the common stock and warrants issuable upon exercise of the representative’s options and the common stock issuable upon exercise of the warrants underlying the representative’s options.
      We have agreed not to solicit public warrant exercises other than through the underwriters. Upon any exercise of the warrants after the first anniversary of the date of this prospectus, we will pay the underwriters a fee of 5% of the aggregate warrant exercise price, if: (a) the market price of our common stock on the date the warrants are exercised is greater than the then exercise price of the warrants, (b) the exercise of the warrants was solicited by a member of the NASD and such solicitation has been designated in writing by the warrant holder, (c) the warrants are not held in a discretionary account, (d) disclosure of compensation arrangements was made both at the time of the offering and at the time of exercise of the warrants; and (e) the solicitation of exercise of the warrant was not in violation of Regulation M promulgated under the Securities Exchange Act of 1934, as amended.
      Regulation M may prohibit the underwriters from engaging in any market-making activities with regard to our securities for the period from five business days (or such other applicable period as Regulation M may provide) prior to any solicitation by the underwriters of the exercise of the warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that the underwriters may have to receive a fee for the exercise of warrants following such solicitation. As a result, the underwriters may be unable to provide a market for our securities during certain periods while the warrants are exercisable.
      In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of units in excess of the number of units the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of units over-allotted by the underwriters are not greater than the number of units that it may purchase in the over-allotment option. In a naked short position, the number of units involved is greater than the number of units in the over-allotment option. The underwriters may close out any covered short position by either exercising its over-allotment option or purchasing units in the open market.

•	Covering transactions involve the purchase of securities in the open market after the distribution has been completed in order to cover short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which it may purchase securities through the over-allotment option. If the underwriters sell more units than could be covered by the over-allotment option, creating a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.

•	Penalty bids permit the underwriters to reclaim a selling concession from a selected dealer when the units, or securities comprising the units, originally sold by the selected dealer is purchased in a stabilizing covering transaction to cover short positions.

      These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our units, common stock or public warrants or preventing or retarding a decline in the market price of our units, common stock or public warrants. As a result, the price of our common stock or public warrants may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the American Stock Exchange or otherwise and, if commenced, may be discontinued at any time.
      We have agreed not to directly or indirectly offer for sale, sell, contract to sell, grant any option for the sale of, or otherwise issue or dispose of, any shares of our common stock, options to acquire common shares, or any related security or instrument, for a period of 12 months from the closing of this offering, without the prior written consent of the representative of the underwriters, except in limited circumstances. Additionally, we have agreed not to offer, sell or distribute, for a period of twenty-four months from the closing of this offering, any of our securities which are convertible at a price that may, at the time of the conversion, be less than the fair market value of our common stock on the date of the original sale without the prior written consent of the representative of the underwriters. Fair market value shall mean the greater of: (a) the average of the volume weighted average price of our common stock for each of the 30 trading days prior to the date of the original sale; and (b) the last sale price of our common stock, during normal operating hours, as reported on the American Stock Exchange, or any other exchange or electronic quotation system on which our common stock is then traded.
      Our officers and directors will agree with the representative of the underwriters not to publicly sell the shares of our common stock which they own for a period of 12 months from the closing of this offering without the prior written consent of the representative of the underwriters. Notwithstanding the foregoing, commencing 90 days after the date of this prospectus, Mr. Jay Vir, Mr. Gene Simmons and Mr. Kourosh Taj may sell collectively, pursuant to Rule 144 under the Securities Act, up to 90,000 shares of our common stock each quarter during which the lock up is in effect, commencing 90 days after the date of this prospectus, or the number of shares permitted under Rule 144(e), whichever is less. The representative of the underwriters has no present intention to waive or shorten the lock-up period. The representative’s determination to release all or any portion of the shares from the lock-up agreements will depend on several factors including, but not limited to, the market price and demand for our common stock and the general condition of the securities markets. However, the representative’s decision is arbitrary and may not be based on any specific parameters.
      For a period of five years after the date of this prospectus, we have agreed to engage a designee of the representative as an advisor to our board of directors where the advisor shall attend meetings of the board, receive all notices and other correspondence and communications sent by us to members of our board of directors and receive compensation equal to the highest compensation of other non-officer directors, excluding the chairman of our audit committee. In addition, the advisor will be reimbursed for expenses incurred in attending any meeting. The representative’s designee as an advisor to our board of directors will have no duties, rights or powers of a director. In lieu of the representative’s right to designate an advisor to our board, the representative shall have the right during the three-year period after the date of this prospectus, in its sole discretion, to designate one person for election as a director to our board of directors, who we have agreed to use our best efforts to cause to be elected, and who shall be entitled to receive the same expense reimbursements and other basic benefits as any other non-employee director and shall have the same duties, rights and powers as other directors on our board.
      At the closing of the offering, we will enter into a consulting agreement retaining the representative, Capital Growth Financial, LLC, as financial consultant at an aggregate of $5,000 per month for a 24 month period; provided, however, the total amount under the consulting agreement of $120,000, shall be paid upon execution of the consulting agreement.
      We estimate that the expenses of the offering to be paid by the company, not including underwriting discounts, commissions, the non-accountable expense allowance and the financial advisory fee, will be approximately $650,000. Such expenses include, but are not limited to, SEC registration fees, NASD filing fees, background checks for management, due diligence “road shows,” accounting fees and expenses, legal fees and expenses, printing and engraving expenses, transfer agent fees and blue sky fees and expenses.
      Prior to this offering, there was no public market for the units, common stock or public warrants. The initial public offering price of our units and the exercise price of the public warrants were determined by negotiation between us and the underwriters. The principal factors considered in determining the public offering price of the units and the exercise price of the public warrants contained in the units included:

•	the information in this prospectus and otherwise available to the underwriters;

•	the history and the prospects for the industry in which we will compete;

•	the ability of our management;

•	the prospects for our future earnings;

•	the present state of our development and our current financial condition;

•	the general condition of the economy and the securities markets at the time of this offering; and

•	the recent market prices of, and the demand for, publicly traded securities of generally comparable companies.
      We cannot be sure that the initial public offering price will correspond to the price at which the units, the common stock and the public warrants will trade in the public market following this offering or that an active trading market for the units, the common stock and the public warrants will develop and continue after this offering.
      In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically. No forms of prospectus other than printed prospectuses and electronically distributed prospectuses that are printable in Adobe PDF format will be used in connection with this offering.
      The underwriters have informed us that they do not expect to confirm sales of units offered by this prospectus to accounts over which they exercise discretionary authority without obtaining the specific approval of the account holder.
      We and the selling security holders have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.
EXPERTS
      Our financial statements as of December 31, 2004 and 2003, and the related statements of operations, shareholders’ deficit and cash flows in each of the three years in the period ended December 31, 2004, included in this prospectus, have been audited by Squar, Milner, Reehl & Williamson, LLP, independent registered public accountants, as stated in their report appearing herein and are so included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS
      Richardson & Patel LLP has given us an opinion relating to the due issuance of the units, common stock and warrants being registered. The law firm of Richardson & Patel LLP, or its various principals, collectively own 76,732 shares of our common stock and warrants to purchase 25,631 shares of common stock at exercise prices ranging from $7.50 per share to $13.93 per share. We have executed a promissory note in favor of Richardson & Patel LLP for the legal expenses in the principal amount of $378,000, which we have converted into Conversion Notes that will convert into units in this offering upon the same terms and conditions as the Second Bridge Notes. The units to be owned by Richardson & Patel LLP are covered by this prospectus and Richardson & Patel LLP is a selling securityholder. Mr. Addison Adams, a partner of Richardson & Patel LLP owns an option to purchase 12,915 shares of common stock at an exercise price of $2.59 per share, exercisable until October 25, 2015.
      Certain legal matters will be passed upon for the representative of the underwriters by Schneider Weinberger & Beilly LLP, Boca Raton, Florida.
WHERE YOU CAN FIND FURTHER INFORMATION ABOUT US
      We filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the units being offered in this offering. Although this prospectus, which forms a part of the registration statement, contains all of the material information set forth in the registration statement, parts of the registration statement are omitted in accordance with the rules and regulations of the Commission.
      The omitted information may be inspected and copied, at prescribed rates, at the public reference facilities maintained by the Commission at Judiciary Plaza, 100 F Street, NE., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. For further information with respect to our company and the securities being offered in this offering, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.
      The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. We do not currently file periodic reports with the SEC; however, following the effective date of the registration statement relating to this prospectus, we will become a reporting company and will file annual, quarterly and current reports, and other information with the SEC. Copies of all of our filings with the SEC may be viewed on the SEC’s internet web site at http://www.sec.gov. We also maintain a website at http://www.ngtv.com. We may include our public filings on our website, and will include such information to the extent required by applicable law and the rules and regulations of any exchange on which our shares are listed.
TRANSFER AGENT
      We have retained U.S. Stock Transfer Corporation to act as our transfer agent with respect to the units, the public warrants and our common stock. The address of the Transfer Agent is 1745 Gardena Avenue, Glendale, California, 91204; telephone number (818) 502-1404.

NGTV
(A Development Stage Company)

REPORT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders
NGTV
      We have audited the accompanying balance sheets of NGTV (the “Company”), a development stage company incorporated in the state of California, as of December 31, 2004 and 2003, and the related statements of operations, shareholders’ deficit and cash flows for each of the three years in the period ended December 31, 2004, and for the period June 23, 2000 (Inception) through December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NGTV as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, and for the period June 23, 2000 (Inception) through December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.
      The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has been in the development stage since its inception and has not generated revenues from its principal operations. Additionally, the Company has suffered negative cash flow from operations and recurring net losses since June 23, 2000 (Inception). These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 2. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

/s/ SQUAR, MILNER, REEHL & WILLIAMSON, LLP
December 19, 2005
Newport Beach, California

NGTV
(A Development Stage Company)
BALANCE SHEETS
December 31, 2004 and 2003

	2004	2003

ASSETS
Current Assets
Cash	$48,618	$1,920
Property and Equipment, net	986,393	—
Capitalized Production Costs	1,005,344	45,852
Deposits and Other Assets	354,274	8,097

	$2,394,629	$55,869

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Accounts payable and accrued liabilities	$937,051	$371,538
Accrued executive compensation	1,043,711	1,007,333
Notes payable	450,000	—
Capital lease obligations, current portion	7,650	—
Due to related parties	760,809	687,715

	3,199,221	2,066,586
Long Term Liabilities
Common stock subject to redemption	935,137	2,211,541
Capital lease obligations, net of current portion	26,857	—

Total Liabilities	4,161,215	4,278,127

Commitments and Contingencies
Shareholders’ Deficit
Preferred stock, no par value; 12,480,952 shares authorized; 4,415,992 convertible Series A-1 preferred shares issued and outstanding at December 31, 2003; liquidation preference of original value plus dividends; retired in 2004	—	973,000
Common stock, no par value; 140,000,000 shares authorized; 3,682,868(*) and 1,217,391(*) shares issued and outstanding at December 31, 2004 and 2003, respectively	7,884,351	135,234
Additional paid-in capital	3,453,879	473,772
Unearned compensation	—	(115,781)
Deficit accumulated during the development stage	(13,104,816)	(5,688,483)

	(1,766,586)	(4,222,258)

	$2,394,629	$55,869

(*)	Reflects effect of 23.23 to 1 reverse stock split for common shareholders in December 2005.
The accompanying notes are an integral part of these financial statements.

NGTV
(A Development Stage Company)
STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2004, 2003, and 2002, and
For the Period June 23, 2000 (Inception) Through December 31, 2004

				June 23, 2000
				(Inception)
				through
				December 31,
	2004	2003	2002	2004

REVENUES	$—	$—	$—	$—

OPERATING EXPENSES
Compensation and related benefits	2,008,135	1,394,706	109,213	3,512,054
Professional fees	1,476,849	231,722	431,572	2,332,263
General and administrative	1,716,657	91,731	171,582	2,664,548

	5,201,641	1,718,159	712,367	8,508,865

NET OPERATING LOSS	(5,201,641)	(1,718,159)	(712,367)	(8,508,865)
OTHER INCOME (EXPENSE)
Loss on conversion of debt to common stock	(2,359,951)	—	—	(2,359,951)
Warrants expense	(367,000)	—	—	(367,000)
Interest expense	(143,163)	(45,876)	(39,908)	(273,039)
Interest and other income	6,018	—	195,667	201,685

	(2,864,096)	(45,876)	155,759	(2,798,305)

LOSS BEFORE INTEREST ON COMMON STOCK SUBJECT TO REDEMPTION AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE AND CARRYOVER DEFICIT OF PREDECESSOR AFFILIATED COMPANY	(8,065,737)	(1,764,035)	(556,608)	(11,307,170)
Interest on common stock subject to redemption	1,276,404	(1,995,441)	—	(719,037)

LOSS BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE AND CARRYOVER DEFICIT OF PREDECESSOR AFFILIATED COMPANY	(6,789,333)	(3,759,476)	(556,608)	(12,026,207)
Cumulative effect of change in accounting principle	—	(212,789)	—	(212,789)

LOSS BEFORE CARRYOVER DEFICIT OF PREDECESSOR AFFILIATED COMPANY	(6,789,333)	(3,972,265)	(556,608)	(12,238,996)
Carryover deficit of predecessor affiliated company	—	—	—	(238,820)

NET LOSS	$(6,789,333)	$(3,972,265)	$(556,608)	$(12,477,816)
Preferred stock repurchase and retirement in excess of the original purchase price	(627,000)	—	—	(627,000)

NET LOSS TO COMMON SHAREHOLDERS AND LOSS ACCUMULATED DURING THE DEVELOPMENT STAGE	$(7,416,333)	$(3,972,265)	$(556,608)	$(13,104,816)

BASIC AND DILUTED LOSS PER COMMON SHARE(*)	$(2.27)	$(4.27)	$(0.84)

BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING(*)	3,274,000	930,000	663,000

(*)	Reflects the effect of 23.23 to 1 reverse stock split for common shareholders in December 2005.
The accompanying notes are an integral part of these financial statements.

NGTV
(A Development Stage Company)
STATEMENTS OF SHAREHOLDERS’ DEFICIT
For the Years Ended December 31, 2004, 2003 and 2002 and
For the Period June 23, 2000 (Inception) Through December 31, 2004

							Deficit
							Accumulated
	Preferred Stock		Common Stock*		Additional		During the
					Paid-in	Unearned	Development
	Shares	Amount	Shares	Amount	Capital	Compensation	Stage	Total

INCEPTION — June 23, 2000 — Carryover basis of predecessor affiliated company (Note 1)	—	$—	115,411	$2,681	$3,932	$—	$(238,820)	$(232,207)
Five-for-one common stock split, September 29, 2000	—	—	461,644	—	—	—	—	—
Exercise of warrants for common stock, September 29, 2000	—	—	86,096	400	—	—	—	400
Series A preferred stock issued at $0.22 per share, net of $10,000 fees, September 29, 2000	2,380,952	520,000	—	—	—	—	—	520,000
Net loss	—	—	—	—	—	—	(441,048)	(441,048)

BALANCE — December 31, 2000	2,380,952	520,000	663,151	3,081	3,932	—	(679,868)	(152,855)
Series A preferred stock issued at $0.2226 per share, March 1, 2001	224,618	50,000	—	—	—	—	—	50,000
Series A preferred stock issued at $0.2226 per share, April 1, 2001	89,847	20,000	—	—	—	—	—	20,000
Series A preferred stock issued at $0.2226 per share, May 1, 2001	112,309	25,000	—	—	—	—	—	25,000
Series A preferred stock issued at $0.2226 per share, June 1, 2001	224,618	50,000	—	—	—	—	—	50,000
Series A preferred stock issued at $0.2226 per share, July 1, 2001	336,927	75,000	—	—	—	—	—	75,000
Series A preferred stock issued at $0.2226 per share, November 1, 2001	1,046,721	233,000	—	—	—	—	—	233,000
Net loss	—	—	—	—	—	—	(479,742)	(479,742)

BALANCE — December 31, 2001	4,415,992	973,000	663,151	3,081	3,932	—	(1,159,610)	(179,597)
Warrants issued to consultants for services	—	—	—	—	13,413	—	—	13,413
Options issued to non-employees for compensation	—	—	—	—	73,750	—	—	73,750
Net loss	—	—	—	—	—	—	(556,608)	(556,608)

BALANCE — December 31, 2002	4,415,992	973,000	663,151	3,081	91,095	—	(1,716,218)	(649,042)
Common stock issued to employees for compensation, July 1, 2003	—	—	589,754	135,629	—	(135,629)	—	—
Amortization of restricted stock compensation expense	—	—	—	—	—	19,848	—	19,848
Common shares repurchased at cost, February and March 2003	—	—	(35,514)	(165)	—	—	—	(165)
Employee stock-based compensation expense	—	—	—	—	228,770	—	—	228,770
Options granted to non-employees for services	—	—	—	—	98,907	—	—	98,907
Warrants issued to consultants for services	—	—	—	—	55,000	—	—	55,000

NGTV
(A Development Stage Company)
STATEMENTS OF SHAREHOLDERS’ DEFICIT — (Continued)
For the Years Ended December 31, 2004, 2003 and 2002 and
For the Period June 23, 2000 (Inception) Through December 31, 2004

							Deficit
							Accumulated
	Preferred Stock		Common Stock*		Additional		During the
					Paid-in	Unearned	Development
	Shares	Amount	Shares	Amount	Capital	Compensation	Stage	Total

Common stock subject to redemption	—	—	—	(3,311)	—	—	—	(3,311)
Net loss	—	—	—	—	—	—	(3,972,265)	(3,972,265)

BALANCE — December 31, 2003	4,415,992	973,000	1,217,391	135,234	473,772	(115,781)	(5,688,483)	(4,222,258)
Common stock issued to retire debt	—	—	1,112,768	400,001	—	—	—	400,001
Excess of fair value of common stock exchanged over carrying amount of converted debt	—	—	—	—	2,359,951	—	—	2,359,951
Common stock and warrants issued in connection with 2004 Equity Private Placement, net, February 12, 2004	—	—	987,982	6,156,814	—	—	—	6,156,814
Retirement of Series A-1 preferred shares, February 12, 2004	(4,415,992)	(973,000)	—	—	—	—	(627,000)	(1,600,000)
Common shares issued as finder’s fees, in connection with 2004 Equity Private Placement, February 12, 2004	—	—	157,080	389,600	(389,600)	—	—	—
Common stock and warrants issued, February 12, 2004	—	—	50,645	400,000	—	—	—	400,000
Options granted to employees for compensation, February 12, 2004	—	—	—	—	415,660	—	—	415,660
Options granted to consultants for services, February 12, 2004	—	—	—	—	210,276	—	—	210,276
Warrants issued to consultants for services, February 12, 2004	—	—	—	—	16,820	—	—	16,820
Amortization of restricted stock compensation expense	—	—	—	—	—	115,781	—	115,781
Common stock and warrants issued, July and August 2004	—	—	40,267	346,100	—	—	—	346,100
Common stock issued for services, August 3, 2004	—	—	6,287	54,037	—	—	—	54,037
Warrants issued as penalty under 2004 Equity Private Placement, August 10, 2005	—	—	—	—	367,000	—	—	367,000
Stock options exercised, December 7, 2004	—	—	110,448	2,565	—	—	—	2,565
Net loss	—	—	—	—	—	—	(6,789,333)	(6,789,333)

BALANCE — December 31, 2004	—-	$—	3,682,868	$7,884,351	$3,453,879	$—	$(13,104,816)	$(1,766,586)

*	Reflects effect of 23.23 to 1 reverse stock split for common shareholders in December 2005.
The accompanying notes are an integral part of these financial statements.

NGTV
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2004, 2003, and 2002, and
For the Period June 23, 2000 (Inception) Through December 31, 2004

				June 23, 2000
				(Inception)
				Through
				December 31,
	2004	2003	2002	2004

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss before carryover deficit of predecessor entity	$(6,789,333)	$(3,972,265)	$(556,608)	$(12,238,996)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	252,217	4,014	17,843	312,089
Stock-based employee compensation	531,441	248,618	—	780,059
Options granted to non-employees for services	210,276	98,907	73,750	382,933
Common stock and warrants issued to consultants for services	416,820	55,000	13,413	485,233
Penalty warrants expense	367,000	—	—	367,000
Loss on conversion of debt to common stock	2,359,951	—	—	2,359,951
Cumulative effect of change in accounting principle	—	212,789	—	212,789
Interest on shares subject to redemption	(1,276,404)	1,995,441	—	719,037
Changes in operating assets and liabilities:
Capitalized production costs	(959,492)	(45,852)	—	(1,005,344)
Deposits and other assets	(346,177)	—	26,933	(353,779)
Accounts payable and accrued liabilities	716,595	156,754	218,354	1,058,133
Accrued executive compensation	(60,667)	1,007,333	—	946,666

Net cash used in operating activities	(4,577,773)	(239,261)	(206,315)	(5,974,229)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(1,200,266)	—	(3,676)	(1,260,138)

Net cash used in investing activities	(1,200,266)	—	(3,676)	(1,260,138)

CASH FLOWS FROM FINANCING ACTIVITIES
Advances from related parties	807,085	240,528	182,659	1,291,286
Repayments of advances from related parties	(333,990)	—	—	(333,990)
Principal repayments on capital lease obligation	(3,837)	—	—	(3,837)
Proceeds from issuance of notes payable	450,000	—	—	450,000
Net cash proceeds from the issuance of common stock and warrants	6,502,914	—	—	6,502,914
Proceeds from the issuance of Series A-1 preferred stock	—	—	—	973,000
Retirement of Series A-1 preferred stock	(1,600,000)	—	—	(1,600,000)
Proceeds from the issuance of common stock	—	—	—	400
Stock options exercised	2,565	—	—	2,565
Common stock repurchased at cost	—	(165)	—	(165)

Net cash provided by financing activities	5,824,737	240,363	182,659	7,282,173

NET INCREASE (DECREASE) IN CASH	46,698	1,102	(27,332)	47,806
CASH — beginning of period	1,920	818	28,150	812

CASH — end of period	$48,618	$1,920	$818	$48,618

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:
Income taxes	$800	$800	$800	$4,128
Interest	$34,056	$—	$—	$34,056
See accompanying notes to financial statements for more information on non-cash investing and financing activities during the years ended December 31, 2004, 2003, and 2002, and for the period from June 23, 2000 (Inception) through December 31, 2004.
The accompanying notes are an integral part of these financial statements.

NGTV
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2004, 2003, and 2002

1.	ORGANIZATION AND BUSINESS
      NGTV (the “Company”) is a development stage company incorporated in the state of California. NGTV is currently developing a premium Pay TV cable and satellite service, branded as “No Good TV” that will provide uncensored entertainment and programming focused on the world of celebrities, pop music, movies, television, sports, and pop culture. NGTV programming will include (i) uncensored director’s cut music videos prior to editing for general broadcast, (ii) uncensored celebrity interviews, (iii) live events, and (iv) original shows. Through December 31, 2004, NGTV has accumulated approximately 10,000 hours of unedited programming content. NGTV was formerly known as Netgroupie, Inc. (“Netgroupie”), a California corporation formed June 23, 2000 (Inception). Netgroupie was formed to become the surviving entity in a merger with MX Entertainment, Inc, a Nevada corporation formed August 5, 1997. As part of the merger, the shareholders of MX Entertainment, Inc. received shares of Netgroupie on a one-for-one basis and became shareholders in Netgroupie. The transaction was accounted for similar to a pooling of interests, and the deficit balances of the predecessor affiliate ($238,820) were carried over to Netgroupie.
      In February 2004, NGTV raised approximately $6 million in net capital from outside investors through the issuance of approximately 988,000 million common stock units; each unit includes approximately 1/23 share of common stock and a warrant entitling the holder to purchase approximately 1/46 share of common stock subject to certain terms (the “2004 Equity Private Placement”). Proceeds from the 2004 Equity Private Placement were used for retirement of the Series A-1 preferred shares, production and development of additional programming content, operating expenses and working capital. (See Note 9 for more information.)
      In December 2005, the Company’s Board of Directors approved a 23.23 to 1 reverse stock split for common stockholders of record as of December 5, 2005. Common shares outstanding prior to and after the reverse stock split totaled 116,152,273 and 5,000,152 shares, respectively. The December 2005 reverse stock split has been retroactively reflected in the accompanying financial statements for all periods presented. Unless otherwise indicated, all references to outstanding common shares, including common shares to be issued upon the exercise of warrants and options, refer to post-split shares.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
      The summary of significant accounting policies presented below is designed to assist in understanding the Company’s financial statements. Such financial statements and accompanying notes are the representations of Company management, who is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”) in all material respects, and have been consistently applied in preparing the accompanying financial statements. The Company is classified as a development stage enterprise under U.S. GAAP and has not generated revenues from its principal operations.

Going Concern Basis of Presentation
      The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has been in the development stage since its inception and has not generated revenues from its principal operations. Additionally, as of December 31, 2004, the Company had an accumulated deficit of $13.1 million and a working capital deficit of approximately $3.1 million. These matters raise substantial doubt about the Company’s ability to continue as a going concern.
      Management’s plans in regard to these matters are to seek additional sources of capital while the Company continues to grow its library and develop its content at a minimal expense level. Management believes that until the generation of revenues is realized through the distribution of its product, reduced

NGTV
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003, and 2002
operations can be funded through additional sources of capital, including private placement of equity, issuance of debt instruments, and/or the public offering of its securities.
      The Company is in negotiations with cable and satellite programming providers and currently anticipates, subject to the consummation of contracts and other conditions including obtaining sufficient capital for production and normal operations, that programming will be launched in 2006. While the Company strongly believes there will be distribution agreements in the near term, there is no assurance that the Company will be able to consummate these contracts with cable and satellite programming providers or obtain or produce additional programming content.
      Further, there can be no assurance that the Company will ever generate revenues or obtain additional financing on favorable terms or at all. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Use of Estimates
      The Company prepares its financial statements in conformity with U.S. GAAP, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Significant estimates made by management include, among others, realizability of capitalized production costs, valuation of equity instruments, and estimates for deferred income tax asset valuation allowances. Actual results could differ materially from those estimates.

Cash Equivalents
      The Company considers highly liquid instruments with maturity of three months or less when purchased to be cash equivalents. At December 31, 2004 and 2003, the Company does not have any cash equivalents.

Risks and Uncertainties
      The Company has a limited operating history. The Company has not yet generated revenue from its principal business operations. As a new operating entity in its current form, the Company faces risks and uncertainties relating to its ability to successfully implement and fulfill its strategy. Among other things, these risks include the ability to develop programming, find channels for its distribution, sustain revenue growth; manage operations; competition; attract, retain and motivate qualified personnel; maintain and develop new strategic relationships; and the ability to anticipate and adapt to the changing entertainment market and any changes in government regulations. Therefore, the Company may be subject to the risks of delays in consummating contracts with satellite programming providers and cable operators, raising sufficient capital to achieve its objectives and other uncertainties, including financial, operational, technological, regulatory and other risks associated with an emerging business, including the potential risks of business failure.
      Entertainment companies with whom the Company is expected to compete, in general, are well capitalized. The Company is competing against entities with the financial and intellectual resources and expressed intent of performing rapid technological innovation. The Company’s resources are limited and must be allocated to very focused objectives in order to succeed.

Concentrations
      Financial instruments that may subject the Company to credit risk include uninsured cash-in-bank balances. The Company places its cash with high credit quality institutions. At times, the Company’s bank

NGTV
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003, and 2002
balance may exceed the amount insured by the Federal Deposit Insurance Corporation (“FDIC”). At December 31, 2004 and 2003, the Company did not have cash balances in excess of the FDIC limit.

Fair Values of Financial Instruments
      Statement of Financial Accounting Standards (“SFAS”) No. 107, “Disclosures About Fair Value of Financial Instruments”, requires disclosure of fair value information about financial instruments when it is practicable to estimate that value. Management believes that the carrying amounts of the Company’s financial instruments, consisting primarily of cash, accounts payable and accrued liabilities approximated their fair values as of December 31, 2004 and 2003, due to their short-term nature. The fair values of notes payable approximates their carrying amounts due to their relatively short-term nature (due within less than one year). It is not practical to determine the fair value of amounts due to related parties as the transactions were not consummated at arm’s length. Additionally, common stock subject to redemption is carried at estimated fair value.

Property and Equipment
      Property and equipment consists of computers and production equipment, furniture and fixtures, and leasehold improvements, which are stated at cost. Computers and production equipment and furniture and fixtures are depreciated using the straight-line method over estimated useful lives of three years. Leasehold improvements are amortized over the term of the related lease or the estimated useful lives of the assets, whichever is shorter. Maintenance and repairs are charged to expense as incurred. Significant renewals and betterments are capitalized. At the time of retirement, other disposition of property and equipment or termination of a lease, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in results of operations.

Impairment of Long-Lived Assets
      SFAS No. 144, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of” addresses financial accounting and reporting for the impairment or disposal of long-lived assets and requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable.
      If the cost basis of a long-lived asset is greater than the projected future undiscounted net cash flows from such asset (excluding interest), an impairment loss is recognized. Impairment losses are calculated as the difference between the cost basis of an asset and its estimated fair value. SFAS No. 144 also requires companies to separately report discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to stockholders) or is classified as held for sale. Assets to be disposed are reported at the lower of the carrying amount or fair value less costs to sell.
      As of December 31, 2004 and 2003, management has determined that no impairment exists. Accordingly, no adjustments have been made to the carrying values of long-lived assets. There can be no assurance, however, that market conditions will not change or that demand for the Company’s products will materialize, which could result in a future impairment of long-lived assets.

Capitalized Production Costs
      The Company capitalizes direct film production costs in accordance with American Institute of Certified Public Accountants Statement of Position (“SOP”) 00-2, “Accounting by Producers or Distributors of

NGTV
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003, and 2002
Films”. Film production costs include costs to acquire or develop raw content, edit, package programming and television specials for distribution on premium channels. Acquisition costs are minimal as the Company produces its own content at minimal cost or receives raw content at no cost (which approximates fair value) from movie or recording studios, artists or other sources seeking enhanced promotion and visibility. Accordingly, film production costs consist primarily of salaries, equipment and production overhead. Production overhead, a component of film costs, includes allocable costs of individuals or departments with exclusive or significant responsibility for the production of programming. Substantially all of the Company’s resources are dedicated to the production of programming. Capitalized production overhead does not include administrative, general and research and development expenses.
      In the event a program is not set for production within three years from the time of the first capitalized transaction, all such costs will be expensed. Marketing and internal costs to promote the NGTV brand are expensed as incurred. Once programming is released, capitalized production costs will be amortized in the proportion that the revenue during the period for each film bears to the estimated revenue to be received from all sources under the individual-film-forecast-computation method as defined in SOP 00-2.
      During the years ended December 31, 2004 and 2003, the Company capitalized film production costs approximating $960,000 and $46,000, respectively.

Shares Subject to Redemption
      The Company adopted SFAS No. 150, “Accounting for Certain Financial Instruments with Certain Characteristics of Both Liabilities and Equity” in 2003. Accordingly, shares subject to mandatory redemption or other obligations to be settled in shares of the Company, if any, are classified as liabilities when all the conditions of the Statement have been met. The liability is initially recorded at its fair value with changes in the fair value reflected in earnings. Upon the adoption of SFAS No. 150, the difference between the estimated redemption amount of shares subject to mandatory redemption and their book value totaled $212,789 and has been reflected as a cumulative change in accounting principle. See Note 8 “Common Stock Subject to Redemption”.

Equity Instruments Indexed to Our Common Stock
      The Company evaluates free-standing instruments indexed to its common stock to properly classify such instruments within equity or as liabilities in its financial statements, pursuant to the requirements of EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, EITF 01-06, “The Meaning of Indexed to a Company’s Own Stock”, EITF 05-04: The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19, and SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities”, as amended. The Company’s warrants fall under the scope of these pronouncements and pursuant to these requirements such warrants have been classified within equity. See Note 9 “Classification of Warrants”.

Debt Modifications
      Debt modifications and exchanges are evaluated under and accounted for pursuant to the requirements of EITF 96-19, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments”, which requires a measurement of the present values of the cash flows to be received by the holder of the debt instrument, as modified (together with additional consideration granted, if any) or under the debt instrument’s current terms. When the difference is greater than 10% in the present value of the cash flows, debt modifications are accounted for as extinguishments pursuant to EITF 96-19.

NGTV
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003, and 2002

Equity Instruments for Services
      The Company follows SFAS No. 123 (as amended by EITF 96-18, “Accounting for Equity Instruments That Are Issued To Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”) to account for transactions involving goods and services provided by third parties where the Company issues equity instruments as part of the total consideration. Pursuant to paragraph 8 of SFAS No. 123, the Company accounts for such transactions using the fair value of the consideration received (i.e. the value of the goods or services) or the fair value of the equity instruments issued, whichever is more reliably measurable.
      The Company applies EITF 96-18, in transactions, when the value of the goods and/or services are not readily determinable and (1) the fair value of the equity instruments is more reliably measurable and (2) the counterparty receives equity instruments in full or partial settlement of the transactions, using the following methodology:

(a) For transactions where goods have already been delivered or services rendered, the equity instruments are issued on or about the date the performance is complete (and valued on the date of issuance).

(b) For transactions where the instruments are issued on a fully vested, non-forfeitable basis, the equity instruments are valued on or about the date of the contract.

(c) For any transactions not meeting the criteria in (a) or (b) above, the Company re-measures the consideration at each reporting date based on its then current stock value.

Advertising
      The Company expenses the cost of advertising when incurred. Advertising costs for the years ended December 31, 2004 and 2003 and for the period from June 23, 2000 (inception) through December 31, 2004 were $150,000, $12,041 and $162,041, respectively and are included in general and administrative expenses in the accompanying statements of operations.

Income Taxes
      The Company accounts for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes”. SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates for the year in which the differences are expected to reverse. Additionally, SFAS No. 109 requires that a valuation allowance must be established when it is more likely than not that all or a portion of deferred tax assets will not be realized (see Note 10).

Stock-Based Compensation
      The Company accounts for stock-based compensation issued to employees using the intrinsic value based method as prescribed by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock issued to Employees.” Under the intrinsic value based method, compensation expense is the excess, if any, of the estimated fair value of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. Compensation expense, if any, is recognized over the applicable service period, which is usually the vesting period.
      During the years ended December 31, 2004 and 2003, the Company granted options to employees under one stock-based compensation plan (see Note 9). Stock-based employee compensation cost related to options

NGTV
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003, and 2002
totaled $415,660 for the year ended December 31, 2004. Stock-based employee compensation cost related to options was immaterial to the financial statements for 2002 and 2003 and for the period from June 23, 2000 (Inception) through December 31, 2001.
      During the year ended December 31, 2003, the Company granted the right to buy 267,145 shares of common stock to two executives for $1,150, which was below the then estimated fair value of the underlying shares, as determined by management. Consequently, compensation expense totaling $228,770 was recorded in 2003 for the difference between fair value and the amount paid for such shares.
      SFAS No. 123, “Accounting for Stock-Based Compensation”, if fully adopted, changed the method of accounting for employee stock-based compensation to the fair value based method. For stock options and warrants, fair value is determined using an option pricing model that takes into account the stock price at the grant date, the exercise price, the expected life of the option or warrant, stock volatility and the annual rate of quarterly dividends. Compensation expense, if any, is recognized over the applicable service period, which is usually the vesting period.
      The adoption of the accounting methodology of SFAS No. 123 was optional for equity instruments granted to employees, and the Company has elected to account for stock-based compensation issued to employees using APB No. 25; however, pro forma disclosures, as if the Company adopted the cost recognition requirement under SFAS No. 123, are required to be presented. For stock-based compensation issued to non-employees, the Company uses the fair value method of accounting under the provisions of SFAS No. 123.
      SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment of SFAS No. 123,” was issued in December 2002 and is effective for fiscal years ending after December 15, 2002. In addition, SFAS No. 148 amended the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.
      If the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation, the effect would be insignificant. The effects of applying SFAS No. 123 are not likely to be a representation of the pro forma effect on reported net income (loss) for 2005. See Note 9 for additional disclosures related to the Company’s stock-based compensation plans.
      In December 2004, the FASB issued SFAS No. 123-R, which replaces SFAS No. 123, “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”. As originally issued, SFAS No. 123 established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that pronouncement permitted entities to continue applying the intrinsic-value-based model of APB Opinion 25, provided that the financial statements disclosed the pro forma net income or loss based on the fair-value method. Due to a recent SEC announcement delaying the effective date, the Company will be required to apply SFAS No. 123-R as of January 1, 2006. Thus, the Company’s financial statements will reflect an expense for (a) all share-based compensation arrangements granted beginning January 1, 2006 and for any such arrangements that are modified, cancelled, or repurchased after that date, and (b) the portion of previous share-based awards for which the requisite service has not been rendered as of that date, based on the grant-date estimated fair value of those awards. Management has not yet determined the effect of SFAS No. 123-R on its future financial statements.
      FASB Interpretation (“FIN”) No. 44, “Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB 25,” clarifies the application of APB No. 25 for (a) the definition of employee for purpose of applying APB No. 25, (b) the criteria for determining whether a plan qualifies as a non-compensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed

NGTV
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003, and 2002
stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. Management believes that the Company accounts for transactions involving stock-based compensation in accordance with FIN No. 44.

Basic and Diluted Loss Per Common Share
      The Company computes loss per common share using SFAS No. 128 “Earnings Per Share.” Basic loss per share is computed by dividing net loss attributable to common shareholders by the weighted average number of common shares outstanding for the reporting period. Diluted loss per share reflects the potential dilution that could occur if securities or other contracts, such as convertible debt instruments, stock options and warrants to issue common stock, were exercised or converted into common stock, using the treasury stock method. The Company has recorded net losses from June 23, 2000 (Inception) through December 31, 2004. As a result, potentially dilutive common shares to acquire 2,344,834, 1,330,162, and 319,401 shares of common stock (giving retroactive effect to the December 2005 reverse stock split) for the years ended December 31, 2004, 2003 and 2002, respectively, have been excluded from the calculation of diluted net loss per share, because the inclusion of those shares would be anti-dilutive.

Comprehensive Income (Loss)
      SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income is defined in FASB Concepts Statement 6 as “the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners.” For the years ended December 31, 2004, 2003 and 2002, and for the period from June 23, 2000 (Inception) through December 31, 2004, the Company had no items of other comprehensive income. Therefore, net loss equals comprehensive loss for the periods presented.

Significant Recent Accounting Pronouncements
      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS No. 150”). SFAS No. 150 establishes standards for how a company classifies and measures certain financial instruments with characteristics of both liabilities and equity, and is effective for public companies as follows: (i) in November 2003, the FASB issued FASB Staff Position (“FSP”) FAS 150-03 (“FSP 150-3”), which defers indefinitely (a) the measurement and classification guidance of SFAS No. 150 for all mandatory redeemable non-controlling interests in (and issued by) limited-life consolidated subsidiaries, and (b) SFAS No. 150’s measurement guidance for other types of mandatory redeemable non-controlling interests, provided they were created before November 5, 2003; (ii) for financial instruments entered into or modified after May 31, 2003 that are outside the scope of FSP 150-3; and (iii) otherwise, at the beginning of the first interim period beginning after June 15, 2003. The Company adopted SFAS No. 150 during 2003. The adoption of this pronouncement had a material impact on the Company’s results of operations and/or financial condition. (See Note 7.)
      In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion 29, Accounting for Nonmonetary Transactions.” The amendments made by SFAS No. 153 are based on the principle that exchanges of nonmonetary assets should be measured using the estimated fair value of the assets exchanged. SFAS No. 153 eliminates the narrow exception for nonmonetary exchanges of similar productive assets and replaces it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has “commercial substance” if the

NGTV
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003, and 2002
future cash flows of the entity are expected to change significantly as a result of the transaction. This pronouncement is effective for nonmonetary exchanges in fiscal periods beginning after June 15, 2005. The adoption of this pronouncement did not have a material impact on the Company’s financial statements.
      In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB 51.” The primary objectives of FIN No. 46 are to provide guidance on the identification of entities for which control is achieved through means other than voting rights (variable interest entities, or “VIEs”) and how to determine when and which business enterprise should consolidate the VIE. This new model for consolidation applies to an entity for which either: (1) the equity investors don’t have a controlling financial interest; or (2) the equity investment at risk is insufficient to finance that entity’s activities without receiving additional subordinated financial support from other parties. In addition, FIN No. 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. As amended in December 2003, the effective dates of FIN No. 46 for public entities that are not small business issuers are as follows: (a) For interests in special-purpose entities: the first period ended after December 15, 2003; and (b) For all other types of VIEs: the first period ended after March 15, 2004. Management has concluded that the Company does not have any VIEs. Consequently, the adoption of FIN No. 46 (as amended) did not have a significant effect on the Company’s financial statements.
      Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force) and the American Institute of Certified Public Accountants did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

3.	PROPERTY AND EQUIPMENT
      Property and equipment consists of the following at December 31, 2004 and 2003:

	2004	2003

Computers and production equipment	$1,016,223	$53,982
Furniture and fixtures	56,108	5,890
Leasehold improvements	226,151	—

	1,298,482	59,872
Accumulated depreciation and amortization	(312,089)	(59,872)

	$986,393	$—

      Computers and production equipment at December 31, 2004 includes assets totaling $38,344 recorded under capital leases. The related accumulated amortization at December 31, 2004 was $3,595. No assets were capitalized under capital leases at December 31, 2003.

4.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES
      Accounts payable and accrued liabilities consist of the following as of December 31, 2004 and 2003:

	2004	2003

Legal fees payable	$281,729	$132,538
Payroll and related accruals	461,755	—
Other accounts payable and accruals	193,567	239,000

	$937,051	$371,538

NGTV
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003, and 2002

5.	ACCRUED EXECUTIVE COMPENSATION
      On July 1, 2003 the Company entered into employment agreements with certain executives and key employees who provide for incentive compensation (see Note 11 — Employment Agreements). Under these agreements, incentive compensation accrues to the extent salary amounts remain unpaid through payroll. The incentive compensation becomes payable as follows: (1) 50%, if and when the Company raises $5 million or more of capital and (2) 50% when the Company raises an additional $10 million or more of capital. At December 31, 2004 and 2003, the Company has accrued executive compensation, including imputed interest at 10% per annum, totaling $1,043,711 and $1,007,333, respectively.

6.	DUE TO RELATED PARTIES
      Amounts owed to related parties consist of the following at December 31, 2004 and 2003:

	2004	2003

Advances from directors of the Company, which are non-interest bearing and due on demand	$83,752	$460,658
Advance from officer of the Company, bearing interest at 15% per annum; due on demand	227,057	227,057
Unsecured note payable from stockholder, bearing interest at 10% per annum; due on demand	150,000	—
Unsecured notes payable from a company owned by members of the Company’s management and directors; bears interest at the Wall Street Journal Prime Rate (5.25% at December 31, 2004); due on demand	300,000	—

	$760,809	$687,715

      In early 2004, debt totaling $400,001 was converted into 1,112,768 shares (giving effect to the December 2005 reverse stock split) of the Company’s common stock at conversion rates deemed beneficial in relation to the fair value of the common stock. The conversion represented an inducement not contemplated by the original terms of these debt agreements. The Company recognized a $2,359,951 charge upon the exchange and accounted for the transaction as an extinguishment pursuant to EITF 96-19 (See Note 9).
      Additionally, advances totaling $807,085 were received and $333,990 were repaid during the year ended December 31, 2004.

7.	NOTES PAYABLE
      Notes payable, all current, consist of the following at December 31, 2004 and 2003:

	2004	2003

Note payable from an investment banker. The note is unsecured; bears interest at 7% per annum; repaid October 27, 2005	$150,000	$—
Notes payable from an investment banker; the notes are unsecured; bear interest at the Wall Street Journal prime rate (5.25% at December 31, 2004); and are due on demand	300,000	—

	$450,000	$—

NGTV
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003, and 2002

8.	COMMON STOCK SUBJECT TO REDEMPTION
      Pursuant to provisions in certain employment agreements (see Note 11), the Company may be required to purchase shares held by two executives/founders for an amount in cash equal to their fair market value in the event of termination or death. Under Statement of Financial Accounting Standards No 150 — “Accounting for Certain Financial Instruments with Certain Characteristics of Both Liabilities and Equity,” which was adopted in 2003, these shares are considered mandatorily redeemable upon an event certain to occur and therefore, outside of the Company’s control. Accordingly, vested shares held by the executives have been classified as liabilities at December 31, 2004 and 2003, respectively. The liability is carried at the estimated redemption amount (or fair value) at each reporting date with changes in redemption amounts reflected in the accompanying statements of operations. Estimated fair value was primarily determined by management based on recent stock issuances with third parties. Shares, subject to mandatory redemption, upon termination or death of holders were as follows at December 31:

	2004	2003

Shares subject to redemption	960,181	960,181
Redemption amount	$935,137	$2,211,541
Changes in redemption amount	$1,276,404	$(1,995,441)
      Upon the adoption of SFAS No. 150 in 2003, the difference between the estimated redemption amount of the shares and their book value which totaled $212,789 was reflected as a cumulative effect of change in accounting principle.

9.	EQUITY TRANSACTIONS

Preferred Stock
      The Company has authorized the issuance of up to 12,480,952 shares of preferred stock. The Company designated 4,456,423 shares as the Series A-1 convertible preferred stock (“Series A-1”). At December 31, 2003, 4,415,992 shares of Series A-1 preferred shares were outstanding which had been issued at an original issue price of $0.2226 per share. The Series A-1 preferred shares (i) are convertible into shares of common stock on a one-for-one basis, subject to certain adjustments; (ii) carry a dividend yield of 9% per annum (dividends are non cumulative, if and when declared); (iii) entitle the holders to elect one director and to vote equally with the common shares outstanding with respect to certain other matters; (iv) carry voting rights requiring a majority to approve any amendment of the bylaws, any change to the number of authorized preferred shares, any recapitalization of the Company and other events; and (v) have a liquidation preference at the original issue price plus dividends declared. The Series A-1 preferred shares also carry special voting rights with regards to the occurrence of certain events, including a change in control or sale of substantially all of the assets of the Company.
      On February 12, 2004, the 4,415,992 Series A-1 preferred shares were retired for $1,600,000, using the proceeds from the 2004 Equity Private Placement. Such preferred shares were originally issued for net proceeds of $973,000. The Company charged the $627,000 excess retirement price as imputed dividend, directly to deficit accumulated during the development stage.

Common Stock
      The Company has authorized the issuance of up to 140,000,000 shares of common stock at no par value.
      In early 2004, debt from related parties, totaling $400,001 was converted into 1,112,768 shares of the Company’s common stock at conversion rates deemed beneficial in relation to the fair value of the common

NGTV
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003, and 2002
stock. The conversion represented an inducement not previously contemplated by the original terms of these debt agreements. The Company estimated the fair value of the common shares at $2,759,952 based on factors including contemporary common stock issuance prices. Accordingly, pursuant to EITF 96-19, the transaction was accounted for as an extinguishment and the Company recorded a loss on conversion of debt to common stock of $2,359,951 representing the difference between the carrying value of the debt and the estimated fair value of the common shares issued.
      On February 12, 2004, the Company raised approximately $6 million in net capital from outside investors, in connection with the 2004 Equity Private Placement, through the issuance of approximately 988,000 common stock units, including approximately 1/23 share of common stock and a warrant entitling the holder to purchase approximately 1/46 of a common share, subject to certain terms as more fully described herein.
      Additionally, the Company issued 157,080 common shares as finder’s fees to a consultant, in connection with the 2004 Equity Private Placement. This transaction was valued at $389,600, based on the estimated fair value of the common shares issued.
      In July 2003, the Company issued 589,754 shares (giving effect to the December 2005 reverse stock split) of restricted common stock to several employees in connection with employment agreements (see Note 11). Based on the then estimated fair value of the underlying stock, the Company estimated that total compensation expense approximating $135,629 to be recorded over the vesting period of the restricted shares. Pursuant to the original terms, the shares vest 15% 6-months from the date of grant, then 2.5% on the first day of each succeeding month thereafter for the next 34 months. The shares became fully vested concurrent with the 2004 Equity Private Placement. Accordingly, for the year ended December 31, 2004, the Company recorded the remaining umamortized amount to compensation expense.
      On May 19, 2004, the Company raised approximately $400,000 in capital from two outside investors through the issuance of 1,176,472 common stock units; each unit includes approximately 1/23 share of common stock and a warrant entitling the holder to purchase approximately 1/46 of a common share, subject to certain terms.
      During July and August 2004, the Company raised $346,100 in capital from four investors through the issuance of 935,404 common stock units; each unit includes approximately 1/23 share of common stock and a warrant entitling the holder to purchase approximately 1/46 share of common stock, subject to certain terms.
      In August 2004, one of the Company’s vendors converted amounts due for legal services into common stock units. The Company issued 146,046 common stock units for $54,037 of services provided. Each unit includes 1/23 share of common stock and a warrant entitling the holder to purchase 1/46 share of common stock, subject to certain terms.
      In December 2004, the Company issued 110,448 shares of common stock to three of its directors for an aggregate exercise price of $2,565 in connection with the exercise of options issued in prior years.

Options Issued Under the Plan
      The Company’s 2000 Equity Incentive Plan (the “Plan”) has reserved 3,913,073 shares of common stock for the issuance of option grants to officers, directors and consultants of the Company. The options have a 10-year life, and generally 25% vest immediately upon the date of grant and thereafter ratably over a stipulated vesting period based on the recipient, generally 2 to 3 years.
      Between June 2000 and December 31, 2002, the Company granted options to acquire 106,479 shares of common stock under the Plan to consultants for completed services. In accordance with SFAS No. 123, and

NGTV
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003, and 2002
EITF 96-18, the Company expensed an amount equal to the estimated fair value of these options on the date of grant, as determined using the Black-Scholes option-pricing model, which totaled $73,750.
      In addition, on March 15, 2003, the Company granted options to acquire 46,276 common shares to employees and 4,305 common shares to a consultant for completed services. Expense recorded related to the grant of such options to employees was not significant. With respect to options granted to non-employees, in accordance with SFAS No. 123 and EITF 96-18, the Company expensed an amount equal to the estimated fair value of these options on the date of grant, as determined using the Black-Scholes option-pricing model. Such amount was also immaterial to these financial statements.
      In November 2004, the Company granted to an employee options to acquire 11,389 shares with an exercise price of $4.18 per share, a life of five years and vest upon the grant date. The exercise price was deemed to be in excess of the estimated fair value of the underlying common stock, and therefore, no compensation expense was recorded.

Non-Plan Options
      Concurrent with the 2004 Equity Private Placement, in February 2004, the Company granted options to acquire 196,350 common shares (giving effect to the December 2005 reverse stock split) to two directors of the Company for their services as officers of the Company. Such options have an exercise price of $0.0232 per share, a life of five years, vest 25% on August 12, 2004, and the balance vests monthly in equal installments for the subsequent 18 months. The grant of the director options was deemed to be less than the fair value of the underlying stock, and in accordance with APB No. 25, the Company is expensing the intrinsic value of approximately $900,000 to compensation expense over the vesting period, of which approximately $410,000 was expensed during the year ended December 31, 2004.
      In addition, on the same date the Company granted options to purchase 98,175 common shares (giving effect to the December 2005 reverse stock split) to a non-employee director for consulting services. The options had the same terms as those mentioned above. In accordance with EITF 96-18, the expense to be recognized for these options was based on the applicable fair value of the options as the services are performed. At the date of grant, the Company estimated the fair value of these options to be approximately $450,000, using the Black-Scholes option-pricing model. During the year ended December 31, 2004, the Company expensed approximately $210,000 based on the services performed and estimated fair value of the options at year-end.

NGTV
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003, and 2002
      A summary of the stock option activity for the period June 23, 2000 (Inception) through December 31, 2004 is presented below:

		Weighted Average
	Options(*)	Exercise Price(*)

Options outstanding — June 23, 2000 (Inception)	—	$—

Options granted	20,888	$2.5855
Options exercised	—	$—
Options expired or forfeited	—	$—

Options outstanding — December 31, 2000	20,888	$2.5855

Options granted	66,186	$2.5855
Options exercised	—	$—
Options expired or forfeited	—	$—

Options outstanding — December 31, 2001	87,074	$2.5855

Options granted	19,405	$2.5855
Options exercised	—	$—
Options expired or forfeited	—	$—

Options outstanding — December 31, 2002	106,479	$2.5855

Options granted	50,581	$0.0023
Options exercised	—	$—
Options expired or forfeited	—	$—

Options outstanding — December 31, 2003	157,060	$1.7539

Options granted	305,915	$0.1789
Options exercised	(110,448)	$0.0232
Options expired or forfeited	—

Options outstanding — December 31, 2004	352,527	$0.9292

(*)	Reflects effect of 23.23 to 1 reverse stock split declared in December 2005.

	Options Outstanding			Options Exercisable

	Number of Options(*)	Weighted Average		Number of Options(*)
Exercise	Outstanding at	Remaining Life	Weighted Average	Exercisable at	Weighted Average
price(*)	December 31, 2004	in Years	Exercise Price(*)	December 31, 2004	Exercise Price(*)

$0.0023	50,581	8.2	$0.0023	32,689	$0.0023
$0.0232	184,078	2.0	$0.0232	24,543	$0.0232
$2.5855	106,479	7.0	$2.5855	106,480	$2.5855
$4.1814	11,389	4.9	$4.1814	11,389	$4.1814

	352,527	6.6	$0.8967	175,101	$1.8468

(*) Reflects effect of 23.23 to 1 reverse stock split declared in December 2005.
      The weighted average grant-date fair value per share of options granted during 2004 and 2003 was approximately $2.32 and $0.23, respectively. Such fair value was estimated by using a Black-Scholes option

NGTV
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003, and 2002
pricing model based on the exercise price per share, the estimated market price of the Company’s common stock, and following weighted average assumptions:

	2004	2003

Expected life	5 Years	5 Years
Estimated volatility	0%	0%
Risk-free interest rate	4.08%	3.80%
Dividends	None	None

Warrants
      In connection with the 2004 Equity Private Placement, the Company issued 987,981 common stock units, including approximately 1/23 share of common stock and a warrant entitling the holder to purchase approximately 1/46 share of common stock. As a result, warrants to acquire 493,991 shares of common stock were granted to the investors. Such warrants have an exercise price of $8.48 per share, a life of one year, and were fully vested upon the date of grant. Additionally, the Company granted warrants to acquire 98,798 common shares plus 49,399 additional warrants to a consultant acting as the agent for the 2004 Equity Private Placement.
      On May 19, 2004, the Company issued 1,176,472 common stock units, including approximately 1/23 share of common stock and warrants entitling the holders to purchase approximately 1/46 share of common stock. As a result, warrants to acquire 25,322 common shares were granted to the investors. Such warrants have an exercise price of $9.29 per share, a life of one year, and were fully vested upon the date of grant. Additionally, the Company granted warrants to acquire 3,444 common shares to a consultant as a finder’s fee for this investment.
      In July and August 2004, the Company issued 935,404 common stock units, including approximately 1/23 share of common stock and warrants entitling the holders to purchase approximately 1/46 share of common stock. As a result, warrants to acquire 21,386 common shares were issued to the investors. Such warrants have an exercise price of ranging from $9.29 to $10.22 per share, a life of one year, and were fully vested upon the date of grant.
      In August 2004, the Company issued 146,046 common stock units, including approximately 1/23 share of common stock and warrants entitling the holders to purchase approximately 1/46 share of common stock, for legal services. As a result, warrants to acquire 3,936 common shares were issued. Such warrants have an exercise price of $10.22 per share, a life of one year, and were fully vested upon the date of grant.
      In August 2004, warrants to acquire 148,197 common shares were granted to investors that were part of the 2004 Equity Private Placement. Provisions of the 2004 Equity Private Placement called for the investors to receive approximately 0.006 warrants for each unit purchased as liquidated damages in the event that the Company’s stock is not publicly traded on a recognized stock exchange within 180 days following the closing date. The warrants are exercisable at a price of $0.0023 per share, expire one year from the date of grant and were fully vested upon the date of grant. At the date of grant, the Company estimated the fair value of these warrants to be approximately $367,000, using the Black-Scholes option-pricing model. Such expense is included as penalty warrants expenses in the accompanying statement of operations for the year ended December 31, 2004. See “Classification of Warrants” below.
      In December 2004, the Company granted warrants to acquire 11,848 common shares in connection with a loan (see Note 6). The warrants are exercisable at $7.5962 per share, expire in one year, and were fully

NGTV
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003, and 2002
vested upon the date of grant. Using the Black-Scholes option-pricing model, the estimated fair value of the warrants was not significant. The warrants can be settled in unregistered shares.
      A summary of the warrant activity for the period from June 23, 2000 (Inception) through December 31, 2004 is presented below:

		Weighted
		Average
		Exercise
	Warrants(*)	Price(*)

Warrants outstanding — June 23, 2000 (Inception)	182,789	$0.0256
Warrants granted	—	$—
Warrants exercised	(86,096)	$0.0046
Warrants expired or forfeited	—	$—

Warrants outstanding — December 31, 2000	96,693	$0.0465
Warrants granted	—	$—
Warrants exercised	—	$—
Warrants expired or forfeited	—	$—

Warrants outstanding — December 31, 2001	96,693	$0.0465
Warrants granted	116,229	$5.5032
Warrants exercised	—	$—
Warrants expired or forfeited	—	$—

Warrants outstanding — December 31, 2002	212,922	$3.0245
Warrants granted	—	$—
Warrants exercised	—	$—
Warrants expired or forfeited	—	$—

Warrants outstanding — December 31, 2003	212,922	$3.0245
Warrants granted	806,923	$6.8203
Warrants exercised	—	$—
Warrants expired or forfeited	—

Warrants outstanding — December 31, 2004	1,019,845	$6.0282

Approximately 696,277 warrants expire by August 2005.

(*)	Reflects effect of 23.23 to 1 reverse stock split declared in December 2005.

NGTV
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003, and 2002

	Warrants Outstanding			Warrants Exercisable

	Number of			Number of
	Warrants(*)	Weighted	Weighted	Warrants(*)	Weighted
Exercise	Outstanding at	Average	Average	Exercisable at	Average
Price(*)	December 31,	Remaining	Exercise	December 31,	Exercise
Range	2004	Life in Years	Price(*)	2004	Price(*)

$0.0023	148,197	0.61	$0.0023	148,197	$0.0023
$0.2323	96,693	0.24	$0.2323	96,693	$0.2323
$5.1710 to $10.2212	774,955	0.48	$7.9284	774,955	$7.9284

	1,019,845	0.47	$6.0282	1,019,845	$6.0282

(*) Reflects effect of 23.23 to 1 reverse stock split declared in December 2005.
      The weighted average grant-date fair value per share of warrants granted during 2004 was approximately $0.70 per share. Such fair value was estimated by using the Black-Scholes stock option pricing model based on the exercise price per share, the estimated market price of the Company’s common stock, and following weighted average assumptions: Expected life of one year; estimated volatility of 0%; risk-free interest rate of 4.08%; and no dividends.

Classification of Warrants
      In connection with the 2004 Equity Private Placement, the Company issued Units consisting of 987,981 shares of common stock and 493,991 warrants with a one year term, to investors and a consultant acting as agent. The Investor Rights Agreement issued as part of the 2004 Equity Private Placement provides holders of the shares with registration rights as follows: (1) investors holding 50% of the shares may after six months from the closing request the Company to file a registration statement, in which case the Company shall use reasonable efforts, subject to certain limitations, to register the shares with no specified deadline to do so; or (2) piggy-back registration rights, if and when, the Company decides to register the shares. The Investor Rights Agreement’ terms provides that in the event the Company does not complete the following within six months from the closing: (1) a reverse merger (2) its stock is not listed in a public exchange or (3) have an effective registration statement covering the Company’s shares, the holders of Units would be entitled to 0.15 warrants as penalty.
      The Company concluded under EITF 05-04 that the warrants and the investor rights agreements are separate instruments under View C of that Consensus. Management believes that the maximum liquidated damages penalty payable under the contract would not exceed a reasonable discount, and therefore, the ability to deliver unregistered shares was not considered an uneconomic alternative under EITF 00-19. Management considered in its evaluation that the penalty amount was fixed, that such amount could be settled in warrants indexed to the Company’s common stock and that the penalty amount was deemed to be less than 10% of the value of the common stock at the time of the 2004 Equity Private Placement. In addition, management considered that the registration rights do not impose an unconditional obligation on the Company to register its shares of common stock within a specified timeframe; consequently, the Company’s ability to deliver unregistered shares is within the Company’s control. The warrants issued in connection with the 2004 Equity Private Placement were all exercised in February 2005 in exchange for unregistered shares.
      Based on the foregoing factors, the Company concluded that the warrants, as a separate instrument, meet the scope exception of paragraph 11(a) of SFAS No. 133, as they are indexed to the Company’s common stock and would be classified within equity (after consideration of the requirements of EITF 00-19). In

NGTV
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003, and 2002
addition, the liquidated damages penalty is a separate instrument that would be classified as a liability. The penalty was settled in August 2004 when the Company issued penalty warrants valued at $367,000.

10.	INCOME TAXES
      The Company had no significant current or deferred net income tax expense. Income tax expense, all current, for the years ended December 31, 2004, 2003 and 2002 differed from the amounts computed by applying the U.S. Federal income tax rate of 34 percent to the loss before income taxes as a result of the following:

	2004	2003	2002

U.S. Federal Statutory tax at 34%	$(2,644,795)	$(521,990)	$(189,247)
Adjustment in income taxes resulting from:
Change in valuation allowance	3,111,523	604,688	218,077
State taxes, net of federal benefit	(466,728)	(83,215)	(28,830)
Other	—	517	—

Provision for income taxes	$—	$—	$—

      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets (liabilities) at December 31, 2004 and 2003 are presented below:

	2004	2003

Deferred tax assets
Net operating losses carry forward	$3,583,077	$688,799
Deferred compensation	417,484	402,933
Equity compensation	129,312	39,563
Warrants	221,381	22,000
Depreciation	—	6,056
Accrued wages	52,348	—

	4,403,602	1,159,351
Deferred tax liability
Depreciation	(132,730)	—

	(132,730)	—
Less: Valuation allowance	(4,270,872)	(1,159,351)

Net deferred tax asset	$—	$—

      As of December 31, 2004, the Company had tax net operating loss carryforwards (“NOLs”) of approximately $9.0 million and $8.8 million available to offset future taxable income for Federal and State purposes, respectively. The Federal and State carryforwards expire in varying amounts through 2024. Effective September 11, 2002, pursuant to California revenue and tax code section 24416.3, no net operating loss deduction will be allowed for any taxable year beginning on or after January 1, 2002, and before January 1, 2004. For any suspended losses, the carryforward period is extended by one year for losses incurred in tax years beginning on or after January 1, 2002, and before January 1, 2003; and by two years for losses incurred in taxable years beginning before January 1, 2002.

NGTV
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003, and 2002
      Due to the change in ownership provisions of the Internal Revenue Code Section 382, net operating loss carryforwards for Federal and State income tax reporting purposes could be subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to their use in future years.
      In 2004, the Company concluded that a full valuation allowance against its net deferred tax assets was appropriate. SFAS No. 109 requires that a valuation allowance must be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. In making such determination, a review of all available positive and negative evidence was considered, including scheduled reversal of deferred tax liabilities, projected future taxable income, tax planning strategies, and recent financial performance. The accounting guidance further states that forming a conclusion that a valuation allowance is not needed is difficult when there is evidence such as cumulative losses in recent years. As a result of the Company’s recent cumulative losses, the Company concluded that a full valuation allowance should be recorded at December 31, 2004 and 2003.

11.	COMMITMENTS AND CONTINGENCIES

General
      The Company’s commitments and contingencies include the obligations of a producer of film programming in the normal course of business. Management believes these matters will not have a material adverse effect, if any, on the Company’s financial position and results of operations.

Leases
      The Company leases its office facilities under a non-cancelable operating lease expiring on February 1, 2009. Rental expense was approximately $330,000 for the year ended December 31, 2004, $57,000 for the year ended December 31, 2003 and $60,000 for the year ended December 31, 2002.
      The Company has leased equipment under capital leases that are included within computer and equipment in the accompanying balance sheets. Future minimum annual rental under operating and capital leases are as follows:

	Operating	Capital

Years ending December 31:
2005	$372,000	$12,000
2006	381,000	12,000
2007	392,000	12,000
2008	404,000	9,000
2009	34,000	1,000

	$1,583,000	46,000

Less amount representing interest	(11,493)

Present value of net minimum lease payments	34,507
Less current maturities of capital lease obligations	(7,650)

Capital lease obligations, net of current portion	$26,857

NGTV
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003, and 2002

Legal Matters
      From time to time, claims are made against the Company in the ordinary course of our business, which could result in litigation. Claims and associated litigation are subject to inherent uncertainties and unfavorable outcomes could occur, such as monetary damages, fines, penalties or injunctions prohibiting us from selling one or more products or engaging in other activities. The occurrence of an unfavorable outcome in any specific period could have a material adverse effect on our results of operations for that period or future periods. The Company is not presently a party to any pending or threatened legal proceedings.

Employment Agreements
      On July 1, 2003, the Company entered into employment agreements with certain executive officers and key employees of the Company. Such agreements have terms of four to six years, provide for aggregate payments of base salary approximating $44,000 per month and increasing 5% every 12 months. The employment agreements also provide for accrued and deferred compensation (see Note 5) and can be terminated for cause, as defined, or without cause upon the vote or written consent of two-thirds of the vote of members of the Board of Directors. Such agreements were amended and ratified in February 2004 contemporaneously with the 2004 Equity Private Placement and provide that, two executives be eligible for various bonuses, including each receiving 2% of certain net operations revenues, as defined, derived from domestic cable, satellite, pay-per-view, or any other similar distribution channels, and from licensing, merchandising and sponsorships.
      Bonuses shall accrue and be deferred until such time that the Gross Proceeds, as defined, are equal to or exceed $15,000,000. Further, any bonus amounts in excess of 1% of the Gross Proceeds shall accrue and the Company shall defer such payment until the following calendar year. Under the amended agreements, the executives are entitled to a management fee equal to 1% of any Gross Proceeds derived from the occurrence of a Material Event (including a sale of the Company), as the term is defined in the Agreement, based on the valuation of the Company up to $30,000,000, plus 2% of any Gross Proceeds from any occurrence of a Material Event based on a valuation of the Company equal to or greater than $30,000,000, and all amounts of compensation owing to them shall be due and payable upon the occurrence of a Material Event. At December 31, 2004, no incentive bonus compensation was earned under these employment contracts.
      Further, the amended agreements entitled the executives to purchase 267,145 shares of common stock for $1,150, which they have purchased in 2003. The Company recognized compensation expense for the excess of the fair value of the shares over amounts paid. (See Note 2 — Stock-Based Compensation). In addition, the amended agreements provide that in the event of termination or death, the Company may be required to purchase vested common shares held by the executives for fair market value. See Note 8 for relevant accounting of common stock held by these executives.

Uncut Music Videos
      The Company has the rights to broadcast over 5,000 uncut and uncensored music videos, known as “director’s cut” versions. The majority of cable, satellite and network television stations that broadcast music videos are not TV-MA rated and cannot broadcast these uncut versions of popular music videos that often feature profanity, nudity and sexually suggestive materials.
      The Company obtains our uncut music videos from the music industry’s biggest record label companies. The Company does not pay for the acquisition of the videos, however the Company is required to pay a nominal royalty fee each time we broadcast a music video. However, one of the record label companies also charges an annual fee of $7,500 for the costs of shipping and reproducing videos they send to the Company. Since the Company anticipates broadcasting few music videos in each block of programming the cost to obtain and broadcast these videos is expected to be insignificant in the Company’s overall production costs.

NGTV
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003, and 2002

12.	OTHER RELATED PARTY TRANSACTIONS
      In February 2004, the Company entered into an agreement for marketing consulting services with an entity in which an officer of the Company is a principal. The Company incurred and paid $310,000 under this agreement through October 2004, when the agreement was terminated. Fees related to the agreement are included in professional services in the accompanying statements of operations for 2004.
      Other related party transactions are discussed elsewhere in these notes to the accompanying financial statements.

13.	SUBSEQUENT EVENTS
      In August, 2005, the Company entered into an agreement with an investment bank to undertake an initial public offering during early 2006 (the “2006 Proposed Offering”).
      In October 2005, the Company modified the terms of certain long term notes outstanding at the end of the third quarter. Pursuant to the modified terms, effective October 12, 2005, holders are no longer entitled to receive penalty warrants for each quarter that the notes’ principal balance remain unpaid. In exchange for such right, holders received the right to convert their notes into shares of the Company’s common stock at a discount of 33% to the offering price in the 2006 Proposed Offering, as defined. In December 2005, these long-term notes converted to terms identical with the second bridge financing described below.
      Effective October 25, 2005, the Board of Directors and majority shareholders approved an increase in the number of shares of common stock issuable pursuant to the Company’s 2000 Equity Incentive Plan (the “Plan”). The number of shares of common stock issuable under the Plan was increased by 301,334 common shares (giving effect to the December 2005 reverse stock split) described below to a total of 469,784 common shares (giving effect to the December 2005 reverse stock split). Concurrent with the increase in the Plan, options to purchase 223,848 common shares (giving effect to the December 2005 reverse stock split) were issued to employees and consultants of the Company.
      On September 28, 2005, the Company initiated a bridge financing of notes totaling $1.2 million. The transaction was completed in November 2005. The notes range in principal between $25,000 and $200,000, are unsecured and bear interest at 12% per annum which is payable monthly. The notes carry a mandatory election, whereby upon the closing of the 2006 Proposed Offering, the holder must elect to either be repaid in full and be issued a five-year warrant to purchase the equity securities to be offered at the offering price in the 2006 Proposed Offering, or convert the note into common stock units of the Company (each unit include a share of common stock and a warrant to purchase one-half share) at a discount of 50% to the offering price to the public per common share in the 2006 Proposed Offering, as defined. Principal and any unpaid accrued interest are due on June 30, 2006. Proceeds from the notes ($100,000 of which were received prior to September 30, 2005), totaled $1,037,000, net of investment banker’s fees and commissions, and will be used for working capital purposes. As of December 8, 2005, holders of notes with an aggregate gross principal balance of $1,065,000 have elected to convert into common stock units.
      In November 2005, the Company initiated a second bridge financing of notes. Through December 8, 2005, proceeds from the notes totaled $4.5 million aggregate principal totaling before commissions and underwriting costs. The notes vary in principal balance, are unsecured, and bear interest at 10% per annum, which is payable (interest only) monthly. Upon the closing of the 2006 Proposed Offering, the notes will be automatically converted into common stock units at a discount of 33% to the offering price to the public per common share in the 2006 Proposed Offering, as defined. Principal and any remaining accrued interest are due on July 31, 2006. Proceeds from the notes will be used for working capital purposes.

NGTV
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS — (Continued)
December 31, 2004, 2003, and 2002
      In connection with the bridge financing, the Company entered into registration rights agreements which require all related securities to be registered. The Company will be required to issue Post-Maturity Warrants, equal in number to the principal amount of each note, with a term of five years, at an exercise price determined to be at fair market value, in the event the 2006 Proposed Offering is not completed by July 31, 2006. Additionally, in the event that the 2006 Proposed Offering is not completed prior to the maturity date, the notes and related accrued interest will become immediately due and payable.
      In December 2005, the Company’s Board of Directors approved a 23.23 to 1 reverse stock split for common stockholders of record as of December 5, 2005. Common shares outstanding prior to and after the reverse stock split totaled 116,153,273 and 5,000,152, respectively. The reverse stock split has been retroactively reflected in the accompanying financial statements for all periods presented.

NGTV
(A Development Stage Company)
CONDENSED BALANCE SHEETS
September 30, 2005 (Unaudited) and December 31, 2004

	September 30,	December 31,
	2005	2004

ASSETS
Current Assets
Cash	$47,307	$48,618
Property and Equipment, net	1,462,417	986,393
Capitalized Production Costs	2,033,651	1,005,344
Deposits and Other Assets	373,395	354,274

	$3,916,770	$2,394,629

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Accounts payable and accrued liabilities	$804,645	$937,051
Accrued executive compensation	680,484	1,043,711
Notes payable, current portion	385,000	450,000
Capital lease obligations, current portion	72,878	7,650
Due to related parties, current portion	460,727	760,809

	2,403,734	3,199,221

Long-Term Liabilities
Capital lease obligations, net of current portion	573,595	26,857
Notes payable, net of current portion	1,003,437	—
Common stock subject to redemption	664,354	935,137
Due to related parties, net of current portion	2,191,767	—

	4,433,153	961,994

Total Liabilities	6,836,887	4,161,215
Commitments and Contingencies
Shareholders’ Deficit
Preferred stock, no par value; 12,480,952 shares authorized; none issued and outstanding	—	—
Common stock, no par value; 140,000,000 shares authorized; 5,000,098(*) shares and 3,682,868(*) issued and outstanding at September 30, 2005 and December 31, 2004, respectively	9,452,588	7,884,351
Additional paid-in capital	4,413,123	3,453,879
Deficit accumulated during the development stage	(16,785,828)	(13,104,816)

	(2,920,117)	(1,766,586)

	$3,916,770	$2,394,629

(*)	Reflects the effect of 23.23 to 1 reverse stock split for common shareholders in December 2005.
The accompanying notes are an integral part of these condensed financial statements.

NGTV
(A Development Stage Company)
CONDENSED STATEMENTS OF OPERATIONS
For the Nine-Month Periods Ended September 30, 2005 and 2004, and
For the Period June 23, 2000 (Inception) Through September 30, 2005
(Unaudited)

			June 23, 2000
			(Inception)
			Through
			September 30,
	2005	2004	2005

REVENUES	$—	$—	$—

OPERATING EXPENSES
Compensation and related benefits	1,310,425	1,298,781	4,822,479
Professional fees	937,785	1,144,523	3,270,048
Selling, general and administrative	1,191,624	1,298,694	3,857,026

	3,439,834	3,741,998	11,949,553

NET OPERATING LOSS	(3,439,834)	(3,741,998)	(11,949,553)
OTHER INCOME (EXPENSE)
Loss on conversion of debt to common stock	—	(2,359,951)	(2,359,951)
Interest expense	(260,900)	(95,644)	(533,085)
Penalty warrant expense	—	(367,000)	(367,000)
Loss on extinguishment of debt	(271,485)	—	(271,485)
Interest and other income	20,424	5,261	222,109

	(511,961)	(2,817,334)	(3,309,412)

LOSS BEFORE INTEREST ON COMMON STOCK SUBJECT TO REDEMPTION AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE AND CARRYOVER DEFICIT OF PREDECESSOR AFFILIATED COMPANY	(3,951,795)	(6,559,332)	(15,258,965)
Interest on common stock subject to redemption	270,783	(170,633)	(448,254)

LOSS BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE AND CARRYOVER DEFICIT OF PREDECESSOR AFFILIATED COMPANY	(3,681,012)	(6,729,965)	(15,707,219)
Cumulative effect of change in accounting principle	—	—	(212,789)

LOSS BEFORE CARRYOVER DEFICIT OF PREDECESSOR AFFILIATED COMPANY	(3,681,012)	(6,729,965)	(15,920,008)
Carryover deficit of predecessor affiliated company	—	—	(238,820)

NET LOSS	(3,681,012)	(6,729,965)	(16,158,828)
Preferred stock repurchase and retirement in excess of the original purchase price	—	(627,000)	(627,000)

NET LOSS TO COMMON SHAREHOLDERS AND LOSS ACCUMULATED DURING THE DEVELOPMENT STAGE	$(3,681,012)	$(7,356,965)	$(16,785,828)

BASIC AND DILUTED LOSS PER COMMON SHARE(*)	$(0.91)	$(2.33)

BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES(*) OUTSTANDING	4,065,000	3,164,000

(*)	Reflects the effect of 23.23 to 1 reverse stock split for common shareholders in December 2005.
The accompanying notes are an integral part of these condensed financial statements.

NGTV
(A Development Stage Company)
CONDENSED STATEMENTS OF SHAREHOLDERS’ DEFICIT
For the Period June 23, 2000 (Inception) Through September 30, 2005
(Unaudited)

							Deficit
							Accumulated
	Preferred Stock?		?Common Stock*		Additional		During the
					Paid-in	Unearned	Development
	Shares	Amount	Shares	Amount	Capital	Compensation	Stage	Total

INCEPTION — June 23, 2000 — Carryover basis of predecessor affiliated company (Note 1)	—	$—	115,411	$2,681	$3,932	$—	$(238,820)	$(232,207)
Five-for-one common stock split, September 29, 2000	—	—	461,644	—	—	—	—	—
Exercise of warrants for common stock, September 29, 2000	—	—	86,096	400	—	—	—	400
Series A preferred stock issued at $0.22 per share, net of $10,000 fees, September 29, 2000	2,380,952	520,000	—	—	—	—	—	520,000
Net loss	—	—	—	—	—	—	(441,048)	(441,048)

BALANCE — December 31, 2000	2,380,952	520,000	663,151	3,081	3,932	—	(679,868)	(152,855)
Series A preferred stock issued at $0.2226 per share, March 1, 2001	224,618	50,000	—	—	—	—	—	50,000
Series A preferred stock issued at $0.2226 per share, April 1, 2001	89,847	20,000	—	—	—	—	—	20,000
Series A preferred stock issued at $0.2226 per share, May 1, 2001	112,309	25,000	—	—	—	—	—	25,000
Series A preferred stock issued at $0.2226 per share, June 1, 2001	224,618	50,000	—	—	—	—	—	50,000
Series A preferred stock issued at $0.2226 per share, July 1, 2001	336,927	75,000	—	—	—	—	—	75,000
Series A preferred stock issued at $0.2226 per share, November 1, 2001	1,046,721	233,000	—	—	—	—	—	233,000
Net loss	—	—	—	—	—	—	(479,742)	(479,742)

BALANCE — December 31, 2001	4,415,992	973,000	663,151	3,081	3,932	—	(1,159,610)	(179,597)
Warrants issued to consultants for services	—	—	—	—	13,413	—	—	13,413
Options issued to non-employees for compensation	—	—	—	—	73,750	—	—	73,750
Net loss	—	—	—	—	—	—	(556,608)	(556,608)

BALANCE — December 31, 2002	4,415,992	973,000	663,151	3,081	91,095	—	(1,716,218)	(649,042)
Common stock issued to employees for compensation, July 1, 2003	—	—	589,754	135,629	—	(135,629)	—	—
Amortization of restricted stock compensation expense	—	—	—	—	—	19,848	—	19,848
Common shares repurchased at cost, February and March 2003	—	—	(35,514)	(165)	—	—	—	(165)
Employee stock-based compensation expense	—	—	—	—	228,770	—	—	228,770
Options granted to non-employees for services	—	—	—	—	98,907	—	—	98,907
Warrants issued to consultants for services	—	—	—	—	55,000	—	—	55,000
Common stock subject to redemption	—	—	—	(3,311)	—	—	—	(3,311)
Net loss	—	—	—	—	—	—	(3,972,265)	(3,972,265)

BALANCE — December 31, 2003	4,415,992	973,000	1,217,391	135,234	473,772	(115,781)	(5,688,483)	(4,222,258)
Common stock issued to retire debt	—	—	1,112,768	400,001	—	—	—	400,001
Excess of fair value of common stock exchanged over carrying amount of converted debt	—	—	—	—	2,359,951	—	—	2,359,951
Common stock and warrants issued in connection with 2004 Equity Private Placement, net, February 12, 2004	—	—	987,982	6,156,814	—	—	—	6,156,814
Retirement of Series A-1 preferred shares, February 12, 2004	(4,415,992)	(973,000)	—	—	—	—	(627,000)	(1,600,000)
Common shares issued as finder’s fees, in connection with 2004 Equity
Private Placement, February 12, 2004	—	—	157,080	389,600	(389,600)	—	—	—
Common stock and warrants issued at $0.34 per share, February 12, 2004	—	—	50,645	400,000	—	—	—	400,000

NGTV
(A Development Stage Company)
CONDENSED STATEMENTS OF SHAREHOLDERS’ DEFICIT
For the Period June 23, 2000 (Inception) Through September 30, 2005 — (Continued)
(Unaudited)

							Deficit
							Accumulated
	Preferred Stock?		?Common Stock*		Additional		During the
					Paid-in	Unearned	Development
	Shares	Amount	Shares	Amount	Capital	Compensation	Stage	Total

Options granted to employees for compensation, February 12, 2004	—	—	—	—	415,660	—	—	415,660
Options granted to consultants for services, February 12, 2004	—	—	—	—	210,276	—	—	210,276
Warrants issued to consultants for services, February 12, 2004	—	—	—	—	16,820	—	—	16,820
Amortization of restricted stock compensation expense	—	—	—	—	—	115,781	—	115,781
Common stock and warrants issued , July and August 2004	—	—	40,267	346,100	—	—	—	346,100
Common stock issued for services, August 3, 2004	—	—	6,287	54,037	—	—	—	54,037
Warrants issued for penalty under 2004 Equity Private
Placement, August 10, 2005	—	—	—	—	367,000	—	—	367,000
Stock options exercised, December 7, 2004	—	—	110,448	2,565	—	—	—	2,565
Net loss	—	—	—	—	—	—	(6,789,333)	(6,789,333)

BALANCE — December 31, 2004	—	—	3,682,868	7,884,351	3,453,879	—	(13,104,816)	(1,766,856)
Common stock issued for exercised warrants, February 16, 2005	—	—	123,504	1,047,185	—	—	—	1,047,185
Common stock issued for exercised warrants, March 8, 2005	—	—	55,756	472,750	—	—	—	472,750
Common stock issued for exercised warrants,
March 8, 2005	—	—	1,848	4	—	—	—	4
Common stock issued for exercised warrants, March 10, 2005	—	—	146,349	340	—	—	—	340
Common stock issued for exercised options, March 15, 2005	—	—	50,581	118	—	—	—	118
Common stock issued for exercised options, April 28, 2005	—	—	49,087	1,140	—	—	—	1,140
Common stock and warrants issued to settle accounts payable with related party, August 31, 2005	—	—	25,631	16,210	16,418	—	—	32,628
Common stock issued for exercised warrants, September 8, 2005	—	—	397,790	9,241	—	—	—	9,241
Common stock issued for exercised warrants September 9, 2005	—	—	27,443	638	—	—	—	638
Common stock issued for exercised warrants, September 15, 2005	—	—	287,167	6,671	—	—	—	6,671
Common stock issued for exercised options, September 15, 2005	—	—	134,990	3,136	—	—	—	3,136
Common stock issued for services, September 15, 2005	—	—	17,084	10,804	—	—	—	10,804
Options granted to employees for compensation	—	—	—	—	339,868	—	—	339,868
Warrants issued to non-employees	—	—	—	—	168,987	—	—	168,987
Warrants issued in connection with debt	—	—	—	—	433,971	—	—	433,971
Net loss	—	—	—	—	—	—	(3,681,012)	(3,681,012)

BALANCE — September 30, 2005	—	$—	5,000,098	$9,452,588	$4,413,123	$—	$(16,785,828)	$(2,920,117)

*	Reflects effect of 23.23 to 1 reverse stock split for common shareholders in December 2005.
The accompanying notes are an integral part of these condensed financial statements.

NGTV
(A Development Stage Company)
CONDENSED STATEMENTS OF CASH FLOWS
For the Nine-Month Periods Ended September 30, 2005 and 2004, and
For the Period June 23, 2000 (Inception) Through September 30, 2005
(Unaudited)

			June, 23, 2000
			(Inception)
			Through
			September 30,
	2005	2004	2005

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss before carryover deficit of predecessor entity	$(3,681,012)	$(6,729,965)	$(15,920,008)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	377,125	157,018	689,214
Stock-based employee compensation	339,868	483,620	1,119,927
Options granted to non-employees for services	168,987	186,365	551,920
Common stock and/or warrants issued to consultants for services	10,804	416,483	496,037
Penalty warrant expense	—	367,000	367,000
Loss on conversion of debt to common stock	—	2,359,951	2,359,951
Loss on extinguishment of debt	271,485	—	271,485
Change in interest on shares subject to redemption	(270,783)	170,633	448,254
Cumulative effect of change in accounting principle	—	—	212,789
Changes in operating assets and liabilities:
Capitalized production costs	(1,028,307)	(761,288)	(2,033,651)
Deposits and other assets	(19,121)	(399,989)	(372,900)
Accounts payable and accrued liabilities	451,671	26,403	1,509,804
Accrued executive compensation	680,484	10,333	1,627,150

Net cash used in operating activities	(2,698,799)	(3,713,436)	(8,673,028)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(187,205)	(1,192,071)	(1,447,343)

Net cash used in investing activities	(187,205)	(1,192,071)	(1,447,343)

CASH FLOWS FROM FINANCING ACTIVITIES
Advances from related parties	537,449	457,085	1,828,735
Repayments of advances from related parties	—	(333,990)	(333,990)
Principal repayments on capital lease obligation	(53,978)	(1,560)	(57,815)
Proceeds from issuance of notes payable	860,000	—	1,310,000
Net cash proceeds from the issuance of common stock and warrants	—	6,502,914	6,502,914
Proceeds from the issuance of Series A-1 preferred stock	—	—	973,000
Retirement of Series A-1 preferred stock	—	(1,600,000)	(1,600,000)
Proceeds from the issuance of common stock	—	—	400
Stock options exercised	4,394	—	6,959
Warrants exercised	1,536,828	—	1,536,828
Common stock repurchased at cost	—	—	(165)

Net cash provided by financing activities	2,884,693	5,024,449	10,166,866

NET INCREASE (DECREASE) IN CASH	(1,311)	118,942	46,495
CASH — beginning of period	48,618	1,920	812

CASH — end of period	$47,307	$120,862	$47,307

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:
Income taxes	$800	$800	$4,128
Interest	$—	$—	$34,056
      See accompanying notes to these unaudited condensed financial statements for more information on non-cash investing and financing activities during the nine-months ended September 30, 2005 and 2004, and for the period from June 23, 2000 (Inception) through September 30, 2005.
The accompanying notes are an integral part of these condensed financial statements.

NGTV
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS
September 30, 2005
(Unaudited)

1.	BASIS OF PRESENTATION AND NATURE OF BUSINESS

Basis of Presentation
      The accompanying condensed balance sheet as of December 31, 2004, which has been derived from audited financial statements, and the unaudited interim condensed financial statements of NGTV (the “Company”) for the nine month periods ended September 30, 2005 and 2004 and for the period June 23, 2000 through September 30, 2005 and the related footnote information have been prepared on a basis substantially consistent with the Company’s annual audited financial statements as of December 31, 2004 included elsewhere in this registration statement. In the opinion of management, the accompanying unaudited interim condensed financial statements contain all adjustments (which, except as described elsewhere herein, consisted only of normal recurring adjustments) which management considers necessary to present fairly the financial position of the Company at September 30, 2005 and the results of operations, stockholders’ deficit and cash flows for the nine month periods ended September 30, 2005 and 2004 and for the period June 23, 2000 (Inception) through September 30, 2005, in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Certain note disclosures normally included in the Company’s annual financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to standards for the preparation of interim financial statements. The accompanying condensed financial statements and the notes thereto should be read in conjunction with the Company’s audited annual financial statements for the year ended December 31, 2004 included herein beginning on page F-1. The results of operations for the nine-month period ended September 30, 2005 are not necessarily indicative of the results anticipated for the entire year ended December 31, 2005.
      During the third quarter of 2005, the Company completed a debt restructuring pursuant to which it extended certain obligations including accrued executive compensation, notes payable and payables to related parties into two year and three year notes. These transactions are collectively described as the “2005 Debt Restructuring” and is more fully described in Notes 3, 4 and 5.
      In December 2005, the Company’s Board of Directors approved a 23.23 to 1 reverse stock split for common stockholders of record as of December 5, 2005. Common shares outstanding prior to and after the reverse stock split totaled 116,153,273 and 5,000,152 shares, respectively. The reverse stock split has been retroactively reflected in the accompanying financial statements for all periods presented. Unless otherwise indicated, all references to outstanding common shares, including common shares to be issued upon the exercise of warrants and options, refer to post-split shares.

Nature of Business
      The Company is a development stage company incorporated in the state of California. NGTV is currently developing a premium Pay TV cable and satellite service, branded as “No Good TV” that will provide uncensored entertainment and programming focused on the world of celebrities, pop music, movies, television, sports and pop culture. NGTV programming will include (i) uncensored director’s cut music videos prior to editing for general broadcast (ii) uncensored celebrity interviews (iii) live events and (iv) original shows. Through September 30, 2005, NGTV has accumulated approximately 10,000 hours of unedited programming content.
      NGTV was formerly known as Netgroupie, Inc. (“Netgroupie”), a California corporation formed June 23, 2000 (Inception). Netgroupie was formed to become the surviving entity in a merger with MX Entertainment, Inc, a Nevada corporation formed August 5, 1997. As part of the merger, the shareholders of MX Entertainment, Inc. received shares of Netgroupie on a one-for-one basis and became shareholders in

NGTV
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)
September 30, 2005
(Unaudited)
Netgroupie. The transaction was accounted for similar to a pooling of interests, and the balances of the predecessor affiliate were carried over to Netgroupie. The Company is classified as a development stage enterprise under GAAP, and has not generated revenues from its principal operations.

Going Concern Basis of Presentation
      The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has been in the development stage since its inception and has not generated significant revenues from its principal operations, and there is no assurance of future revenues. As of September 30, 2005, the Company had an accumulated deficit of approximately $16.8 million and a working capital deficit of approximately $2.4 million. These conditions raise doubts as to the Company’s ability to continue as a going concern.
      Management’s plans in regard to these matters are to seek additional sources of capital while the Company continues to grow its library and develop its content, at a minimal expense level. Management believes that until the generation of revenues is realized through the distribution of its product, reduced operations can be funded through additional sources of capital, including private placement of equity, issuance of debt instruments, and/or the public offering of its securities. The Company is in negotiations with cable and satellite programming providers and currently anticipates, subject to the consummation of contracts and other conditions including obtaining sufficient capital for production and normal operations, that programming will be launched in 2006. While the Company strongly believes that there will be distribution agreements in the near term, there is no assurance that the Company will be able to consummate these contracts with cable and satellite programming providers, obtain or produce additional programming content. Further, there can be no assurances, however, that the Company will ever generate revenues or obtain additional financing on terms favorable to the Company or at all. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

2.	CERTAIN SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates
      The preparation of financial statements and related disclosures in conformity with GAAP requires management to make judgments, assumptions and estimates that affect the amounts reported in the unaudited financial statements and the accompanying notes. The amounts of assets and liabilities reported on the Company’s balance sheet and the amounts of revenues and expenses reported for each of the Company’s fiscal periods are affected by estimates and assumptions, which are used for, but not limited to, the accounting for capitalized production costs, the issuance of various equity instruments and the valuation allowance against deferred tax assets. Actual results could differ from these estimates. The following critical accounting policies are significantly affected by judgments, assumptions and estimates used in the preparation of the financial statements:

Capitalized Production Costs
      The Company capitalizes direct film production costs in accordance with American Institute of Certified Public Accountants Statement of Position (“SOP”) 00-2, “Accounting by Producers or Distributors of Films.” Film production costs include costs to acquire or develop raw content, edit, package programming and television specials for distribution on premium channels. Acquisition costs are minimal as the Company typically produces its own content or receives raw content at no cost (which approximates fair value) from movie or recording studios, artists or other sources seeking enhanced promotion and visibility. Accordingly, film production costs consists primarily of salaries, equipment and overhead. Production overhead, a

NGTV
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)
September 30, 2005
(Unaudited)
component of film costs, includes allocable costs of individuals or departments with exclusive or significant responsibility for the production of programming. Substantially all of the Company’s resources are dedicated to the production of programming. Capitalized production overhead does not include administrative, general and research and development expenses. In the event a program is not set for production within three years from the time of the first capitalized transaction, all such costs will be expensed. Marketing and internal costs to promote the NGTV brand are expensed as incurred. Once programming is released, capitalized production costs will be amortized in the proportion that the revenue during the period for each film bears to the estimated revenue to be received from all sources under the individual-film-forecast-computation method as defined in SOP 00-2. During the nine months ended September 30, 2005 and 2004, the Company capitalized film production costs approximating $1,028,000 and $761,000, respectively.

Stock-Based Compensation
      The Company accounts for stock-based compensation issued to employees using the intrinsic value based method as prescribed by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock issued to Employees.” Under the intrinsic value based method, compensation expense is the excess, if any, of the estimated fair value of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. Compensation expense, if any, is recognized over the applicable service period, which is usually the vesting period.
      At September 30, 2005, the Company has granted options to employees under one stock-based compensation plan. Stock-based employee compensation cost approximated $430,000 and $311,000 for the nine-months ended September 30, 2005 and 2004, respectively.
      SFAS No. 123, “Accounting for Stock-Based Compensation,” if fully adopted, changed the method of accounting for employee stock-based compensation to the fair value based method. For stock options and warrants, fair value is determined using an option pricing model that takes into account the stock price at the grant date, the exercise price, the expected life of the option or warrant, stock volatility and the annual rate of quarterly dividends. Compensation expense, if any, is recognized over the applicable service period, which is usually the vesting period.
      The adoption of the accounting methodology of SFAS No. 123 is optional for equity instruments granted to employees, and the Company has elected to account for stock-based compensation issued to employees using APB No. 25; however, pro forma disclosures, as if the Company adopted the cost recognition requirement under SFAS No. 123 and SFAS No. 148, are required to be presented. For stock-based compensation issued to non-employees, the Company uses the fair value method of accounting under the provisions of SFAS No. 123. If the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation, the effect would be insignificant. The effects of applying SFAS No. 123 are not likely to be a representation of the pro forma effect on reported net income (loss) for future years.
      In December 2004, the FASB issued SFAS No. 123-R, which replaces SFAS No. 123, “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”. As originally issued, SFAS No. 123 established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that pronouncement permitted entities to continue applying the intrinsic-value-based model of APB Opinion 25, provided that the financial statements disclosed the pro forma net income or loss based on the fair-value method. Due to a recent SEC announcement delaying the effective date, the Company will be required to apply SFAS No. 123-R as of January 1, 2006. Thus, the Company’s financial statements will reflect an expense for (a) all share-based

NGTV
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)
September 30, 2005
(Unaudited)
compensation arrangements granted beginning January 1, 2006 and for any such arrangements that are modified, cancelled, or repurchased after that date, and (b) the portion of previous share-based awards for which the requisite service has not been rendered as of that date, based on the grant-date estimated fair value of those awards. Management is evaluating the effect of SFAS 123-R on its future financial statements.
      FASB Interpretation (“FIN”) No. 44, “Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB 25,” clarifies the application of APB No. 25 for (a) the definition of employee for purpose of applying APB No. 25, (b) the criteria for determining whether a plan qualifies as a non-compensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. Management believes that the Company accounts for transactions involving stock based compensation in accordance with FIN No. 44.
     Income Taxes
      The Company accounts for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes,” SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates for the year in which the differences are expected to reverse. Additionally, SFAS No. 109 requires that a valuation allowance must be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

Basic and Diluted Loss Per Common Share
      The Company computes loss per common share using SFAS No. 128 “Earnings Per Share.” Basic loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding for the reporting period. Diluted loss per share reflects the potential dilution that could occur if securities or other contracts, such as convertible debt instruments, stock options and warrants to issue common stock, were exercised or converted into common stock, using the treasury stock method. The Company has recorded net losses from June 23, 2000 (Inception) through September 30, 2005. As a result, potentially dilutive common shares resulting from options, warrants and convertible debt to acquire 1,740,762 and 2,419,762 common shares (giving effect to the December 2005 reverse stock split) at September 30, 2005 and 2004, respectively, have been excluded from the calculation of diluted net loss per share, because the inclusion of those shares would be anti-dilutive.

Recent Accounting Pronouncements
      Recent accounting pronouncements adopted during 2005 did not have a significant impact on the Company’s financial statements.

3.	ACCRUED EXECUTIVE COMPENSATION
      On July 1, 2003 the Company entered into employment agreements with certain executives and key employees which provide for incentive compensation. Under these agreements, incentive compensation accrues to the extent salary amounts remain unpaid through payroll. The incentive compensation becomes payable as follows: (1) 50%, if and when the Company raises $5 million or more of capital and (2) 50% when the Company raises an additional $10 million or more of capital. Interest has been imputed on such accrued executive compensation at 10%. At December 31, 2004, the Company had accrued executive compensation,

NGTV
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)
September 30, 2005
(Unaudited)
including imputed interest at 10% per annum, totaling $1,043,711. During 2005, an additional $680,484 of compensation to these executives and key employees, plus imputed interest at 10% was accrued and deferred. As a result, accrued executive compensation increased to $1,780,195 prior to the refinancing described below.
      In September 2005, in connection with the 2005 debt restructuring, the Company agreed to convert the pre-2005 balances into long-term notes payable. The notes bear interest at 10% per annum and principal and interest are due by February 28, 2007. Alternatively, in the event the Company raises (i) $10 million in debt or equity financing, 50% of the note balance becomes immediately due and payable or (ii) $20 million in debt and equity financing, the entire note payable amount becomes immediately due and payable.
      Upon the issuance of the notes, the Company granted warrants to acquire the Company’s common stock to these executives and key employees at the rate of approximately 1/15 warrant for each $1 of principal and interest converted to notes payable. This resulted in the grant of 71,978 warrants which expire on September 8, 2008 and are immediately exercisable at $0.0232 per share. Additionally, as further inducement to the employees, penalty warrants were granted upon the issuance of the notes payable at the rate of approximately 1/15 warrant for each $1 of principal and interest outstanding for each calendar quarter that the obligation remain unpaid dating back to 2004. As such, penalty warrants to acquire 325,811 common shares (giving effect to the December 2005 reverse stock split) were granted to these employees. The warrants can be settled in unregistered shares. (See Note 6 — Classification of Warrants.)
      The Company evaluated the exchange of debt instruments and other consideration in accordance with EITF 96-19 and accounted for the transaction as an extinguishment. The excess consideration totaled $242,676 and was included in loss on extinguishment of debt in the accompanying statement of operations for 2005.
      Subsequent to the aforementioned note issuances, the remaining accrued executive compensation plus imputed interest, totaled $680,484 at September 30, 2005.

4.	NOTES PAYABLE
      During the nine months ended September 30, 2005 the Company borrowed a total of $860,000 under twelve notes payable. The notes bore interest at rates ranging from 5.25% to 10% per annum and had terms of up to two years.
      In September 2005, in connection with the 2005 debt restructuring, the Company agreed to replace notes payable totaling $250,000 borrowed between January 2005 and August 2005 with new long-term notes payable. The new notes bear interest at 10% per annum with principal and accrued interest due by September 2007. Alternatively, in the event the Company raises (i) $10 million in debt or equity financing, 50% of the notes payable balance becomes immediately due and payable or (ii) $20 million, the entire amount becomes immediately due and payable. Upon the issuance of the new notes, the Company granted warrants to acquire the Company’s common stock to the debt holders at the rate of approximately 1/23 warrant for each $1 of principal and interest converted to notes payable. This resulted in the grant of warrants to acquire 10,762 common shares, which expire on March 31, 2006 and are immediately exercisable at $0.0232 per share.
      Additionally, as further inducement to the debt holders, penalty warrants were granted upon the issuance of the notes payable at the rate of approximately 1/23 warrant for each $1 of principal and interest outstanding. As such, penalty warrants to acquire 4,520 common shares were granted. Accordingly, expense approximating $1,000 (based on the estimated fair value of the warrants, as estimated by the Black-Scholes option pricing model) was recorded during the nine months ended September 30, 2005. The warrants can be settled in unregistered shares. (See Note 6 — Classification of Warrants.)

NGTV
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)
September 30, 2005
(Unaudited)
      The Company evaluated the exchange of debt instruments and other consideration in accordance with EITF 96-19 and accounted for the transaction as an extinguishment. The excess consideration totaled $9,322 and was included in loss on extinguishment of debt in the accompanying statement of operations for 2005.
      On August 31, 2005, the Company issued two new notes payable totaling $378,437 and equity instruments valued at approximately $12,000 in connection with the refinancing of $556,399 of accounts payable. The notes bear interest at 10% per annum and mature in September 2007. The equity instruments consisted of 25,631 common shares plus warrants to acquire an aggregate of 52,542 common shares at exercise prices ranging from $0.023 to $13.93. Additionally, as further inducement to the debtholder, warrants were granted upon the issuance of the notes payable at the rate of approximately 1/23 warrant for each $1 of principal and interest outstanding. As such, warrants to acquire 44,814 common shares were granted. The transaction was accounted for as an extinguishment pursuant to EITF 96-19 and a gain on the extinguishment of $117,995 was recognized.

5.	DUE TO RELATED PARTIES
      During the nine months ended September 30, 2005, the Company received $250,000 as loans from a company that is owned by members of the Company’s management and directors. The loans bore interest at the Wall Street Journal prime rate and were due on demand. Such loans were later converted into long-term notes, as discussed below.
      The Company received cash totaling $175,000 from convertible loans from two separate investors in January 2005. The loans bear interest at 10% per annum and are due on demand. The loan holders were entitled to automatically convert to common stock upon the closing of a certain private placement, as defined. Such private placement did not occur, and therefore the conversion feature has expired.
      In September 2005, in connection with the 2005 debt restructuring, the Company replaced related party advances and notes payable totaling $1,077,057. The new notes bear interest at 10% per annum, with principal and interest due by September 2008. Alternatively, in the event the Company raises (i) $10 million in debt or equity financing, 50% of the notes payable balance becomes immediately due and payable or (ii) $20 million, the entire amount becomes immediately due and payable. Upon the issuance of the aforementioned related party long-term notes, the Company granted warrants to acquire common shares at the rate of approximately 1/15 warrant for each $1 of principal and interest. This resulted in the grant of warrants to acquire 69,547 common shares (giving effect to the December 2005 reverse stock split), which expire on March 31, 2006 and are immediately exercisable at $0.0232 per share. Additionally, as further inducement to the debt holders, warrants were granted upon the issuance of the notes payable, pursuant to the above formula. As such, warrants to acquire 197,590 shares were granted to these related parties. Accordingly, expense totaling $41,000 (based on the estimated fair value of the warrants, as estimated by the Black-Scholes option pricing model) was recorded during the nine months ended September 30, 2005. The warrants can be settled in unregistered shares. (See Note 6 — Classification of Warrants.)
      The Company evaluated the exchange of debt instruments and other consideration in accordance with EITF 96-19 and accounted for the transaction as an extinguishment. The excess consideration totaled $162,959 and was included in loss on extinguishment of debt in the accompanying statement of operations for 2005.

NGTV
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)
September 30, 2005
(Unaudited)

6.	EQUITY TRANSACTIONS
      During the nine months ended September 30, 2005, warrants to acquire 1,039,856 common shares were exercised at prices between $0.0023 and $8.47 per share for total consideration of $1,536,828.
      During the nine months ended September 30, 2005, options to acquire 234,659 common shares were exercised at prices between $0.0023 and $0.0232 per share for total consideration of $4,394.
      On August 31, 2005, the Company issued 25,631 common shares plus 52,542 warrants to purchase common shares in connection with the refinancing of certain vendor obligations payable totaling $556,399 into notes payable (see Note 4).
      On September 15, 2005, the Company issued 17,084 common shares to an employee for services performed.
      During the nine-months ended September 30, 2005, the Company granted warrants to acquire 397,789 common shares to employees in connection with the conversion of accrued executive compensation to long-term notes payable (see Note 3).
      During the nine-months ended September 30, 2005, the Company granted warrants to acquire 343,377 common shares to note payable holders in connection with modifications to the terms of those notes. (See Notes 4 and 5).

Classification of Warrants
      In connection with the 2005 Debt Restructuring, the Company issued warrants for the purchase of 724,442 shares of common stock. The warrants have an exercise price of $.001 and expire at dates up to three years. The purchase rights represented by these warrants are exercisable at any time during the term by the surrender of the warrant and by payment in cash, cancellation of debt or by net issue exercise, as defined. The number of shares issuable pursuant to the warrants may be subject to certain adjustments upon certain events as defined, including a recapitalization, among others. The holders of the warrants are entitled to piggyback registration rights in the event the Company determines to register its common shares. There are no penalties or liquidated damages includes in the notes and warrant agreements. Accordingly, the Company has concluded under EITF 01-06 that the warrants are indexed to the Company’s common stock and can be classified within equity pursuant to EITF 00-19. Management considered in its evaluation that the warrants can be settled in unregistered shares (as the Company does not have an unconditional obligation to register its shares) and further, that the Company has sufficient unissued authorized shares available for settlement. The warrants issued in connection with the 2005 Debt Restructuring were all exercised between September 2005 and December 2005.
      Based on the foregoing factors, the Company concluded that the warrant meets the scope exception of paragraph SFAS No. 133 as they are indexed to the Company’s common stock and would be classified within equity (after consideration of the requirements of EITF 00-19).

7.	COMMITMENTS AND CONTINGENCIES

General
      The Company’s commitments and contingencies include the obligations of a producer of programming in the normal course of business. Management believes these matters will not have a material adverse effect, if any, on the Company’s financial position and results of operations.

NGTV
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)
September 30, 2005
(Unaudited)

Capital Leases
      During the nine-month period ended September 30, 2005, the Company acquired property and equipment totaling approximately $666,000 under several capital leases. Such capital leases require total monthly payments approximating $19,000 and terminate at various dates through 2010. Minimum lease payments approximate the following for years ending December 31:

2005	$154,000
2006	233,000
2007	233,000
2008	229,000
2009	222,000
Thereafter	79,000

1,150,000
Less amount representing interest	(504,000)

Present value of net minimum lease payments	646,000
Less current maturities of capital lease obligations	(73,000)

Capital lease obligations, net of current portion	$573,000

Distribution and Initial Programming
      On January 10, 2006, the Company entered into a License Agreement with iN DEMAND L.L.C. (the “iN DEMAND Agreement”) which will serve as the initial US distribution agreement for the Company’s broadcast content. The iN DEMAND Agreement provides that through iN DEMAND L.L.C. (“iN DEMAND”) the Company’s broadcast content will be available for purchase by subscription by cable television viewers in the United States and parts of the Caribbean, as well as Puerto Rico and Guam. iN DEMAND is a multiple system operator providing pay-per-view movies and other programming to consumers through numerous local and regional cable operators throughout the United States. Through the iN DEMAND Agreement the Company’s programming will be available for purchase, by consumers, on a pay-per-view basis, or as part of a Video-On-Demand (“VOD”) or Subscription Video-On-Demand (“SVOD”) basis.
      The iN DEMAND Agreement is in the form of a license to broadcast or “exhibit” the Company’s finished content according to the terms of the iN DEMAND Agreement. The Agreement with iN DEMAND is not exclusive and the Company is negotiating with other cable and satellite distribution companies for additional distribution of the Company’s content in the United States and in foreign markets via cable and satellite television access. The term of the iN DEMAND Agreement is one year, provided that after six months, either party may terminate the Agreement upon sixty days prior written notice.
      Under the Agreement, the Company’s programs will broadcast weekly, in four-hour blocks, on cable television stations on a “Pay Per View” basis, including a VOD basis. Broadcast on a VOD basis means that a subscriber elects to view the Company’s programs on an “on demand basis”, i.e. at the time or times of such individual’s choosing, which are not regularly scheduled times. The suggested retail price of each pay-per-view showing is $4.95. The Company will receive license fees computed as a percent of gross subscriber fees for VOD and non-VOD basis.
      An SVOD Package is a package of programs available to paid subscribers where, for a fixed fee, the subscriber can watch a selection of all or a portion of such programs with “on demand” functions over a set

NGTV
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)
September 30, 2005
(Unaudited)
period of time and as often as desired. With respect to SVOD Package broadcasts, the Company will receive a license fee based on the number of hours of the Company’s programs included in the SVOD package and the number of subscribers to the SVOD Package. The Company’s programs will also be available on an “all day ticket” meaning subscribers can view the programs throughout the day at their convenience.
      The Agreement also provides that iN DEMAND is entitled to certain minimum distribution fees per quarter. In the event the minimum distribution fee is not collected by iN DEMAND based on subscription dollars received for the Company’s content, iN DEMAND will be entitled to draw upon a letter of credit, which the Company must post, to satisfy any shortfall. The Company will not receive any revenues under the iN DEMAND Agreement until the minimum distribution fee per quarter is received by iN DEMAND. Thereafter, the Company will be entitled to its agreed share of revenues under the Agreement.

Uncut Music Videos
      The Company has the rights to broadcast over 5,000 uncut and uncensored music videos, known as “director’s cut” versions. The majority of cable, satellite and network television stations that broadcast music videos are not TV-MA rated and cannot broadcast these uncut versions of popular music videos that often feature profanity, nudity and sexually suggestive materials.
      The Company obtains uncut music videos from the music industry’s biggest record label companies. The Company does not pay for the acquisition of the videos, however the Company is required to pay a nominal royalty fee each time we broadcast a music video. However, one of the record label companies also charges an annual fee of $7,500 for the costs of shipping and reproducing videos they send to the Company. Since the Company anticipates broadcasting few music videos in each block of programming the cost to obtain and broadcast these videos is expected to be insignificant in the Company’s overall production costs.

Other
      In August, 2005, the Company entered into an agreement with an investment bank to undertake an initial public offering during early 2006 (the “2006 Proposed Offering’).

8.	RELATED PARTY TRANSACTIONS
      In February 2004, the Company entered into an agreement for marketing consulting services with an entity in which an officer of the Company is a principal. The Company incurred and paid $310,000 under this agreement through October 2004, when the agreement was terminated. Fees related to such agreement are included in professional services in the accompanying statements of operations for 2004.
      Other related party transactions are discussed elsewhere in the notes to the unaudited condensed financial statements.

9.	SUBSEQUENT EVENTS
      In October 2005, the Company modified the terms of certain long term notes outstanding at the end of the third quarter. Pursuant to the modified terms, effective October 12, 2005, holders are no longer entitled to receive penalty warrants for each quarter that the notes’ principal balance remain unpaid. In exchange for such right, holders received the right to convert their notes into shares of the Company’s common stock at a discount of 33% to the offering price in the 2006 Proposed Offering, as defined. In December 2005, these long-term notes converted to terms identical with the second bridge financing described below.

NGTV
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)
September 30, 2005
(Unaudited)
      Effective October 25, 2005, the Board of Directors and majority shareholders approved an increase in the number of shares of common stock issuable pursuant to the Company’s 2000 Equity Incentive Plan (the “Plan”). The number of shares of common stock issuable under the Plan was increased by 301,334 common shares (giving effect to the December 2005 reverse stock split) described below to a total of 469,784 common shares (giving effect to the December 2005 reverse stock split). Concurrent with the increase in the Plan, options to purchase 223,848 common shares (giving effect to the December 2005 reverse stock split) were issued to employees and consultants of the Company.
      In September, 2005, the Company initiated a bridge financing of notes totaling $1.2 million. The transaction was completed in November 2005. The notes range in principal between $25,000 and $200,000, are unsecured and bear interest at 12% per annum which is payable monthly. The notes carry a mandatory election, whereby upon the closing of the 2006 Proposed Offering, the holder must elect to either be repaid in full and be issued a five-year warrant to purchase the equity securities to be offered at the offering price in the 2006 Proposed Offering, or convert the note into common stock units of the Company (each unit include a share of common stock and a warrant to purchase one-half share) at a discount of 50% to the offering price to the public per common unit in the 2006 Proposed Offering, as defined. Principal and any unpaid accrued interest are due on June 30, 2006. Proceeds from the notes ($100,000 of which were received prior to September 30, 2005) totaled $1,037,000 before investment bankers’ fees and commissions and will be used for working capital purposes. Holders of aggregate principal totaling $1,065,000 in notes have elected to convert into common stock units.
      In November 2005, the Company initiated a second bridge financing of notes up to $6.0 million. The transaction was completed by January 17, 2005 and proceeds from the notes totaled $5.0 million, net of investment bankers’ fees and commissions. The notes vary in principal balance, are unsecured, and bear interest at 10% per annum, which is payable (interest only) monthly. Upon the closing of the 2006 Proposed Offering, the notes will be automatically converted into common stock units at a discount of 33% to the offering price to the public per common unit in the 2006 Proposed Offering, as defined. Principal and any remaining accrued interest are due on July 31, 2006. Proceeds from the notes will be used for working capital purposes.
      In connection with the bridge financings, the Company entered into registration rights agreements which require all related securities to be registered. The Company will be required to issue Post-Maturity Warrants, equal in number to the principal amount of each note, with a term of five years, at an exercise price determined to be at fair market value, in the event the 2006 Proposed Offering is not completed by July 31, 2006. Additionally, in the event that the 2006 Proposed Offering is not completed prior to the maturity date, the notes and related accrued interest will become immediately due and payable.
      In December 2005, the Company’s Board of Directors approved a 23.23 to 1 reverse stock split for common stockholders of record as of December 5, 2005. Common shares outstanding prior to and after the reverse stock split totaled 116,153,273 and 5,000,152, respectively. The reverse stock split has been retroactively reflected in the accompanying financial statements for all periods presented.
      In addition, effective as of November 22, 2005, the Company’s Board of Directors approved and formalized changes to an agreement with a director, pursuant to which the director will receive compensation equal to $4,000 per month as long as he remains on the Board of Directors and was issued an option to purchase 600,000 shares of common stock, and agreed upon accrued compensation equal to an aggregate of $100,000 which is to paid out of future financings. Such amount for past services was accrued at September 30, 2005.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.
Until                     all dealers that effect transactions in these securities, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
6,107,592 Units
NGTV

PROSPECTUS

CAPITAL GROWTH FINANCIAL LLC

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.	Indemnification Of Directors And Officers
      Section 204(a)(10) of the California General Corporation Law (the “CGCL”) permits a corporation to include in its Articles of Incorporation provisions eliminating or limiting the personal liability of directors for monetary damages in an action brought by or in the right of the corporation for breach of a director’s fiduciary duties, except: (a) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (b) for acts or omissions that a director believes to be contrary to the best interests of a company or its shareholders or that involve the absence of good faith on the part of the director; (c) for any transaction for which a director derived an improper benefit; (d) for acts or omissions that show a reckless disregard for the director’s duty to us or our shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to a company or its shareholders; (e) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to us or our shareholders; (f) with respect to certain transactions, or the approval of transactions in which a director has a material financial interest; or (g) expressly imposed by statute, for approval of certain improper distributions to shareholders or certain loans or guarantees.
      Section 317 of the CGSL requires a corporation to indemnify its directors and other agents to the extent they incur expenses in defending lawsuits brought against them by reason of their status as directors or agents, subject to certain limitations. Section 317 also permits a corporation to indemnify its directors and other agents to a greater extent than specifically required by law.
      Section 5 of our Amended and Restated Articles of Incorporation authorizes us to provide indemnification of our agents (as defined in Section 317(a) of the CGSL) to the fullest extent permissible under the California law through bylaw provisions, agreements with our agents, vote of the shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the CGSL. In addition, we are authorized to provide insurance for agents as set forth in Section 317 of the CGSL.
      We provide indemnification to our officers, directors and agents to the full extent permitted under law. Under Article IX, Section 1 of our bylaws there is a mandatory indemnification clause which requires us, to the extent permitted under the CGCL, to indemnify each of our directors and officers against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by their status as directors or agents. In addition, under Article IX, Section 4 of our bylaws, we must purchase and maintain insurance on behalf of any person who is or was an agent of our company against any liability arising out of such person’s status.
      We carry directors’ and officers’ liability insurance covering our directors and officers against liability asserted against or incurred by the person arising out of his or her capacity as an officer or director, including any liability for violations of the Securities Act of 1933 or the Securities Exchange Act of 1934, subject to some exclusions and coverage limitations.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution.
      The estimated expenses of the offering, all of which are to be borne by the Registrant, are as follows:

SEC Filing Fee#	$6,967
Printing Expenses*	$150,000
Accounting Fees and Expenses*	$150,000
Legal Fees and Expenses*	$200,000
Blue Sky Fees and Expenses*	$5,000
Registrar and Transfer Agent Fee*	$10,000
Miscellaneous*	$128,033
Total*	$650,000

#	Paid with the initial filing of this Registration Statement.

*	Estimated. Includes the Registrant’s American Stock Exchange Application Fee of $65,000 that is refundable to the extent of $60,000, if the application is denied.

Item 26. Recent Sales of Unregistered Securities
      The following discussion reflects a 23.23-for-1 reverse common stock split that was effective on December 15, 2005, even though the transaction may have occurred prior to that date.
      The following discussion reflects an assumed initial public offering price of units of $6.00 per unit.
      During the past three years, the Registrant issued the following securities without registration under the Securities Act of 1933, as amended (the “Securities Act”):
      On March 15, 2003, the Registrant granted an option to an employee, Ken Stroscher, under the company’s 2000 Equity Incentive Plan (the “Plan”) to purchase up to 21,524 shares of common stock at an exercise price of $0.0023 per share. The board of directors determined that the exercise price was the fair market value of the common stock on the date of grant, as required by the Plan. Mr. Stroscher was an employee at the time of grant of the option serving the Registrant as Vice President of Production. The option was issued as compensation and not as part of any capital raising transaction. The Registrant relied on the exemption from registration pursuant to Section 4(2) of the Securities Act. There were no underwriting commissions or discounts. On March 15, 2005, the option was exercised in full and 21,524 shares of common stock were issued to Mr. Stroscher pursuant to the exercise. At the time of exercise, Mr. Stroscher was a key employee of the Registrant serving as its Vice President of Production. All certificates for the shares contain a restrictive legend under the Securities Act and the restrictions imposed by the Plan. The issuance of such shares upon exercise of the option was exempt from registration pursuant to Section 4(2) of the Securities Act. The Registrant considers Mr. Stroscher to be sophisticated and to have had access to information about the Registrant at the time of the grant and the exercise. The Registrant believes that Mr. Stroscher acquired the options and the shares without a view to distribution.
      On March 15, 2003, the Registrant granted an option to an employee, Caroline Haney, under the company’s 2000 Equity Incentive Plan (the “Plan”) to purchase up to 24,753 shares of common stock at an exercise price of $0.0023 per share. The board of directors determined that the exercise price was the fair market value of the common stock on the date of grant, as required by the Plan. The Registrant relied on the exemption from registration pursuant to Section 4(2) of the Securities Act. There were no underwriting commissions or discounts. Ms. Haney was an employee at the time of grant of the option serving the Registrant as Vice President of Programming. The option was issued as compensation and not as part of any capital raising transaction. On March 15, 2005, the option was exercised in full and 24,753 shares of common stock were issued to Ms. Haney pursuant to the exercise. At the time of exercise, Ms. Haney was a key employee of the Registrant serving as its Vice President of Programming. All certificates for the shares contain a restrictive legend. The issuance of such shares upon exercise of the option was exempt from registration pursuant to Rule 701 of the Securities Act. The Registrant considers Ms. Haney to be sophisticated and to have had access to information about the Registrant at the time of the grant and the exercise. The Registrant believes that Ms. Haney acquired the options and the shares without a view to distribution.
      On March 15, 2003, the Registrant granted an option to an employee, Lina Ashar, under the company’s 2000 Equity Incentive Plan (the “Plan”) to purchase up to 4,305 shares of common stock at an exercise price of $0.0023 per share. The board of directors determined that the exercise price was the fair market value of the common stock on the date of grant, as required by the Plan and Rule 701 of the Securities Act. The Registrant relied on the exemption from registration pursuant to Rule 701 of the Securities Act. Ms. Ashar was an employee at the time of grant of the option. The option was issued as compensation and not as part of any capital raising transaction. The Registrant was not subject to the reporting requirements of section 13 or 15(d) of the Exchange Act. The aggregate sales price or amount of securities sold in reliance on this section during any consecutive 12-month period during the time of grant did not exceed $1,000,000, 15% of the total assets of the issuer, nor 15% of the outstanding amount of the common stock. On March 15, 2005, the option was exercised in full and 4,305 shares of common stock were issued to Ms. Ashar pursuant to the exercise. At the time of exercise, Ms. Ashar was an employee of the company. All certificates for the shares contain a restrictive legend. The issuance of such shares upon exercise of the option was exempt from registration pursuant to Rule 701 of the Securities Act.
      On July 1, 2003, the Registrant issued 322,858 shares of restricted common stock to Jay Vir, its Chief Executive Officer and a director, for a cash purchase price of $750. There were no underwriting discounts or commissions. The Registrant relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act for the issuance of these shares. There were no underwriting commissions or discounts. Mr. Vir took his shares for investment purposes without a view to distribution and had access to information concerning the Registrant and its business prospects, as required by the Securities Act. In addition, there was no general solicitation or advertising for the acquisition of the shares. All certificates for the shares contain a restrictive legend. The investor was permitted access to our management for the purpose of acquiring investment information. Due to the investor’s status as an officer and director of the Registrant, and his dealings with development companies generally, the Registrant deems the investor sophisticated for the purposes of Section 4(2) of the Securities Act.
      On July 1, 2003, the Registrant issued 172,191 shares of restricted common stock to Kourosh Taj, its Chief Executive Officer and director, for a cash purchase price of $400. There were no underwriting discounts or commissions. The Registrant relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act for the issuance of these shares. There were no underwriting commissions or discounts. Mr. Taj took his shares for investment purposes without a view to distribution and had access to information concerning the Registrant and its business prospects, as required by the Securities Act. In addition, there was no general solicitation or advertising for the acquisition of the shares. All certificates for the shares contain a restrictive legend. The investor was permitted access to our management for the purpose of acquiring investment information. Due to the investor’s status as an officer and director of the Registrant, and his dealings with development companies generally, we deem the investor sophisticated for the purposes of Section 4(2) of the Securities Act.
      On July 1, 2003, the Registrant issued 47,353 shares of restricted common stock to Ken Stroscher, an employee, for a cash purchase price of $110. The Registrant relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act for the issuance of these shares. There were no underwriting commissions or discounts. Mr. Stroscher took his shares for investment purposes without a view to distribution and had access to information concerning the Registrant and its business prospects, as required by the Securities Act. In addition, there was no general solicitation or advertising for the acquisition of the shares. All certificates for the shares contain a restrictive legend. The investor was permitted access to our management for the purpose of acquiring investment information. Due to the investor’s status as a key employee and his dealings with development companies generally, we deem the investor sophisticated for the purposes of Section 4(2) of the Securities Act.
      On July 1, 2003, the Registrant issued 47,353 shares of restricted common stock to Caroline Haney, an employee, for a cash purchase price of $110. The Registrant relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act for the issuance of these shares. There were no underwriting commissions or discounts. Ms. Haney took her shares for investment purposes without a view to distribution and had access to information concerning the Registrant and its business prospects, as required by the Securities Act. In addition, there was no general solicitation or advertising for the acquisition of the shares. All certificates for the shares contain a restrictive legend. The investor was permitted access to our management for the purpose of acquiring investment information. Due to the investor’s status as a key employee and her dealings with development companies generally, we deem the investor sophisticated for the purposes of Section 4(2) of the Securities Act.
      On January 8, 2004, the Registrant issued a Promissory Note to Modena Investments Inc., in the principal amount of $250,000 (the “Modena Note”) in consideration of a cash loan made to the Registrant on that date. The Modena Note included a mandatory conversion feature whereby, upon raising a maximum private offering of $7,000,000 under an Agency Agreement with Standard Securities Capital Corporation, and satisfying certain other conditions, the Modena Note would convert into 386,470 shares of the Registrant’s restricted common stock. On February 12, 2004, the mandatory conversion feature of the Modena Note was satisfied and the Registrant issued 386,470 shares of its restricted common stock in full satisfaction of the Modena Note. All certificates for the shares contain a restrictive legend. The Registrant relied on Section 4(2) of the Securities Act to issue the shares inasmuch as the Registrant did not engage in general solicitation or advertising in making this offering, the acquirer was an accredited investor, the acquirer was permitted access to the Registrant’s management for the purpose of acquiring investment information, and the loan was made for investment purposes without a view to distribution. There were no underwriting commissions or discounts.
      On January 16, 2004, the Registrant issued a Promissory Note to HJG Partnership in the principal amount of $250,000 (the “HJG Note”) in consideration of a cash loan made to the Registrant on that date. The HJG Note included a mandatory conversion feature whereby, upon raising a minimum private offering of $5,000,000 under an Agency Agreement with Standard Securities Capital Corporation, and satisfying certain other conditions, the HJG Note would convert into the Registrant’s Units offered in the offering at the offering price. The Registrant relied on Section 4(2) of the Securities Act to issue the HJG Note inasmuch as the Registrant did not engage in general solicitation or advertising in making this offering, the acquirer was an accredited investor, the acquirer was permitted access to the Registrant’s management for the purpose of acquiring investment information, and the loan was made for investment purposes without a view to distribution. There were no underwriting commissions or discounts. The mandatory conversion feature was satisfied and the HJG Note was converted into Units in the private offering described below on February 12, 2004.
      On February 12, 2004, the Registrant issued 242,100 shares of restricted common stock to each of Gene Simmons LLC, Richard Abramson LLC, and Allan Brown, in consideration of cancellation of loans previously made to the Registrant in the aggregate of $150,000. Gene Simmons LLC is a limited liability company wholly owned by Gene Simmons, a director and Chairman of the board. Richard Abramson LLC is a limited liability company wholly owned by Richard Abramson, a director. Allan Brown is a director and our Chief Executive Officer. The Registrant relied on Section 4(2) of the Securities Act to issue the shares inasmuch as the Registrant did not engage in general solicitation or advertising in making this offering, the offerees are accredited investors, and the offerees or the persons who control and own them, occupy an insider status relative to the Registrant that affords them effective access to the information registration would otherwise provide. There were no underwriting commissions or discounts. All certificates for the shares contain a restrictive legend.
      On February 12, 2004, the Registrant granted 98,175 options to each of Gene Simmons, Richard Abramson and Allan Brown, all directors of the Registrant, with vesting over eighteen months and exercise prices of $0.0232 per share. The options were granted in consideration of each individual’s agreement to serve on the Registrant’s board of directors. The options were also granted in consideration of an Executive Employment Agreement entered into as of February 12, 2004 with respect to Allan Brown and Richard Abramson, and in consideration of a Consulting and Licensing Agreement with respect to Gene Simmons. The Registrant relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act for the issuance of these options. They all took their options for investment purposes without a view to distribution and had access to information concerning the Registrant and its business prospects, as required by the Act. In addition, there was no general solicitation or advertising for the acquisition of the options or the purchase of the Registrant’s shares upon their exercise. The investors were permitted access to our management for the purpose of acquiring investment information. Due to the investors’ status as directors and their dealings with development companies generally, the Registrant deems the investors sophisticated for the purposes of Section 4(2) of the Act. There were no underwriting commissions or discounts. The options were fully exercised by each director as follows: 36,816 were exercised on December 7, 2004, 16,363 were exercised on April 28, 2005, and 44,997 were exercised on September 16, 2005. The Registrant issued shares of its common stock pursuant to the foregoing option exercises on the dates indicated. In each case, they all took their shares for investment purposes without a view to distribution and had access to information concerning the Registrant and its business prospects, as required by the Act. In addition, there was no general solicitation or advertising for the purchase of the Registrant’s shares. All certificates for the shares contain a restrictive legend. The investors occupy an insider status relative to the Registrant that affords them effective access to the information registration would otherwise provide. The investors were permitted access to our management for the purpose of acquiring investment information. Due to the investors’ status as directors, the Registrant deems the investors sophisticated for the purposes of Section 4(2) of the Securities Act.
      On February 12, 2004, the Registrant closed a private offering of its securities, issuing 987,982 Units to nineteen individual accredited investors at a price of $7.0852 per Unit, with each Unit consisting of one share of common stock and a one-year warrant to purchase one-half of one share of common stock at an exercise price of $8.479 per share. As a result of the offering, the Registrant received $6.4 million in cash and $650,000 from the conversion of debt for a total of $7 million. The Registrant relied on Section 506 of the Securities Act to issue the securities, inasmuch as the units were sold without any form of general solicitation or general advertising and sales were made only to accredited investors. In February and March 2005, certain warrants underlying the Units were exercised resulting in the issuance of 179,263 shares of common stock resulting in cash proceeds to the Registrant of $1,519,934.83. The issuance of shares upon exercise of the warrants underlying the Units was exempt from registration pursuant to Section 506 of the Securities Act. The remaining warrants issued in connection with the foregoing Units expired without exercise.
      In connection with the February 12, 2004 private offering, the Registrant issued a one-year Compensation Option to Standard Securities Capital Corporation, as placement agent for the private offering, entitling the agent to purchase up to 98,799 Units at an exercise price of $7.0852 per Unit. The Compensation Option expired on February 12, 2005 without exercise. The issuance of the Compensation Option to the agent was exempt from registration pursuant to Section 506 of the Securities Act.
      On May 10, 2004, the Registrant issued 157,081 shares of its common stock to Keith Stein, an individual accredited investor, as compensation for consulting services. The shares were issued pursuant to an exemption from registration provided by Rule 506 of Regulation D, as they were issued without any form of general solicitation or general advertising and Mr. Stein qualified as an accredited investor.
      On May 19, 2004, the Registrant issued a total of 50,645 Units to two individual accredited investors, Craig Berube and Joseph Reekie, at a price of $7.8982 per Unit, with each Unit consisting of one share of common stock and a one-year warrant to purchase one-half of one share of common stock at an exercise price of $9.292 per share. The warrants expired without exercise in May 2005. As a result of the offering, the Registrant received $400,000 in cash. The Registrant relied on Section 506 of the Securities Act to issue the securities, inasmuch as the Units were sold without any form of general solicitation or general advertising and sales were made only to accredited investors.
      In July and August, 2004, the Registrant issued a total of 46,554 Units to five individual accredited investors, including Robert Erickson, Harold M. Wolkin, Eryan Corporation, Richardson & Patel LLP, and Arshia Harrison Refoua, at a price of $8.5951 per Unit, with each Unit consisting of one share of common stock and a one-year warrant to purchase one-half of one share of common stock at an exercise price of $10.2212 per share. All warrants expired without exercise in July and August 2005. As a result of the offering, the Registrant received approximately $346,000 in cash and $54,000 from the conversion of debt for a total of $400,000. The Registrant relied on Section 506 of the Securities Act to issue the securities, inasmuch as the units were sold without any form of general solicitation or general advertising and sales were made only to accredited investors.
      On August 10, 2004, the Registrant issued 148,198 penalty warrants to the investors in the February 12, 2004 private offering. The Registrant became obligated to issue the penalty warrants as a result of failing to complete a going public transaction by that date. The penalty warrants were issued to the nineteen individual accredited investors with an exercise price of $0.0023 per share. All penalty warrants were exercised on March 10, 2005. The issuance of the penalty warrants, and the issuance of 148,198 shares upon exercise, were exempt from registration under the Securities Act pursuant to Section 506 of the Securities Act, inasmuch as the penalty warrants and the penalty shares were issued pursuant to the February 12, 2004 private offering without any form of general solicitation or general advertising and sales were made only to accredited investors.
      On October 27, 2004, the Registrant issued five-year warrants to two individual accredited investors, Ikza Holding Corporation and Hunter World Markets, Inc., in connection with a one-year bridge loan made to the Registrant in the amount of $150,000. The warrants authorize the holder to purchase up to an aggregate of 10,762 shares of common stock at an exercise price of $3.1361 per share. The Registrant relied on Section 506 of the Securities Act to issue the securities, inasmuch as the warrants were sold without any form of general solicitation or general advertising and sales were made only to accredited investors.
      On December 23, 2004, the Registrant issued a two-year warrant to an individual accredited investor, BTR Global Growth Trading Limited, in connection with a demand bridge loan made to the Registrant in the amount of $150,000. The warrant grants the holder the right to purchase up to 11,848 shares at an exercise price of $6.3302 per share. The Registrant relied on Section 506 of the Securities Act to issue the securities, inasmuch as the warrants were sold without any form of general solicitation or general advertising and sales were made only to accredited investors.
      On August 31, 2005 the Registrant issued 25,631 shares of our common stock to its attorneys, Richardson & Patel LLP, and granted a two-year warrant to purchase up to 25,631 shares of common stock at an exercise price of $7.5962 per share with respect to half of the warrant shares and an exercise price of $13.9264 per share with respect to the other half of warrant shares, plus warrants to acquire 26,912 shares at $0.23 per share. The shares and the warrant were issued in exchange for legal services rendered in connection with both capital raising transactions and non-capital raising transactions. These legal services had a value of approximately $556,000. The Registrant issued these securities in reliance on Section 4(2) of the Securities Act. There was no form of general solicitation or general advertising undertaken and, as the Registrant’s legal counsel, the acquirer occupies a status that affords it effective access to the information registration would otherwise provide. There were no underwriting commissions or discounts.
      In July 2005, the Registrant offered two-year promissory notes (the “July Note Offering”) with warrants. For every dollar accepted under the July Note Offering, a warrant was issued initially equal to the right to purchase one share of common stock for every dollar invested (whether in new money or in conversion of past due debt or obligations). The number of warrants increased every quarter after the date of the investment until the note is repaid in full. A total of $1,003,437 in notes were issued in connection with the July Note Offering to nine accredited investors. A total of 76,584 warrants were issued to the investors with an exercise price of $0.0023 per share, all of which were exercised between the months of July and October, 2005. All warrant certificates have since been amended precluding any further increase in number, and accordingly no warrants remain outstanding under the July Note Offering. As a result of the offering, the Registrant received approximately $495,000 in cash and $505,000 from the conversion of debt for a total of $1,003,437. The Registrant relied on Section 506 of the Securities Act to issue the securities, inasmuch as the warrants were sold and exercised without any form of general solicitation or general advertising and sales were made only to accredited investors.
      In September 2005, the Registrant offered three-year promissory notes (the “September Note Offering”) with warrants. For every dollar accepted under the July Note Offering, a warrant was issued initially equal to the right to purchase one and a half shares of common stock for every dollar invested (whether in new money or in conversion of past due debt or obligations). The number of warrants increased every quarter after the date of the investment until the note is repaid in full. A total of $2,023,723 in notes were issued in connection with the September Note Offering to six investors; Jay Vir, Kourosh Taj, Caroline Haney, Ken Stroscher, SAB 1, LLC, and Lower East Capital Partners. A total of 664,927 warrants were issued to the investors with an exercise price of $0.0023 per share, all of which were exercised in September and October, 2005. All warrant certificates have since been amended precluding any further increase in number, and accordingly no warrants remain outstanding under the September Note Offering. As a result of the offering, the Registrant received no cash and $2,023,723 from the conversion of short term or past due debt for a total of $2,023,723. The Registrant relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act for the issuance of these warrants. There were no underwriting commissions or discounts. They all took their warrants for investment purposes without a view to distribution and had access to information concerning the Registrant and its business prospects, as required by the Act. In addition, there was no general solicitation or advertising for the acquisition of the notes and warrants or the purchase of the Registrant’s shares upon their exercise. The investors were permitted access to our management for the purpose of acquiring investment information. Due to the investors’ access to the Registrant and their dealings with development companies generally, the Registrant deems the investors sophisticated for the purposes of Section 4(2) of the Securities Act.
      On September 23, 2005, the Registrant issued 17,084 shares of common stock to Richard David, its Chief Financial Officer, as compensation for services rendered. The Registrant determined that the value of the services provided was approximately $10,804. We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act for the issuance of these shares. There were no underwriting commissions or discounts. Mr. David took his shares for investment purposes without a view to distribution and had access to information concerning the Registrant and its business prospects, as required by the Securities Act. In addition, there was no general solicitation or advertising for the acquisition of the shares. All certificates for the shares contain a restrictive legend. The investor was permitted access to our management for the purpose of acquiring investment information. Due to the investor’s status as Chief Financial Officer and his dealings with development companies generally, we deem the investor sophisticated for the purposes of Section 4(2) of the Securities Act.
      On September 28, 2005, the Registrant initiated a private offering of notes in connection with a $1,000,000 bridge financing (the “First Bridge”). Under the terms of the First Bridge, the Registrant issued and sold $1,200,000 of 12% unsecured convertible promissory notes (the “First Bridge Notes”). The First Bridge Notes bear interest at the rate of 12% per annum, and are due and payable June 30, 2006 (the “First Bridge Maturity Date”). The offering was completed on October 26, 2005. The First Bridge Notes contained the following payment and conversion options. Upon issuance of the notes, the holder had the option to convert the outstanding principal amount of, and any accrued and unpaid interest on, its note, into the securities to be issued and sold in the Registrant’s initial public offering of securities resulting in not less than $20,000,000 of gross proceeds to the Registrant (the “IPO”) at a conversion price equal to 50% of the price of such securities. Accordingly, the notes were eligible to be converted into the units offered by the Registrant under the prospectus included in this Registration Statement. In lieu of the conversion alternative, the holder may elect to (a) have all principal and any accrued and unpaid interest paid out of the proceeds of the initial public offering and (b) receive from the Registrant, a five-year warrant (the “IPO Warrant”) to purchase a number of units (identical to the units offered hereby) equal to (1) the outstanding principal amount of the note plus accrued and unpaid interest, divided by (2) the initial unit offering price to the public, exercisable at the offering price to the public. The holders of the First Bridge Notes under their terms were required to make their election as to conversion or repayment of the Notes prior to the filing of this Registration Statement. The holders of First Bridge Notes in the principal amount of $1,062,500 have elected to convert their Notes into the units and to have such units registered in this offering, and the holders of First Bridge Notes in the principal amount of $137,500 have elected to not have their units registered in this offering. The Second Bridge Holders that elected to not include their units in this Registration Statement each received an additional warrant to purchase one half share of common stock. Simultaneously with the effectiveness of this Registration Statement, all of the First Bridge Notes will convert into 400,000 units at 50% discount to the offering price to the public. Accordingly, 354,172 units covered by the prospectus included in this Registration Statement and offered by the selling security holders arise from the conversion of the First Bridge Notes. The

Registrant relied on Section 506 of the Securities Act to issue the securities, inasmuch as the notes were sold and converted into units without any form of general solicitation or general advertising and sales were made only to accredited investors. In connection with the First Bridge, Capital Growth Financial, LLC, a registered broker-dealer, acted as placement agent. Capital Growth Financial, LLC received a commission equal to 10% of the gross proceeds of that offering, $1,200,000, plus reimbursement for actual out-of-pocket expenses, in the amount of $17,606.29.
      On October 13, 2005, the Registrant initiated a private offering of notes in connection with a $6,000,000 bridge financing (the “Second Bridge”). Under the terms of the Second Bridge, the Registrant issued and sold $5,785,000 of 12% unsecured convertible promissory notes (the “Second Bridge Notes”). The Second Bridge Notes bear interest at the rate of 10% per annum, payable monthly, and are due and payable in full on July 31, 2006 (the “Second Bridge Maturity Date”). The offering was completed on January 17, 2006. The Second Bridge Notes contained a mandatory conversion feature whereby, in the event that, prior to the Maturity Date, the Registrant completes an initial public offering of securities resulting in gross proceeds of at least $20,000,000 to the Registrant (the “IPO”), the Notes will automatically convert at the effectiveness of the IPO into securities of the type offered in the IPO (the “IPO Securities”) at a 33% discount to the initial offering price to the public. The conversion feature of the Second Bridge Notes is mandatory in connection with the IPO. Accordingly, all of the $5,785,000 of Second Bridge Notes issued to investors in the Second Bridge are being converted into units in connection with the Registrant’s offering of the units under the prospectus included in this Registration Statement. 1,153,888 units covered by the prospectus included in this Registration Statement and offered by the selling security holders arise from the conversion of the First Bridge Notes. However, the holders of $1,169,488 worth of Second Bridge Notes, 292,362 units, elected to not register their units in this offering. The Registrant relied on Section 506 of the Securities Act to issue the securities, inasmuch as the notes were sold and converted into units without any form of general solicitation or general advertising and sales were made only to accredited investors. In connection with the Second Bridge, Capital Growth Financial, LLC, a registered broker-dealer, acted as placement agent. Capital Growth Financial, LLC, received a commission equal to 10% of the gross proceeds of that offering, $5,785,000, plus an expense allowance equal to 2% of the gross offering proceeds of the Second Bridge. Simultaneously with the effectiveness of this Registration Statement, the Second Bridge Notes will convert into 1,153,888 units at a 33% discount to the offering price to the public. The Second Bridge Holders that elected to not include their units in this Registration Statement each received an additional warrant to purchase one half share of common stock.
      On October 12, 2005, the holders of $3,288,095 in the aggregate of notes issued pursuant to the July Note Offering and the September Note Offering, agreed to convert all principal and accrued interest under said notes into new notes on substantially the same terms and conditions as the notes offered for sale in the Second Bridge Offering, described above (the “Conversion Notes”). We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act for the issuance of these notes. There were no underwriting commissions or discounts. The investors took the notes for investment purposes without a view to distribution and had access to information concerning the Registrant and its business prospects, as required by the Securities Act. In addition, there was no general solicitation or advertising for the acquisition of the notes. All certificates for the notes contain a restrictive legend. The investor was permitted access to our management for the purpose of acquiring investment information. Upon the effectiveness of the Registration Statement $3,288,095 of the Conversion Notes will convert to 807,024 units at a 33% discount to the offering price to the public. Of such units, 432,865 units are included in this Registration Statement. The balance of 389,161 units are not registered in this Registration Statement. The holders of such units that are not registered received an additional warrant to purchase one half share of common stock.
      On October 25, 2005, the Registrant granted an option to purchase an aggregate of 210,935 shares of common stock at an exercise price of $2.5855 per share, to five employees; Caroline Haney, Richard David, Natasha Hamidi, Ariel Sinson and Troy Hardy, and an option to purchase 12,915 shares of common stock at an exercise price of $2.5855 per share, to a consultant, Addison Adams, a partner of Richardson & Patel LLP, legal counsel to the Registrant. The options were granted under the Company’s 2000 Equity Incentive Plan (the “Plan”). The board determined that the exercise price was the fair market value of the common stock on the date of grant, as required by the Plan and Rule 701 of the Securities Act. The Registrant relied on the exemption from registration pursuant to Rule 701 of the Securities Act. The recipients were employees (or consultants) at the time of grant of the options. The options were issued as compensation and not as part of any capital raising transaction. The Registrant was not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. The aggregate sales price or amount of securities sold in reliance on this Section during any consecutive 12-month period during the time of grant did not exceed $1,000,000, 15% of the total assets of the issuer, nor 15% of the outstanding amount of the common stock.
Item 27. Exhibits.

No.		Exhibit

1	.1*	Form of Underwriting Agreement.
1	.2*	Form of Selling Shareholder Agreements.
3.1		Second Amended and Restated Articles of Incorporation of NGTV (formerly NETGROUPIE), as amended by the first amendment to Second Amended and Restated Articles of Incorporation of NGTV.
3.2		Bylaws of NGTV (formerly NETGROUPIE), together with all amendments and restatements thereto.
4	.1*	Form of Lock Up Agreement executed by Officers and Directors and 10% or greater Shareholders.
4.2		Investor Rights Agreement, as subsequently amended, dated February 12, 2004, between NGTV and the investors named therein.
4.3		Right of First Refusal and Co-Sale Agreement dated February 12, 2004, between NGTV and the investors named therein.
4.4		Voting Agreement, as subsequently amended, dated February 12, 2004, between NGTV and the investors named therein and Mr. Kourosh Taj, Mr. Jay Vir, and Gene Simmons LLC, Mr. Allan Brown, and Richard Abramson LLC.
4.5		Voting Agreement dated February 12, 2004 between Gene Simmons LLC, Mr. Allan Brown and Richard Abramson LLC and Mr. Keith Stein.
4.6		Anti-Dilution Agreement, dated February 12, 2004, between NGTV and Gene Simmons LLC, Mr. Allan Brown and Richard Abramson LLC and certain investors named therein.
4.7		Form of One-Time Waiver of Registration Rights for Initial Public Offering, dated September 9, 2005, between NGTV and certain investors named in the Investor Rights Agreement.
4.8		Form of One-Time Waiver of Registration Rights for Initial Public Offering, dated September 9, 2005, between NGTV and certain purchasers named in the Note and Warrant Purchase Agreement.
4.9		Form of One-Time Waiver of Registration Rights for Initial Public Offering dated September 9, 2005, between NGTV and various holders of Registration Rights.
4.10		Stock Option Agreement between NGTV and Mr. Gene Simmons, dated February 12, 2004.
4.11		Stock Option Agreement between NGTV and Mr. Allan Brown, dated February 12, 2004.
4.12		Stock Option Agreement between NGTV and Mr. Richard Abramson, dated February 12, 2004.
4.13		Form of Common Stock Purchase Warrant issued by NGTV to Hunter World Markets, Inc. and IKZA Holding Corp. dated October 27, 2004.
4	.14*	Form of Warrant issued by NGTV to the Underwriter.
4.15		Form of Common Stock Certificate.
4	.16*	Form of Public Warrant underlying the Unit.
4.17		Form of 12% Unsecured Promissory Note issued by NGTV, pursuant to the $1 million dollar offering.
4.18		Form Of 10% Convertible Promissory Note issued by NGTV, pursuant to the $5 million dollar offering.
4.19		Form of Common Stock Purchase Agreement, dated February 12, 2004, between NGTV and Gene Simmons LLC, Mr. Allan Brown, and Richard Abramson LLC.

No.		Exhibit

4	.20*	Form of Warrant Agreement.
4.21		Form of 10% Debt Conversion Note.
4.22		Form of Registration Rights Letter.
5		Legal Opinion of Richardson & Patel, LLP.
10.1		Consulting Agreement, between NGTV and Mr. Richard Abramson, dated July 28, 2004.
10.2		Employment Agreement, between NGTV and Mr. Allan Brown, dated February 12, 2004.
10.3		Consulting Agreement dated as of December 19, 2005 between NGTV and Big Fish Marketing, Inc.
10.4		Employment Agreement, between NGTV and Mr. Richard David, dated March 14, 2005.
10.5		Consulting and License Agreement, between NGTV and Mr. Gene Simmons, dated February 12, 2004.
10.6		Employment Agreement, as amended, between NGTV and Mr. Kourosh Taj, dated July 1, 2003.
10.7		Employment Agreement, as amended, between NGTV and Mr. Jay Vir, dated July 1, 2003.
10.8		Property Lease Agreement, as amended, between SAB1, LLC and 9944 Santa Monica, LLC, dated January 20, 2004.
10.9		Assignment of Lease dated October 20, 2004 among NGTV, SAR1, LLC and 9944 Santa Monica, LLC.
10.10		Equipment Lease Agreement, between NGTV and Avid Financial Services, dated June 23, 2005.
10.11		NGTV 2000 Equity Incentive Plan, as amended.
10.12		Form of Note and Warrant Purchase Agreement, dated as of July 15, 2005 between NGTV and purchasers named therein.
10.13		Agreement between the Registrant and Al Cafaro dated as of November 1, 2005.
10	.14#	License Agreement by and between NGTV and iNDEMAND L.L.C. dated January 10, 2006.
10.15		Form of Interview Consent and Release.
10.16		Form of Participant Release.
10.17		Form of Performance Consent.
10.18		Form of Interview Consent and Release.
11		Earnings Per Share.
14.1		Code of Business Conduct and Ethics, adopted February 1, 2006.
23.1		Consent of Squar, Milner, Reehl & Williamson, LLP.
23.2		Consent of Richardson & Patel, LLP (included in Exhibit 5).
99	.1*	Audit Committee Charter.

#	Confidential treatment requested as to portions of the Exhibit.

*	To be filed by amendment.
Item 28. Undertakings.
      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      (2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      (3) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(d) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
      (4) To provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.
      (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Form S-1 to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Beverly Hills, State of California on the 3rd day of February 2006.

NGTV
a California corporation

By:	/s/ Allan I. Brown

Allan I. Brown, Chief Executive Officer and Director

By:	/s/ Jay Vir

Jay Vir, Co-President and Director

By:	/s/ Kourosh Taj

Kourosh Taj, Co-President and Director

By:	/s/ Richard J. David

Richard J. David, Chief Financial Officer and Chief Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities with NGTV and on the dates indicated.

Dated: February 3, 2006	/s/ Richard Abramson Richard Abramson, Director

Dated: February 3, 2006	/s/ Allan I. Brown Allan I Brown, Director

Dated: February 3, 2006	/s/ Al Cafaro Al Cafaro, Director

Dated: February 3, 2006	/s/ Patrick Dovigi Patrick Dovigi, Director

Dated: February 3, 2006	/s/ Gene Simmons Gene Simmons, Director

Dated: February 3, 2006	/s/ Kourosh Taj Kourosh Taj, Director

Dated: February 3, 2006	/s/ Jay Vir Jay Vir, Director